UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Humana Inc. 500 West Main Street Louisville, Kentucky 40202

(Top Photo: Kurt Hilzinger; Bottom Photo: Bruce Broussard)

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc., to be held on Thursday, April 18, 2024, beginning at 1:00 p.m., Eastern Time in a virtual setting with live audio webcast that will be accessible at www.virtualshareholdermeeting.com/HUM2024. A recording of the Annual Meeting will be available on our Investor Relations website within 48 hours after the meeting. For further information on how to participate in the meeting, please refer to the “Frequently Asked Questions” section within this proxy statement.

This proxy statement contains information about our Company and the six proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of U.S. Securities and Exchange Commission (SEC) rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about March 8, 2024. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, even if you are unable to join us, we urge you to still exercise your right as a stockholder and vote by telephone, mail or using the Internet. The vote of every stockholder is important.

This proxy statement is being mailed or transmitted on or about March 8, 2024, to our stockholders of record as of February 29, 2024.

2023 Reflections

For our Company and our stakeholders, 2023 was a dynamic and challenging year as we found ourselves responding to significant and unanticipated increase in medical cost trends in the Medicare Advantage (MA) industry. Throughout the year, we leveraged our commitment to cost discipline, working tirelessly to offset the impact of these trends through areas such as administrative cost containment and productivity initiatives. Despite our efforts, we were ultimately unable to fully offset these trends as they continued to accelerate in the fourth quarter, resulting in 2023 earnings growth that failed to meet our expectations. Like you, we were disappointed in the Company’s closing financial performance. Still, we do not want this setback to overshadow the advancement of our long-term strategy in 2023 - achieving strong growth in our individual MA, Medicaid and CenterWell businesses, progress made across the enterprise to grow our industry leading MA and senior focused value-based care platforms and maintain our industry leading quality and customer satisfaction scores to name just a few.

Insurance. The strength of our core insurance operations remains clear. In 2023, we grew our individual MA membership by over 840,000, and continued our leadership in putting members first - evidenced again in our strong Star Ratings for 2024, with 94 percent of our members in plans rated 4 stars or higher, 61 percent in plans rated 4.5 or 5 stars, and 37 percent of all 5-star MA membership in a Humana plan. And our strong organic Medicaid growth continues - we implemented contracts in Ohio and Louisiana in 2023 and look forward to beginning to serve members in both Indiana and Oklahoma in 2024 - reflecting our strong operating model and ability to deliver unique value to communities.

CenterWell. The growth of both our primary care and value-based home health businesses continues. In primary care, we now operate nearly 300 centers serving over 294,000 patients, which represents year over year growth of 26 percent and 19 percent, respectively. And we have further expanded our value-based home care models, now covering 843,500 of our MA members under a value-based payment model covering home health, DME and infusion services. And with this growth, we continue to unlock opportunities for our health plan members to utilize our healthcare services assets, which leads to better outcomes, greater satisfaction, and higher customer retention.

As your Board of Directors, we take our responsibilities very seriously and are committed to representing our stockholder’s interests to deliver sustainable results over the long-term. As the Company continues to navigate a complex and dynamic period of change in the MA industry in the near-term, we still believe in the strong fundamentals and significant value proposition of MA and remain focused on both margin recovery and advancing our industry leading MA and senior focused value-based care platforms to position the Company for long-term success. At the same time, the Board continues to observe comprehensive corporate governance practices, working together closely as we execute on our CEO transition plan, engaging with stockholders to understand and be responsive to your perspectives, and providing active oversight to assist the Company in advancing its strategic vision.

On behalf of the Board, thank you for your investment and continued confidence in Humana’s success.

Kurt J. Hilzinger Chairman of the Board and Stockholder March 8, 2024	Bruce D. Broussard Director, Chief Executive Officer and Stockholder March 8, 2024

Notice of 2024 Annual Meeting of Stockholders

Time and Date:	1:00 p.m., Eastern Time, on Thursday, April 18, 2024

Location:	www.virtualshareholdermeeting.com/HUM2024

Agenda:

1.  Elect the eleven (11) director nominees named in the proxy statement.

2.  Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024.

3.  Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

4.  Approve amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law.

5.  Approve amendment to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirement in connection with certain transactions.

6.  Consider and vote upon the stockholder proposal set forth in this proxy statement, if properly presented at the meeting.

7.  Consider any other business properly brought before the meeting.

Record Date:	February 29, 2024. Humana stockholders of record at the close of business on that date will be entitled to vote.

Proxy Voting:

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•  BY INTERNET

•  BY TELEPHONE

•  BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

•  BY VOTING DURING THE ANNUAL MEETING

See instructions on your proxy card or at the voting site (www.proxyvote.com).

By Order of the Board of Directors,

Joseph M. Ruschell

Vice President, Associate General Counsel & Corporate Secretary

March 8, 2024

Proxy Summary	i

Company Overview	1

Proposal One: Election of Directors	4

Corporate Governance	15

Humana’s Impact	27

Director Compensation	41

Stock Ownership Information	44

Compensation Discussion and Analysis	47

Organization & Compensation Committee Report	66

Executive Compensation	67

Certain Transactions with Management and Others	82

Audit Committee Report	83

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm	85

Proposal Three: Non-Binding Advisory Vote with Respect to the Compensation of the Company’s Named Executive Officers	86

Proposal Four: Approve Amendment to the Company’s Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company as Permitted by Delaware Law	87

Proposal Five: Approve Amendment to the Company’s Restated Certificate of Incorporation to Eliminate Supermajority Voting Requirement in Connection with Certain Transactions	89

Proposal Six: Stockholder Proposal on Simple Majority Vote	91

Frequently Asked Questions	93

Incorporation by Reference	100

Additional Information	100

Annex I	A-I-1

Annex II	A-II-1

Annex III	A-III-1

Proxy Summary

General Information

Meeting:	2024 Annual Meeting of Stockholders	Place:	www.virtualshareholdermeeting.com/HUM2024

Date:	Thursday, April 18, 2024

Time:	1:00 p.m., Eastern Time

Record Date:	February 29, 2024

How to Vote Your Shares

You may vote if you were a stockholder as of the close of business on February 29, 2024.

Online www.proxyvote.com	By Mail Complete, sign, date, and return your proxy card in the envelope provided

By Phone Call the phone number located on the top of your proxy card	During the Meeting Attend our virtual annual meeting and cast your vote using the webcast voting options

Voting Overview

Items of Business		Board Recommendation	Page Reference
1.	Elect the eleven (11) director nominees named in the proxy statement.	FOR	4
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024.	FOR	85
3.	Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.	FOR	86
4.	Approve amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law.	FOR	87
5.	Approve amendment to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirement in connection with certain transactions.	FOR	89
6.	Consider and vote upon the stockholder proposal set forth in this proxy statement, if properly presented at the meeting.	AGAINST	91
7.	Consider any other business properly brought before the meeting.

Board of Directors Nominees

Name	Position	Age	First Elected Director
Kurt J. Hilzinger	Chairman of the Board, Independent Director	63	07/2003
Bruce D. Broussard	Director, Chief Executive Officer	61	01/2013
Raquel C. Bono, M.D.	Independent Director	67	09/2020
Frank A. D’Amelio	Independent Director	66	09/2003
David T. Feinberg, M.D.	Independent Director	61	03/2022
Wayne A.I. Frederick, M.D.	Independent Director	52	02/2020
John W. Garratt	Independent Director	55	02/2020
Karen W. Katz	Independent Director	67	09/2019
Marcy S. Klevorn	Independent Director	64	02/2021
Jorge S. Mesquita	Independent Director	62	02/2021
Brad D. Smith	Independent Director	59	09/2022

i	Humana | 2024 Proxy Statement • Proxy Summary

Company Overview

Headquartered in Louisville, Kentucky, Humana Inc. (NYSE: HUM) is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. We operate under two distinct segments: Insurance and CenterWell – a simple structure that we believe creates greater collaboration across the Insurance and CenterWell businesses and will accelerate work to centralize and integrate operations within the organization. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. As of December 31, 2023, we had approximately 16.9 million members in our medical benefit plans, as well as approximately 4.9 million members in our specialty products.

Our Strategy

We are committed to addressing the most important health needs of our millions of medical and specialty insurance members and health services patients. Our Insurance segment delivers products that aim to provide affordable, high-quality access to medical, dental, hearing, vision, and prescription drug care to our members. Our CenterWell segment delivers health services to customers from a variety of payors, including Humana, in what we consider the most significant areas of influence for managing chronic conditions and total cost of care. These include primary care, home health, and pharmacy solutions. Together these offerings, underpinned by leading data, analytics, clinical quality, and commercial capabilities, enable us to deliver solutions that promote wellness and advance population health.

The core franchise of our business is Medicare Advantage, which is one of the fastest growing and most attractive segments of healthcare. We aim to sustainably and profitably grow this business over the long-term by leveraging several differentiated capabilities in our Insurance segment, including our leadership in value-based care arrangements, our leading clinical quality as evidenced by our consistently high Star Ratings performance, our first-mover advantage in interoperability, data, and analytics solutions, and our award-winning customer experience. We also have an attractive diversification of insurance offerings across product offerings (medical, dental, vision, hearing, prescription drug), and customer segments (Medicare Advantage, Medicaid, and Military). We also realize that in our complex industry effective partnership is required to meet the needs of our diverse customers. We have a proud history of partnering with multiple stakeholders, including our government partners at the Centers for Medicare & Medicaid Services (CMS), state insurance and Medicaid administrations, distribution and channel partners, care delivery providers, technology companies, and retailers to name just a few.

Our CenterWell segment includes health service offerings of significant scale and scope across primary care, home health, and pharmacy solutions. These capabilities are poised to benefit from secular tailwinds and become an increasingly important piece of the enterprise’s overall revenue and profitability profile. These businesses also expand our addressable market by serving patients from multiple health plans and Original Medicare in addition to Humana health plan members. And most importantly, these businesses enable us to participate directly in the areas of highest influence for successful proactive management of disease progression. As a result, we are able to lower avoidable hospital admissions (and readmissions) and lower inappropriate ER utilization while improving net promoter score (NPS) and quality scores relative to competitive benchmarks.

While our businesses have attractive revenue, margin, and growth profiles in their own right, the collection of assets we’ve assembled at meaningful scale position us to create a new kind of integrated care delivery with the power to address our customers’ most significant needs that impede simpler health care and better health by (i) making care more predictable, understandable, and affordable, (ii) addressing medical, behavioral, and social needs, and (iii) delivering care whenever and wherever our customers need it. We understand that health care is complicated and navigating the system can be a confusing and daunting task. This is particularly true for vulnerable populations, which tend to over index in the markets we serve. That is one of the principal reasons why Humana continues to enhance its integrated care delivery strategy in key areas to enable a better and more seamless locally delivered health care experience for our members.

We also understand we operate in an increasingly competitive environment, and as such, we are continually focused on better understanding and addressing the unmet needs that matter the most to our customers. We call this delivering “human care.” Human care separates Humana from other traditional healthcare companies, demonstrating that our approach is more caring, personalized, and simple. We do this by (i) listening to our customers, (ii) establishing strong partnerships with trusted individuals who are involved in their care, such as providers and caregivers, (iii) developing technologies and other solutions that offer convenient and easy ways for them to engage with their health, and (iv) leveraging data, analytics, and digital solutions to improve how they engage and interact with us.

Finally, we aim to be responsible stewards, driven by sustainable organic growth, expense discipline, and accretive M&A. We also plan to continue to innovate with our government partners to advance the Medicare Advantage and Medicaid programs to deliver great outcomes for our members and patients and great value to the taxpayer in one of the finest examples of public/private partnership in the country. And last, and most fundamental to our strategy, is the continual focus on nurturing the culture of the Company and engagement of our associates, which power all of our efforts to deliver the best health and simplest experience possible for the members and patients we are privileged to serve.

Company Overview • 2024 Proxy Statement | Humana	1

Our Values

As our industry has evolved, so has our Company, and our values reflect who we are today. While we have always been grounded in our purpose of helping people, we introduced “health first” in 2023 as our evolved purpose, unifying us in our mission of providing simple, personalized and integrated care to all those we serve. It guides our actions as we execute on our strategy and gives us an edge in a competitive environment. When we do it well, our business thrives, our associates are engaged and our customers experience human care.

Our purpose comes alive in clear and simple values that are expressed in unique ways each day. By being caring, curious and committed, our associates reflect who we are and how we show up each day. These values drive behaviors that help our associates put health first for themselves, each other and the people they serve.

Caring	Curious	Committed
Create an environment where people feel valued, respected and are treated with kindness.	Work and learn together creating the best solutions for the people we serve.	To fulfill our purpose, take bold action to impact the lives of people and transform the healthcare industry.
• Empathize and actively listen • Build trust, safety and equitable opportunities • Care for the whole person	• Pursue diverse perspectives • Create value through innovating simple, quality experiences • Integrate our work across the enterprise	• Deliver our commitments with excellence • Be a good steward of our resources and time • Elevate our agility

2	Humana | 2024 Proxy Statement • Company Overview

Our Performance

Our 2023 performance reflected the emergence of a complex and dynamic period of change in the Medicare Advantage industry. While we made strong progress in advancing our senior focused, value-based care platforms and positioning the Company for success over the long-term, we were also confronted with unprecedented increases in medical cost trends that we were ultimately unable to fully offset, resulting in final financial performance below our expectations.

2023 Business and Financial Performance Results

•	Reported diluted earnings per common share (EPS) of $20.00 on a Generally Accepted Accounting Principles (GAAP) basis and Adjusted EPS of $26.09. *

•	Returned approximately $2.0 billion to our stockholders in the form of dividends and stock repurchases.**

•

Grew our individual Medicare Advantage membership by 843,300 members, representing 18.5% growth over fiscal year 2022. The Company continues to demonstrate individual MA membership growth above the industry average, with a three-year compound annual growth rate of 11%.

•

Remained the industry-leader in Star Ratings among our publicly traded peers for the sixth consecutive year, with 94% of our Medicare Advantage members enrolled in 4-star and above contracts,*** 61% of members in 4.5 and 5-star contracts, and four of our contracts receiving a 5-star rating.

Stockholder Dividends	3-Year EPS Comparison

The footnotes below are referenced throughout this proxy statement.

*

Please refer to Annex III to this proxy statement for a reconciliation of non-GAAP to GAAP financial measures. We encourage each stockholder to read our full financial statements for year the ended December 31, 2023 contained in our Annual Report on Form 10-K, filed with the SEC on February 15, 2024.

**	Stock repurchases includes $73 million in connection with employee stock plans.
***	Membership totals in MA plans with 4+ Star Rating reflect membership as of October 2023 when Star Ratings were released by the Centers for Medicare & Medicaid Services (CMS).

Company Overview • 2024 Proxy Statement | Humana	3

Proposal One

Election of Directors

The Board of Directors of the Company, in accordance with the provisions of the Company’s Restated Certificate of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be eleven (11). The directors are elected to hold office until the Annual Meeting of Stockholders in 2025 and until a qualified successor is elected.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by the proxy granted to Messrs. Hilzinger and Broussard may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 1, 2024.

Name	Age	Position	First Elected Director
Kurt J. Hilzinger	63	Chairman of the Board, Independent Director	07/2003
Bruce D. Broussard	61	Director, Chief Executive Officer	01/2013
Raquel C. Bono, M.D.	67	Independent Director	09/2020
Frank A. D’Amelio	66	Independent Director	09/2003
David T. Feinberg, M.D.	61	Independent Director	03/2022
Wayne A.I. Frederick, M.D.	52	Independent Director	02/2020
John W. Garratt	55	Independent Director	02/2020
Karen W. Katz	67	Independent Director	09/2019
Marcy S. Klevorn	64	Independent Director	02/2021
Jorge S. Mesquita	62	Independent Director	02/2021
Brad D. Smith	59	Independent Director	09/2022

Vote Required and Recommendation of the Board of Directors

A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the Annual Meeting and Shares voting “abstain” or broker non-votes have no effect on the election of directors. Under the Company’s Majority Vote Policy, following a director’s initial election to our Board of Directors, the director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED HEREIN, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

4	Humana | 2024 Proxy Statement • Proposal One

Director Attributes and Qualifications

The Nominating, Governance & Sustainability Committee (“Committee”) regularly evaluates the skills and experiences necessary to ensure that our Board represents a diverse group of individuals with a range of skills, experiences and expertise to oversee the Company’s long-term business strategy, operations, and risks. This analysis includes the identification of the non-exhaustive list set forth below of (i) core attributes that are expected of our directors, and (ii) substantive areas of expertise indicating specific skills, experience or qualifications most closely aligned to our strategic priorities. On an annual basis, the Committee holistically assesses each director nominee, and the Board as a whole, to ensure that an appropriate balance of skills, experiences, and backgrounds are represented on our Board.

Core Director Attributes	Substantive Areas of Expertise
● Independent under our Corporate Governance Guidelines, as well as meeting the independence requirements of, as applicable, the NYSE, SEC, and IRS	● Public company experience in position of CEO, CFO or COO (including oversight/supervisory experience of persons in such positions)
● External public company board service is limited (maximum of three for a non-CEO director; maximum of one for a CEO director – in each case, not including the Company)	● Corporate governance (including Board of Directors experience, sustainability, and environmental, social and related-governance (ESG))
● Risk oversight ability with respect to the particular skills of the individual director	● Health care industry experience (including clinical practice)
● Understanding of and experience with complex public companies or like organizations	● Information technology and digital innovation; data privacy; and cybersecurity
● Standing and reputation in the individual’s field	● Government relations, public policy and regulatory experience
● Ability to work collegially and collaboratively with other directors and our management team	● Marketing and consumer insights (including product design and growth models);
● A commitment to diversity, equity and inclusion (DEI)	● Financial oversight (including capital markets experience)
● High integrity and ethical standards	● Capital allocation and corporate transactions

The Committee further assesses each director nominee’s ability to devote sufficient time and effort to his or her duties as a director, his or her willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. This annual assessment may also incorporate responses, as appropriate, from the Board’s annual individual self-evaluations. More information about the Board self-evaluation process can be found in the section entitled “Board Evaluation Practices.” The director nominee analysis also helps to determine whether a nominee would meet the criteria for independence set forth in the Corporate Governance Guidelines established by the Board and in accordance with independence requirements of the NYSE and the SEC.

The following matrix summarizes the most significant skills, attributes and experiences represented on our diverse, knowledgeable, and experienced Board. More information about each director can be found in the section entitled “Director Nominee Biographies.”

Public Company CEO, CFO, or COO Experience	✓	✓	✓	✓	✓		✓	✓			✓

Financial Oversight	✓	✓	✓	✓	✓		✓	✓			✓

Corporate Governance	✓	✓		✓	✓		✓	✓	✓		✓

Healthcare Industry Experience	✓	✓	✓	✓	✓	✓				✓

Capital Allocation and Corporate Transactions	✓	✓		✓	✓		✓	✓			✓

IT/Digital; Data Privacy; Cyber		✓			✓				✓		✓

Marketing/Consumer Insights		✓			✓			✓	✓	✓	✓

Government Relations/ Public Policy		✓	✓	✓		✓

Strategy Development	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Risk Assessment	✓	✓	✓	✓	✓		✓	✓	✓		✓

Sustainability/ESG		✓	✓	✓	✓	✓			✓	✓	✓

Proposal One • 2024 Proxy Statement | Humana	5

Board Composition and Refreshment

The Committee and the Board follow a thoughtful refreshment process to ensure the Board composition best reflects the most appropriate mix of skills and experiences to perform strong oversight of the Company’s strategic priorities. The Committee and the Board strive to maintain a balance of tenure on the Board. Longer-serving directors bring valuable experience and a deep understanding of our complex business and industry, along with a historical perspective of our long-term successes, challenges and business cycles, and how these past experiences may inform our current strategy. Newer directors are also critical to the advancement of our strategy, bringing new skills and experiences and contributing fresh perspectives. The Board has established a policy that non-employee directors must retire at the first annual meeting following his or her seventy-third birthday. To encourage director refreshment, there are no exemptions or conditions in this policy.

As further shown below, our Board has undergone significant refreshment in recent years. Since January 2017, ten new directors have been appointed to our Board. Eight of those directors are standing for election this year, all of whom are independent and joined the Board since 2019, deepening the Board’s C-Suite experience, financial expertise, healthcare industry experience, technology expertise, consumer perspective, and public policy expertise while also building on the Board’s focus on diversity.

In addition, during 2022 and 2023 our Board refreshed the leadership and composition of our Nominating, Governance & Sustainability Committee, Organization & Compensation Committee, and Technology Committee. The Board also formed our Clinical Quality Committee, as the Board continues to adapt its work and oversight as we advance the Company’s strategy.

Regarding diversity, our Company and our Board actively promote and foster a culture of inclusion and diversity to enable an environment where the unique characteristics, backgrounds and beliefs of our teammates can drive the groundbreaking, strategic thinking that gives our Company its competitive edge in a diverse marketplace.

Our Board does not establish specific goals with respect to diversity; rather, the Board’s diversity is a consideration in the overall director nomination process and is a component of the overall assessment of the Board’s composition and effectiveness. Under the Nominating, Governance & Sustainability Committee Charter, the Board has further committed to include, and require any third-party search firm that it engages to include, candidates with diversity of race, ethnicity and gender in the slate of candidates considered by the Committee and/or the Board for nomination to the Board.

6	Humana | 2024 Proxy Statement • Proposal One

The illustrations below depict independence, age, tenure and diversity represented in the current composition of our director nominees.

Director Independence	Director Age Distribution	Board Tenure

91%	62 Years	6.67 Years Average director tenure 73% Of directors have served < 5 years 27% Of directors have served 10 ≥ years, including our CEO
Of our directors are independent and we have an independent Chairman of the Board (10 of 11 directors)	Average age of director nominees (Age Range: 52 – 67)

Gender Representation	Race/Ethnicity Representation
27%	18%
Of our directors are women (3 of 11 directors)	Of our directors are racially and/or ethnically diverse (2 of 11 directors)	(Based on service as of March 1, 2024)

Identifying Nominees for Directors

The Board has delegated an established screening process for director nominees to the Nominating, Governance & Sustainability Committee, with counsel from our Chairman, our Chief Executive Officer, and outside consultants as appropriate. The goal of the screening process is to assemble a group of potential board members with deep, varied experience, sound judgment, and commitment to the Company’s success.

The Committee receives notice of potential candidates through any of the following avenues: (i) Board self-identification; (ii) third-party recommendations; and (iii) stockholder recommendations. While director nominees may be presented to the Board for consideration by the Committee through any of these methods, the Board is ultimately responsible for assessing the needs of the Board, appointing candidates to the Board, and nominating candidates for election by our stockholders at our annual meeting. Once the Committee has compiled its group of suitable candidates and conducted appropriate diligence, it then meets with the Board to review the candidates for further consideration.

Board Self-Identification. The Committee regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. It also annually assesses the director qualification criteria to ensure the Board has appropriate skill composition aimed at the Company’s long-term business strategy, operations, risks, thought and perspective. As a result, the Committee may recommend to the Board a need for an additional director, Board refreshment for certain requisite skills and qualifications, and/or suggest the replacement of an existing director for other credible reasons.

Third-Party Recommendations. From time to time, the Committee engages a professional third-party search firm to assist the Board of Directors and the Committee in identifying and recruiting candidates for Board membership.

Stockholder Nominees. The policy of the Committee is to consider stockholder recommendations for candidates for membership on the Board as described above under “Identifying Nominees for Directors.” In addition, stockholders may nominate candidates for election to the Board of Directors in accordance with the specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, then click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance,” and then click on the link entitled, “Bylaws.” A summary of these provisions, which include customary provisions for the inclusion of candidates in our proxy statement (proxy access) is included in the “Frequently Asked Questions” section within this proxy statement under the caption “What is the due date for stockholder nominees for director for the Company’s 2025 Annual Meeting.”

Proposal One • 2024 Proxy Statement | Humana	7

Board of Directors Nominee Determination

At the recommendation of the Nominating, Governance & Sustainability Committee, the Board has nominated eleven (11) individuals for this year’s election. The Board believes that each director nominee possesses and demonstrates the character, integrity, independence, business judgment and all other requisite skills, qualifications and attributes necessary to effectively (i) act in the best interests of the Company and its stockholders and (ii) exercise active and independent oversight of the of the Company’s management team, business affairs and assets. As a group, the director nominees create a diverse, knowledgeable and experienced Board with strong executive experience; financial expertise; knowledge and experience in healthcare; expertise in information systems; protection and digital innovation; and consumer orientation necessary to oversee the Company’s business and the execution of our strategy.

We believe that the current Board members have a deep commitment to the Company’s success, as evidenced by the key qualifications, skills, experiences and diversity of backgrounds of each director described below. The information given in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

8	Humana | 2024 Proxy Statement • Proposal One

Director Nominee Biographies

Kurt J. Hilzinger	White Male, Age 63 Director since 2003

Chairman of the Board Independent Director

Kurt J. Hilzinger was initially elected to the Board in July 2003, and was elected Chairman of the Board effective January 1, 2014. Mr. Hilzinger served as Lead Director from August 2010 until his appointment as Chairman. Mr. Hilzinger is a Partner at Court Square Capital Partners, an independent private equity firm, having held this position since November 2007. At Court Square, Mr. Hilzinger focuses principally on investments in the healthcare industry. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; having previously served as President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, and as Executive Vice President and Chief Operating Officer from August 2001 to October 2002. Mr. Hilzinger also serves on the Board of Directors of Outlook Therapeutics, Inc. and several privately held companies.

Other Public Boards: 1
Committees
• No Committee Roles

The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

Bruce D. Broussard	White Male, Age 61 Director since 2013
Director, Chief Executive Officer Other Public Boards: 1

Bruce D. Broussard, Chief Executive Officer, joined Humana in 2011. Under his leadership, Humana has created an integrated care delivery model centered on improving health outcomes, driving lower costs, enhancing quality, and providing a simple and personalized member experience. With its holistic, human care approach, Humana is dedicated to improving the health of the communities it serves by making it easier for people to achieve their best health.

Bruce brings to Humana a wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers and dental networks. Prior to joining Humana, Bruce was Chief Executive Officer of McKesson Specialty/US Oncology, Inc. US Oncology was purchased by McKesson in December 2010. At US Oncology, Bruce served in a number of senior executive roles, including Chief Financial Officer, President, Chief Executive Officer and Chairman of the Board.

Bruce plays a leadership role in key business advocacy organizations such as the Business Council, and the American Heart Association CEO Roundtable. He is a member of the Board of Directors of HP Inc. and is a member and previous chair of AHIP. Additionally, Bruce serves on the Board of the Trust for the National Mall, a nonprofit philanthropic partner of the National Park Service dedicated to restoring and preserving the National Mall.

Committees
• No Committee Roles

The Board believes that Mr. Broussard’s wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers, and dental networks, as well as his in-depth knowledge of the Company’s operations, finances and strategy, brings valuable insight to the Board.

Proposal One • 2024 Proxy Statement | Humana	9

Raquel C. Bono, M.D.	Asian Female, Age 67 Director since 2020
Independent Director Other Public Boards: 1

Raquel C. Bono, M.D., was initially elected to the Board in September 2020. Dr. Bono is a Principal at RCB Consulting having held this position since October 2019. Dr. Bono most recently served as Chief Health Officer at Viking Cruises from November 2020 until her retirement in December 2023. Prior to Viking Cruises, Dr. Bono, a board-certified trauma surgeon and retired Vice Admiral, U.S. Navy Medical Corps, previously served as the Chief Executive Officer and Director for the Defense Health Agency (DHA). In this capacity, Dr. Bono led a joint, integrated combat support agency that enables all branches of the U.S. military medical services to provide health care services to combatant commands in times of both peace and war. Dr. Bono integrated an unprecedented $50 billion worldwide health care enterprise for the Army, Navy, Air Force, and Marine Corps, composed of 50 hospitals and 300 clinics that provide care to 9.5 million military personnel, oversaw the Department of Defense deployment of the electronic health record, and facilitated the collaboration between the largest federated health systems of the Department of Defense and Department of Veterans Affairs (VA). An American College of Surgeons (ACS) Fellow since 1991, Dr. Bono served on the ACS Board of Governors and the Governors Health Policy and Advocacy Workgroup. She has been honored with the Defense Distinguished Service Medal, three Defense Superior Service Medals, four Legion of Merit Medals, two Meritorious Service Medals, and two Navy and Marine Corps Commendation medals. Dr. Bono currently serves on the Board of Directors of Alcon, Inc.

Committees
• Audit • Clinical Quality

The Board believes that Dr. Bono’s decorated military service and distinguished and successful career in trauma surgery and healthcare administration bring an important perspective to Humana’s Board and further contribute to its strategic composition. Dr. Bono’s extensive operational expertise and discipline in managing and advancing healthcare delivery systems will be vital as the Company continues to evolve its clinical and care delivery strategies.

Frank A. D’Amelio	White Male, Age 66 Director since 2003
Independent Director Other Public Boards: 3

Frank A. D’Amelio was initially elected to the Board in September 2003. Mr. D’Amelio was formerly Executive Vice President, Chief Financial Officer at Pfizer Inc. having held this position from January 2022 until May 2022. Mr. D’Amelio began his career at Pfizer in 2007 and since then has held various roles of increasing responsibility, including, SVP & Chief Financial Officer (September 2007-December 2010), Executive Vice President, Business Operations and Chief Financial Officer (January 2011-October 2018) and Chief Financial Officer and Executive Vice President, Global Supply (November 2018-December 2021). Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Chief Operating Officer of Lucent Technologies Inc. from February 2006 to November 2006. From May 2001 until January 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the Board of Directors of Zoetis, Inc., Hewlett Packard Enterprises and Catalent, Inc.

Committees
• Audit (Chair)
• Nominating, Governance & Sustainability

The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

10	Humana | 2024 Proxy Statement • Proposal One

David T. Feinberg, M.D.	White Male, Age 61 Director since 2022
Independent Director Other Public Boards: 1

David T. Feinberg, M.D., was initially elected to the Board in March 2022. Dr. Feinberg is Chairman of Oracle Health, where he is committed to making healthcare more accessible, affordable, and equitable. His work advances thought leadership and strategy related to unleashing the healing power of data through an open and connected healthcare ecosystem. Previously, Dr. Feinberg served as President and Chief Executive Officer and member of the Board of Directors of Cerner Corporation (Cerner), which is now Oracle Health. In that role Dr. Feinberg focused on delivering tools and technology to help caregivers optimize the health of their patients and communities.

Dr. Feinberg joined Cerner from Google, where he held the position of Vice President of Google Health since 2019 and led Google’s worldwide health efforts, bringing together groups from across Google and Alphabet that used artificial intelligence, product expertise and hardware to tackle some of healthcare’s biggest challenges, and was responsible for organizing and innovating Google’s various healthcare initiatives. Prior to Google, he served as President and CEO of Geisinger Health where he led an operational turnaround, and pushed the use of new platforms and tools, including an IT system called a Unified Data Architecture that allowed the company to integrate big data into existing data analytics and management systems. During his Geisinger tenure, Dr. Feinberg also introduced programs and services to put a greater focus on precision medicine and better patient care. Prior to Geisinger, Dr. Feinberg worked at UCLA for more than 20 years and served in a number of leadership roles, including President, CEO and Associate Vice Chancellor of UCLA Health Sciences, Vice Chancellor and CEO for the UCLA Hospital System, and CEO of UCLA’s Ronald Reagan Medical Center.

Dr. Feinberg earned his undergraduate degree at the University of California, Berkeley. He graduated with distinction from the University of Health Sciences/Chicago Medical School. He completed an internship in pediatrics at Loyola University Medical Center, and residency and fellowship training in psychiatry, addiction psychiatry, and child and adolescent psychiatry at the UCLA School of Medicine. He earned a Master of Business Administration from Pepperdine University. Dr. Feinberg is a member of the Alpha Omega Alpha Medical Honor Society, a Distinguished Fellow of American Psychiatric Association and received the Cancro Academic Leadership Award from the American Academy of Child & Adolescent Psychiatry. Dr. Feinberg also serves on the Board of Directors of Douglas Emmett Inc.

Committees
• Clinical Quality (Chair) • Nominating, Governance & Sustainability

The Board believes that Dr. Feinberg’s experience leading healthcare organizations focused on leveraging technology and digital innovation to improve clinical care, including public and private companies, brings valuable insights to the Board and further contribute to its strategic composition. Dr. Feinberg’s clinical background, patient-centric mindset, operating experience, and expertise in guiding systems transformations qualify him to offer key perspectives as the Company continues to advance the integration of its clinical systems and care models to improve the customer experience and reduce costs.

Proposal One • 2024 Proxy Statement | Humana	11

Wayne A. I. Frederick, M.D.	Black Male, Age 52 Director since 2020
Independent Director Other Public Boards: 3

Wayne A. I. Frederick, M.D., was initially elected to the Board in February 2020. Dr. Frederick is the President Emeritus of Howard University, having previously served as the 17th President from July 2014 - September 2023, and is the distinguished Charles R. Drew Professor of Surgery at the Howard University College of Medicine. He is also a practicing cancer surgeon at Howard University Hospital. Prior to that Dr. Frederick served as Howard University’s Interim President (elected October 2013) after serving as Provost and Chief Academic Officer for more than a year. Following his post-doctoral research and surgical oncology fellowships at the University of Texas MD Anderson Cancer Center, Dr. Frederick began his academic career as Associate Director of the Cancer Center at the University of Connecticut. Upon his return to Howard University, his academic positions included Associate Dean in the College of Medicine, Division Chief in the Department of Surgery, Director of the Cancer Center and Deputy Provost for Health Sciences. He also earned a Master of Business Administration degree from Howard University’s School of Business in 2011. Dr. Frederick is a fellow of the American College of Surgeons (ACS) and belongs to numerous surgical and medical organizations, including, the ACS’ Academy of Master Surgeon Educators, the American Surgical Association and the National Academy of Medicine. Dr. Frederick also serves on the Board of Directors of Agostini Limited, Insulet Corporation, Workday, Inc. and Mutual of America Life Insurance Co. in addition to a few other privately held companies and charitable organizations.

Committees
• Organization & Compensation (Chair) • Clinical Quality

The Board believes that Dr. Frederick’s exemplary career as a leader in medical research, healthcare academics and business administration brings valuable insights to the Board to assist in the advancement of its strategic healthcare goals. Dr. Frederick’s extensive healthcare and disease management background will be instrumental to our company’s relationships with our members and our physician partners, as Humana continues to innovate in the area of health data analytics.

John W. Garratt	White Male, Age 55 Director since 2020
Independent Director Other Public Boards: 2

John W. Garratt was initially elected to the Board in February 2020. Mr. Garratt was formerly the President and Chief Financial Officer of Dollar General Corporation, having held this position from September 2022 to June 2023. Mr. Garratt joined Dollar General in October 2014 as Senior Vice President, Finance & Strategy and subsequently served as Interim Chief Financial Officer from July 2015 to December 2015 and most recently served as Executive Vice President and Chief Financial Officer from December 2015 to September 1, 2022. Prior to joining Dollar General, Mr. Garratt held various positions of increasing responsibility with Yum! Brands, Inc., one of the world’s largest restaurant companies, between May 2004 and October 2014, holding leadership positions in corporate strategy and financial planning. Mr. Garratt served as Vice President, Finance and Division Controller for the KFC division and earlier for the Pizza Hut division and for Yum Restaurants International between October 2013 and October 2014. Mr. Garratt also served as the Senior Director, Yum Corporate Strategy, from March 2010 to October 2013, reporting directly to the corporate Chief Financial Officer and leading corporate strategy as well as driving key cross-divisional initiatives. Mr. Garratt served in various other financial positions at Yum from May 2004 to March 2010. Prior to his career at Yum! Brands, Mr. Garratt served as Plant Controller for Alcoa Inc. between April 2002 and May 2004, and held various financial management positions at General Electric from March 1999 to April 2002. He began his career in May 1990 at Alcoa, where he served for approximately nine years. Mr. Garratt also serves on the Board of Directors of Papa John’s International, Inc. and Cracker Barrel Old Country Store, Inc.

Committees
• Investment (Chair) • Audit

The Board believes that Mr. Garratt’s substantial executive leadership at large public companies, combined with his extensive experience in key areas of finance, accounting, strategic planning and business analytics, supplement existing expertise essential to the Board‘s oversight function as Humana continues to evolve its population health and care delivery strategies. Mr. Garratt’s contributions to organizations across varied consumer-based industries further qualifies him to offer key perspectives as the Company enhances products and capabilities for our members.

12	Humana | 2024 Proxy Statement • Proposal One

Karen W. Katz	White Female, Age 67 Director since 2019
Independent Director Other Public Boards: 2

Karen W. Katz was initially elected to the Board in September 2019. Ms. Katz was most recently interim CEO of Intermix, LLC from June 2022 to December 2022. Prior to Intermix, Ms. Katz served as the President and CEO of Neiman Marcus Group LTD LLC from 2010 to February 2018. Neiman Marcus Group is an international multibrand omni-channel retailer whose portfolio of brands includes Neiman Marcus, Bergdorf Goodman and MyTheresa. Having joined Neiman Marcus in 1985, Ms. Katz served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores. Ms. Katz currently serves on the Board of Directors of Under Armour, Inc. and The RealReal, Inc.

Committees
• Nominating, Governance & Sustainability (Chair) • Organization & Compensation

The Board believes that Ms. Katz is an extremely accomplished executive with deep experience and a demonstrated commitment to understanding, and meeting, the needs of customers by maintaining a personalized experience enabled by digital transformation. She brings a holistic approach to customer service, including acumen for employing technology to advance service delivery, combined with demonstrated success in growing business through forward thinking leadership, providing valuable perspective and expertise to the Board.

Marcy S. Klevorn	White Female, Age 64 Director since 2021
Independent Director Other Public Boards: 2

Marcy S. Klevorn was initially elected to the Board in February 2021. Ms. Klevorn was formerly the Chief Transformation Officer of Ford Motor Company from May 2019 until her retirement in October 2019. In this role, she accelerated the company’s transformation by helping to refine its corporate governance systems, facilitate faster adoption of agile teams across the business and ensure process improvements across the enterprise. She also facilitated strategic partnerships with key technology partners and supported the company’s diversity efforts. Having joined Ford Motor Company in 1983, Ms. Klevorn served in key executive and leadership roles within the company’s information technology organization including Director of the Office of the Chief Information Officer and Group Vice President of Information Technology. Ms. Klevorn also served as Executive Vice President and President of Ford Smart Mobility LLC, a division of Ford Motor Company, where she oversaw certain acquisitions and other investments and helped to accelerate the company’s plans to design, build, grow and invest in emerging mobility services and global data insight and analytics. Ms. Klevorn currently serves on the Board of Directors of Northern Trust Corporation and Cerence Inc. in addition to a few privately held companies.

Committees
• Technology (Chair) • Audit

The Board believes that Ms. Klevorn’s extensive executive experience and leadership in digital innovation and systems transformation brings valuable insights to the Board as the Company continues to enhance its technology-driven platforms for members and providers. Ms. Klevorn’s deep understanding of information technology, cyber security, and systems management and infrastructure, combined with her proven ability to connect systems to strategy execution qualify her to provide key insights in the Company’s consumer-focused approach to care.

Proposal One • 2024 Proxy Statement | Humana	13

Jorge S. Mesquita	White Male, Age 62 Director since 2021
Independent Director Other Public Boards: 1

Jorge S. Mesquita was initially elected to the Board in February 2021. Mr. Mesquita was formerly Chief Executive Officer of BlueTriton Brands from July 2021 until March 2022. In this role Mr. Mesquita led the company’s initiatives to expand market leadership, advance commitment to sustainability and environmental stewardship and to realize the potential of the company’s portfolio of water brands.

Prior to joining BlueTriton Brands, Mr. Mesquita was formerly the Executive Vice President, Worldwide Chairman, Consumer of Johnson & Johnson (J&J) from December 2014 until February 2019, where he was responsible for increasing the competitiveness of J&J’s consumer business through a comprehensive transformational strategy. In this role, Mr. Mesquita served on J&J’s Executive Committee and led the Consumer Group Operating Committee. Prior to that, Mr. Mesquita spent 29 years with The Procter & Gamble Company (P&G), where he held various roles leading P&G consumer product business units. During his tenure at P&G, Mr. Mesquita served as Group President – New Business Creation and Innovation from March 2012 until June 2013, Group President – Special Assignment from January 2012 until March 2012, Group President, Global Fabric Care from 2007 to 2011 and President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007. Mr. Mesquita currently serves on the Board of Directors of Mondelez International, Inc.

Committees
• Investment • Technology

The Board believes that Mr. Mesquita’s proven experience in leading business units for significant global, consumer-oriented companies provides a valuable perspective to Humana’s Board and further contribute to its strategic composition. Mr. Mesquita’s forward-thinking, transformational mindset and strong track record of building and marketing global brands, developing consumer insight-driven innovation capabilities, and driving strong, profitable growth will be essential as the Company continues to create seamless consumer experiences and help its members achieve their best health.

Brad D. Smith	White Male, Age 59 Director since 2022
Independent Director Other Public Boards: 1

Brad D. Smith was initially elected to the Board in September 2022. Mr. Smith is the President of Marshall University, having held this position since January 2022. Prior to joining Marshall, Mr. Smith was Executive Chairman of the Board of Intuit Inc. from January 2019 until January 2022 and Chairman from January 2016 until January 2019, following 11 years as Intuit’s President and CEO from January 2008 until December 2018. Mr. Smith began his career at Intuit in February 2003, and prior to his time as President and CEO, he served in various leadership positions within the company. Prior to joining Intuit, Mr. Smith held several executive positions with ADP, where he served from 1996 to 2003. Mr. Smith holds a Bachelor of Business Administration degree from Marshall University and a Master’s degree in Management from Aquinas College. Mr. Smith currently serves on the Board of Directors of Amazon.com, Inc.

Committees
• Organization & Compensation • Technology

The Board believes that Mr. Smith’s executive leadership experience and business acumen in driving transformation through data-driven decision making, rapid experimentation, and customer focus bring valuable perspectives to the Board. Mr. Smith’s deep operating experience and ability to innovate across all organizational layers, while also being mission driven and health equity oriented, will be vital as the Company continues to grow its core Medicare Advantage business, drive operational efficiencies, and mature and further integrate its healthcare services offerings.

14	Humana | 2024 Proxy Statement • Proposal One

Corporate Governance

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and ensuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. In addition, our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance” subcategory and then click on the link entitled “Corporate Governance Guidelines.”

Role of the Board and Board Leadership

Role of the Board

The business of the Company is managed under the direction of the Board, whose members are elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be in the best interests of Humana and its stockholders, while engaging in active and independent oversight of the management of the Company’s business affairs and assets. In order to fulfill its responsibilities to the Company’s stockholders, the Board, both directly and through its committees, regularly engages with management to both evaluate the Company’s current operations and encourage the innovations and strategic imperatives that will drive our success in the future. The Board monitors management performance through reviews of the most critical issues facing the Company, including approval of the Company’s strategy and mission, execution of the Company’s financial and operational goals, oversight of risk management, succession planning, and determination of executive compensation. The Board plans for the future by ensuring management focuses on innovation in our strategy to meet the speed of change in our industry and monitoring the Company’s human capital management functions, working closely with the management team to ensure the Company has the correct levels of talent in place – within each business segment – for continued success in present and future states of the Company.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC. While the Board has established committees designated for various oversight functions, it is common practice for committees to collaborate on overlapping issues.

Board of Directors Oversees Management of Major Risks

• Regulatory & Public Policy • Legal	• Succession Planning • Strategic Execution	• Brand Reputation • Investment Objectives	• Cybersecurity • Data Governance	• Financial • Clinical Quality

Committees of the Board of Directors

Audit • Financial Statement integrity and reporting • Legal, regulatory and compliance • Internal controls • Cybersecurity risk oversight	Organization & Compensation • Executive and non-executive compensation policies and practices • Succession planning • Human capital management	Nominating, Governance & Sustainability	Technology • Information security, technology, privacy & data protection • Company IT strategy and consumer facing technology	Investment • Investment objectives and policies • Investment results and performance evaluation	Clinical Quality • Clinical management • Healthcare quality
• Governance structure and processes • Legal and policy matters • Stockholder concerns • Board refreshment • ESG oversight

Management

Business units identify and manage business risks; Central functions design risk framework (setting boundaries and monitoring risk appetite); and Internal Audit provides independent assurance on design and effectiveness of internal controls and governance processes.

Corporate Governance • 2024 Proxy Statement | Humana	15

The Company’s Enterprise Risk Management (ERM) governance structure consists of oversight from the Board and the Audit Committee (in collaboration with material risks overseen by other committees), and implementation through the Company’s management team utilizing a three lines of defense model to delegate responsibility for critical risk management processes across the business functions and operational areas, as well as risk management, compliance, and internal audit teams.

Humana’s first line of defense consists of business areas and operational teams across the Company, and is responsible for identifying, assessing, mitigating, monitoring, and managing risk within their respective areas. The Company’s Enterprise Risk Management and Regulatory Compliance departments represent the Company’s second line of defense. These teams are led by Humana’s Chief Legal Officer (CLO), to whom the Chief Risk Officer (CRO) and Chief Compliance Officer (CCO) each report and lead the Enterprise Risk Management and Regulatory Compliance functions, respectively. Humana’s Internal Audit Consulting Group (IACG) represents the third line of defense, which provides independent and objective assurance to senior management and the Board regarding first and second line risk management functions, internal control systems, and governance processes.

The Board and each Committee receive updates no less than quarterly, with the CRO, CCO, and IACG updating the Audit Committee on the assessment, monitoring and mitigation of financial and non-financial risks material to the Company in the short, intermediate, and long-term, the effectiveness of the Company’s control environment in preparing for, stress testing, and managing these risks within the Company’s risk appetite statement, the functioning of the Company’s internal controls and procedures, and the identification and analysis of key emerging risks.

The goal of the Company’s ERM governance is to achieve robust and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to prepare for, test and monitor, respond to and mitigate these risks, each in a manner that closely aligns to the Company’s risk appetite, disclosure controls and procedures.

Board Leadership

Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. As Chairman of the Board, Kurt J. Hilzinger assumes key duties to ensure effectiveness and collaboration in all aspects of the Board’s design, operations, and risk oversight function.

Duties of Our Chairman

   Serves as Chair of regular sessions of the Board and manages the overall Board process, including meeting design topics and agendas.

   Leads the Board in anticipating and responding to crises, including the ability to call special meetings for the consideration of risk oversight and other matters.

   Oversees and monitors Board engagement, participation, and continued education to ensure our directors are in-tune with issues of our dynamic industry and the evolving landscape.

   Partners with and supports the Nominating, Governance & Sustainability Committee with the director selection process, as well as director on-boarding and orientation programs.

   Models culture, philosophy, inclusivity, and values expected of all directors.

   Conducts individual meetings with other directors, including the CEO, and management team to encourage open communication, collaboration, and differences in perspective.

   Evaluates overall Board effectiveness, with emphasis on identifying areas of enhancement, development and/or furtherance and communicating these observances to the Board for discussion.

   Represents the Board on occasions where it is important for the Board to respond on matters independently from the Company’s management team.

   Provides guidance and direction to the CEO and management team.

   Engages with stockholders, through verbal or written communications, and presides over the Company’s Annual Meeting of Stockholders. Also recommends to the Board an agenda to be followed at the Annual Meeting.

   Works with the Organization & Compensation Committee to develop the process for CEO compensation evaluations.

Our Board maintains the flexibility to choose the leadership structure that is in the best interests of our stockholders. When making this determination, the Board considers the recommendation of the Nominating, Governance & Sustainability Committee, the current circumstances and strategic priorities at the Company, and the skills and experiences of the individuals involved, among other considerations.

16	Humana | 2024 Proxy Statement • Corporate Governance

At this time, given the composition of the Company’s Board, the effective interaction between Mr. Hilzinger, as Chairman, and Mr. Broussard, as Chief Executive Officer, Mr. Hilzinger’s status as an independent director and previous service as our Lead Director, and the current challenges faced by the Company, the Board believes that separating the chief executive officer and board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective independent oversight and objective evaluation of the performance of the Company.

During a period in which the chairman and chief executive officer positions are combined, a Lead Director is appointed from our independent directors. The Lead Director sets agendas for and convenes meetings and executive sessions of the independent directors, approves Board meeting agendas, and otherwise represents the Board on occasions where it is important for the Board to respond independently from the Company’s management team. Our stockholders would be notified of a combination of the chairman and chief executive officer role promptly upon the Board’s decision to do so.

Board Engagement and Undertakings

The Board holds itself to a high standard of engagement, with a hands-on approach that leads to critical insights regarding our customers, operations and business and enhances their level of governance and oversight. An essential component to the Board’s engagement is communicating with the Company’s internal and external stakeholders. To accomplish this, meetings of the Board may be held in key Company markets where, together with management, the Board will personally meet with associates, customers, providers and other stakeholders to gain direct feedback into the Company’s operations, experiences and overall effectiveness. The Board also holds virtual meetings to both increase the efficiency of the Board’s time and expand its reach of engagement with Company personnel and other stakeholders.

Certain other engagement practices of our Board are described below.

•

Follows an annual topical calendar used to balance strategic, operational, compliance, and cultural matters, among others, and receives detailed reports on those topics, in addition to ad hoc subjects, throughout the year.

•	Utilizes clear and proactive Board meeting agendas to achieve high productivity at each meeting.

•

Holds executive sessions during every meeting, with the CEO present and then with only the independent directors. Relevant feedback is then reported to the CEO and the management team, creating a feedback loop from the Board to the management team.

•	Maintains regular communication with the CEO and management team, apart from formal Board meetings, to ensure consistent and continuous progress toward established goals.

•

Employs Board technology tools to review Board materials and to remain informed of ongoing Company endeavors, to efficiently communicate with the management team and to take formal action when necessary.

•

Performs in-depth organizational structure reviews, through the Organization & Compensation Committee, of line and functional teams within the Company to assess leadership bench strength, culture, succession planning, diversity and related matters, and engages regularly with rising leaders within the Company. The Organization & Compensation Committee also regularly reviews associate engagement scores, and for 2023, 85% of associates were highly engaged, representing the 79.4th percentile. Refer to the section titled “Our Culture, Engagement and Approach to Work” in this proxy statement for a discussion of these results.

•

Receives continued education from external consultants on a wide range of industry topics to keep them apprised of the latest trends and anticipated future trajectories. In addition to our director’s individual pursuits, Board education opportunities during 2023, included, (i) a formal education session with external consultants; (ii) guest speaker attendance during select meetings; and (iii) briefings on regulatory developments.

•	Participates in the Company’s robust stockholder engagement program.

2023 Board and Committee Meetings 32 Videoconference / Teleconference 17 In-person 1 Annual Stockholder	2023 Director Attendance 100% of our director nominees met NYSE attendance requirements

Corporate Governance • 2024 Proxy Statement | Humana	17

Board Evaluation Practices

The Board is committed to a rigorous self-evaluation process. Through evaluation, directors annually review the performance of the Board and each committee, as well as their own individual contributions, including areas where the Board feels it functions effectively, and most importantly, areas where the Board can improve. The Nominating, Governance & Sustainability Committee, with participation from our Chairman and Chief Executive Officer, initiates the annual Board evaluation process. We believe that having a review process for each group helps to (i) ensure an adequate representation of requisite skills; (ii) encourage high levels of engagement from directors; and (iii) strengthen the overall effectiveness of our Board. Results of the evaluations are shared with the Chairman of the Board and the Chairman of the Nominating, Governance & Sustainability Committee and then later discussed with the entire Board in an aggregated manner, with agreed upon actions and improvements then implemented and monitored for effectiveness.

Board Evaluation

The Board evaluation typically consists of a written questionnaire containing qualitative scaled and open-ended questions related to the effectiveness of the Board during the prior year. The questionnaire hones in on specific areas of responsibility and critical attributes of the Board in order to solicit candid feedback from each director. The questionnaire also seeks practical input as to what the Board is doing well, areas in which the Board could improve and any undertakings that the Board should commence or terminate. Every third year, this written evaluation process is supplemented by oral interviews and an analysis of Board and committee effectiveness conducted by an independent consultant.

Director Self-Evaluation

The director self-evaluation requires each director to honestly reflect upon and carefully consider his or her performance based on key characteristics that are expected of all board members. The self-evaluation also allows directors to provide additional or updated information regarding their skills and qualifications which in turn helps the Nominating, Governance & Sustainability Committee make future assessments and determinations regarding Board composition. The Company encourages directors to participate in continuing education programs focused on the Company’s business and industry, their committee roles and responsibilities, as well as legal and ethical matters. Annually, the Board will meet for purpose of furthering their education through external guest speakers to gain insights into key issues facing the industry and the Company, to supplement management’s views and perspectives.

Committee Evaluation

Each of our Board committees engages in an annual performance evaluation and a general charter adequacy review. Each committee is responsible for determining the manner of evaluation and for carrying out the evaluation. Generally, the committee evaluations coincide with the annual Board evaluation and similarly, consist of a written questionnaire containing qualitative scaled and open-ended questions related to the effectiveness of the committee during the prior year. Further, the Board evaluation questionnaire includes a section specifically concerning Board committee structure which is an opportunity for board members to provide feedback regardless of their individual committee membership.

Director Independence

To qualify as independent under the Guidelines and the rules of the NYSE, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director (i.e., a relationship which could interfere with the director’s exercise of independent judgment). In addition, any relationships between the Company or any of its affiliates and any director or entity related to a director must be below the thresholds for independence prescribed by the NYSE.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships that are reported under “Certain Transactions with Management and Others” in this proxy statement. As provided in the Guidelines, the purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Oracle Health, for which David T. Feinberg, M.D., one of our current directors, serves as an executive officer;

(2)

a relationship between the Company and Howard University and the Howard University Healthcare system, or Howard, for which Wayne A. I. Frederick, M.D., one of our current directors, served as an executive officer during 2023;

18	Humana | 2024 Proxy Statement • Corporate Governance

(3)

a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., one of our former directors, serves as Chairman and Managing Partner and in which Mr. Jones has a financial interest;

(4)

a relationship between the Company and Warren Barr Lieberman, at which an immediate family member of William J. McDonald, one of our directors who is not standing for re-election at our Annual Meeting, is an employee; and

(5)	financing arrangements between the Company and companies that are affiliated with certain of our directors.

Oracle Health. Oracle Health has a license subscription contract with our subsidiary, Humana Digital Health and Analytics Platform Services, Inc., or HDH&A. In 2023, Oracle Health paid HDH&A approximately $5.7 million in associated licensing, professional service and maintenance fees, which is comparable to other non-affiliated customers for the provision of similar services. The relationship described herein is not material to the Company and does not represent a direct or indirect material interest for Dr. Feinberg.

Howard. The relationship between the Company and Howard includes arrangements between the Howard University healthcare system in which the Company paid approximately $100,000 in medical claims during 2023. The relationship described herein did not represent a direct or indirect material interest for Dr. Frederick.

Chrysalis. In 2023, we contracted for services to be provided by certain companies in Chrysalis’ investment portfolio. In each case, the amounts paid under these arrangements were comparable to those for other non-affiliated vendors, were not material to the Company, and did not represent a direct or indirect material interest for Mr. Jones.

Warren Barr Lieberman. The relationship between the Company and Warren Barr Lieberman includes a provider arrangement in which the Company paid approximately $191,250 in medical claims during 2023. The relationship described herein did not represent a direct or indirect material interest for Mr. McDonald.

Financing Arrangements. Certain of our non-employee directors are partners, shareholders and/or officers of companies that have commercial paper programs or other financing arrangements in which we participate in the ordinary course of business. Payments to or from such companies constituted less than the greater of $200,000 or 1% of each of Humana’s and the recipient’s annual revenue, respectively, in each of the past three years.

At the conclusion of its review for the current year, the Board affirmatively determined that in each case the relationship between the Company or its affiliate and each director-related entity was not material and would not interfere with the director’s exercise of independent judgment. In addition, each of those relationships was below the thresholds for independence prescribed by the NYSE. Directors recused themselves from the independence assessment as the matter was relative to himself or herself. Consistent with these considerations and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. Broussard, as a current employee of the Company) is independent.

Corporate Governance • 2024 Proxy Statement | Humana	19

Committee Membership and Meetings

The Board of Directors has the following standing committees: Audit; Organization & Compensation; Nominating, Governance & Sustainability; Technology; Investment and Clinical Quality. Only directors meeting the applicable SEC and NYSE director independence standards and Internal Revenue Code “outside director” criteria may serve on the Audit Committee, the Organization & Compensation Committee, and the Nominating, Governance & Sustainability Committee. Each standing Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance,” then click on the “Committee Charters” subcategory. The number of Board committee meetings (virtual and in-person) held in 2023 and membership as of March 1, 2024, were as follows:

Director	Audit	Organization & Compensation	Nominating, Governance & Sustainability	Technology	Investment	Clinical Quality
Kurt J. Hilzinger
Bruce D. Broussard
Raquel C. Bono, M.D.
Frank A. D’Amelio
David T. Feinberg, M.D.
Wayne A. I. Frederick, M.D.

John W. Garratt
Karen W. Katz
Marcy S. Klevorn
William J. McDonald
Jorge S. Mesquita
Brad D. Smith
Number of Meetings in 2023	9	8	3	5	4	4

  = Chair     = Member

Audit Committee

Committee Responsibilities

Pursuant to its charter, the Audit Committee:

•

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

•

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

•

reviews with the independent registered public accounting firm, our internal audit department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

•

reviews the scope, funding and results of our internal audit function, including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

•

reviews the scope, funding and results of our Enterprise Risk Management program and compliance program, including receiving, at least quarterly, an update from our Chief Risk Office and internal compliance department regarding any significant matters regarding our risk management and compliance with regulatory requirements and contracts with government entities, respectively;

•

collaborates with the Technology Committee to regularly receive updates on risks, and risk mitigation measures, related to Company’s information technology, internal controls, information security, cyber security, business continuity and disaster recovery programs;

20	Humana | 2024 Proxy Statement • Corporate Governance

•

reviews the financial statements and other information contained in our Annual Report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	confers independently with our internal auditors, Chief Risk Officer, internal compliance department, key members of management, and the independent registered public accounting firm;

•	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

•	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

•	discusses our policies with respect to risk assessment and risk management;

•

maintains free and open means of communication between the members of our Board of Directors, the independent registered public accounting firm, our internal audit department, our Chief Risk Officer, our internal compliance department, and our financial management; and

•	annually evaluates its performance.

Corporate Governance Determinations

The Board of Directors has determined that each of the members of the Audit Committee at February 15, 2024 is independent according to SEC and NYSE requirements, and each is financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Messrs. D’Amelio and Garratt and Dr. Bono each meet the definition of “audit committee financial expert.” PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies. The Report of the Audit Committee for the year ended December 31, 2023, is set forth in this proxy statement under the caption “Audit Committee Report.”

Organization & Compensation Committee

Committee Responsibilities

Pursuant to its charter, the Organization & Compensation Committee:

•

reviews and approves our goals and objectives relevant to the compensation of our CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

•

reviews and approves all elements of compensation paid to our current or prospective executive officers, including without limitation, base compensation, incentive-compensation plans and equity-based plans, employment, change in control or severance programs and agreements, and any special compensation or benefits, including supplemental retirement benefits and any perquisites;

•	approves equity-based grants to our executive officers and other associates;

•

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

•	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations;

•	monitors compliance of executive officers and non-employee directors with relevant stock ownership guidelines;

•	reviews with management periodically, as it deems appropriate, management succession and inclusion and diversity practices;

•	administers our Executive Management Incentive Compensation Plan and other substantially similar or successor incentive compensation plans; and

•	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this proxy statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this proxy statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters and the ability of our CEO to approve grants of equity awards subject to certain individual and annual thresholds, no executive compensation decisions are delegated to management.

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Compensation Committee Interlocks and Insider Participation

No member of the Organization & Compensation Committee: (i) is or has ever been an officer or employee of the Company; or (ii) is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this proxy statement under the caption “Certain Transactions with Management and Others”); or (iii) is an executive officer of another entity at which one of our executive officers serves either as a director or on its compensation committee.

Corporate Governance Determinations

During 2023, James J. O’Brien (Chair until April 18, 2023), Wayne A. I. Frederick, M.D. (Chair effective April 18, 2023), David A. Jones, Jr. (until April 18, 2023), Karen W. Katz, Jorge S. Mesquita (until April 18, 2023), and Brad D. Smith served as members of our Organization & Compensation Committee. Considering (i) the source of each director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether each director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company, the Board has determined that each member of the Organization & Compensation Committee at February 15, 2024, is independent, as defined by the SEC and the NYSE, and is considered to be an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Risk Determination

In early 2024, the Organization & Compensation Committee reviewed management’s assessment of the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following a review of this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Nominating, Governance & Sustainability Committee

Committee Responsibilities

Pursuant to its charter, the Nominating, Governance & Sustainability Committee:

•	recommends to the full Board criteria for the selection and qualification of the members of the Board;

•	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

•	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

•	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

•	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

•	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

•	reviews the overall relationship of the Board and management;

•	reviews issues and developments pertaining to corporate governance;

•

reviews our public policy and political spending practices through regular reviews of our policy on political expenditures, expenditures and payments made with corporate funds, and overall political activity, including review of our Political Contributions and Related Activity Report;

•

reviews the Company’s programs and policies relating to significant ESG and sustainability matters, and periodically receive updates from the Company’s management regarding significant ESG and sustainability undertakings; and

•	annually evaluates its performance.

Technology Committee

Committee Responsibilities

Pursuant to its charter, the Technology Committee:

•	receives, reviews and provides feedback on the Company’s annual IT strategy report which shall include a summary view of the strategic technology investments, execution roadmap and IT capital plan;

22	Humana | 2024 Proxy Statement • Corporate Governance

•

receives, reviews and provides feedback on the Company’s Enabling Technologies Strategy which contemplates investments in technology capabilities which may be considered foundational investments that are non-specific to one or more business strategies, but create capabilities and conditions to enable business strategies;

•

receives, reviews and provides feedback on certain High Impact Use Cases (i.e., purpose-driven applications of technology) which management considers highly representative of transformational business capabilities or consumer and provider experiences. Such use cases inform required investments in business and technology capabilities;

•

receives, reviews and provides feedback on the Company’s annual scan, assessment and report on emerging technologies and innovations deemed likely to be relevant to the Company’s future competitiveness and which may represent opportunities or threats to the Company;

•

receives, reviews and provides feedback on the Company’s Competitive Analysis of the technology capabilities and investments in industry-relevant capabilities being made by Healthcare IT companies, market moving “technology titans,” as well as traditional and non-traditional competitors;

•	receives, reviews and provides feedback on the Company’s IT Operating Strategy, including governance models, operating model and talent assessment; and

•

in conjunction with the Audit Committee, receives, reviews and provides feedback on the Company’s ongoing assessment and plan to address IT risks including cybersecurity, business continuity and disaster recovery risks.

Senior leadership also briefs the Technology Committee and board members on matters relating to the Company’s strategic technology capabilities, including information security capabilities. The Technology Committee may also assist the Audit Committee in its oversight of our information technology internal controls, cybersecurity, business continuity and disaster recovery programs. Senior leadership provides briefings to the Audit Committee and Technology Committee on information technology controls and risk as least once per year, and separately updates the full Board of Directors on cybersecurity matters at least once per year. Briefings are also provided as needed in response to industry or company specific developments or material events.

Investment Committee

Committee Responsibilities

Pursuant to its charter, the Investment Committee establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans, reviews investment results, and annually evaluates its performance.

Clinical Quality Committee

Committee Responsibilities

Pursuant to its charter, the Clinical Quality Committee:

•

in conjunction with the Company’s management, periodically evaluates new developments and current trends with respect to patient experience and quality care that may affect companies in the healthcare industry;

•

receives, reviews and provides feedback on the Company’s efforts to integrate clinical experience and care models that: (a) positively impact member/patient health outcomes; (b) reduce the cost of care and improve health care affordability; (c) improve access to cost-effective, high-quality care; (d) address social determinants of health and reduce health disparities; and (e) improve member/patient experience and satisfaction;

•	receives, reviews and provides feedback on the Company’s clinical practices, policies and innovations, including value-based care strategies, clinical and quality trends, and strategic priorities;

•

receives, reviews and provides feedback on the quality of the Company’s healthcare services operations, including the quality of the Company’s pharmacy solutions, medical clinic operations and in-home care solutions; member/patient experience; and provider-led models for the delivery of care; and

•	annually evaluates its performance.

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Corporate Governance Policies

Majority Vote Policy for Director Elections

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board has also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating, Governance & Sustainability Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Bylaws also require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliation changes must promptly notify the Board and the Nominating, Governance & Sustainability Committee of the change so that a determination may be made as to the value of his or her continued service on the Board.

Additional Public Company Board Service

As part of its commitment to ensuring that each of our directors have the capacity to devote sufficient time and effort to his or her duties as a director, the Board has adopted a policy under which (a) a director (other than a director who is the chief executive officer of a public company) may not be a director on more than four (4) public company boards (including the Company), and (b) a Director who is the chief executive officer of a public company may not be a member of more than two (2) public company boards (including the Company). All of our directors are currently in compliance with the policy.

Director Stock Ownership Policy

Our Board believes that directors should be stockholders and have a significant personal financial stake in the Company. Consequently, the Board has adopted the following stock ownership guidelines for non-employee directors:

•	Each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer.

•	Shares deferred at the election of the director are considered owned for purposes of the calculation of the ownership requirement.

•

Any Shares owned by a non-employee director (or Shares received upon the exercise of options or vesting of restricted stock or restricted stock units, less an amount to cover the exercise price and/or current tax liabilities) must be held by the director until the minimum equity ownership level is reached and thereafter maintained.

•

Once the minimum equity ownership level has been achieved, any Shares received upon the vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities, must be held by the director until one year following the vesting date.

Compliance with these guidelines is monitored by the Organization & Compensation Committee.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2023, apart from Committee meetings, the Board of Directors met 16 times. All director nominees attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. Further, all director nominees serving as directors at that time attended the Annual Meeting of Stockholders held on April 20, 2023.

Executive Sessions of Non-Management Directors

In 2023, our non-management directors held regularly scheduled, formal executive meetings, separate from management and were led by our Chairman. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Chairman, the

24	Humana | 2024 Proxy Statement • Corporate Governance

Nominating, Governance & Sustainability Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2023 in connection with each regularly scheduled Board of Directors meeting.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Conduct for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which are reported to the Audit Committee. In addition, we operate under the omnibus Humana Inc. Ethics Every Day, which we refer to as the Code of Ethics, which applies to all associates (including executive officers) and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Code of Ethics. The Code of Ethics and the Executive Code of Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Code of Ethics or the Executive Code of Ethics must be made by the Board of Directors and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Code of Ethics or the Executive Code of Ethics or any waivers to either policy, go to www.humana.com, then click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance,” and then click on the relevant link.

Policy Regarding Employee, Officer and Director Hedging

The Company has a policy prohibiting all associates (including executive officers and independent directors) from hedging or pledging transactions using Company stock, including: (1) engaging in short sales of Company securities; (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market; or (3) engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral.

Advocacy and Public Policy

With a focus on improving clinical outcomes and advancing affordability and access, our Company’s approach to advocacy and public policy is built around people (that is, the members, patients, providers, and communities we serve). To that end, our day to day efforts are centered around supporting policies that strengthen Medicare Advantage, accelerate value-based care in the home, expand opportunities to serve patients through primary and home-based care, integrate clinical solutions, create affordability for prescription drugs, and address barriers to care by addressing the root causes of poor health, as well as leveraging our capabilities to remove barriers to access and partnering with clinicians to improve quality. This focus raises the bar for the care we provide to help move toward a future in which everyone has a fair and just opportunity to be as healthy as possible.

The Company has also established and sponsors a Political Action Committee (PAC), for which Company associates may voluntarily contribute. The PAC is registered with the Federal Election Commission (FEC) and certain states nationwide as required by applicable law. As a matter of policy, all Company political activities must promote the interests of the Company and must be made without regard for the private political preferences of Company officers or executives. Distributions from the PAC are made to federal and state office candidates (and related election committees) or to other PACs on a non-partisan basis when, like the Company, such persons are solution-oriented and believe in building a high-quality, accessible and affordable health care system. The PAC is also committed to supporting diverse candidates at the state and federal level. While the PAC has its own separate board of directors to oversee its operations, the Company’s Board—through its Nominating, Governance & Sustainability Committee—has responsibility for (i) reviewing the political contributions and political activities of the Company and the PAC and (ii) overseeing compliance with the overall policy, process and contribution criteria with respect to such contributions and activities. The Board reviews occur semi-annually, along with semi-annual publication of a Contributions and Related Activity Report (PAC Report). To learn more about our public policy and to review the most recent PAC Report, visit our website at www.humana.com, then click on “About Humana,” then click on either “Public Policy” or “Political Contributions.”

Communication with Directors and Management

Stockholders and other interested parties may communicate directly with our Chairman, non-management directors as a group, or any other individual director by using the “Contact the Board of Directors” form published on our website. Specifically, interested parties may visit our website at www.humana.com then click on “About Humana,” then click on “Board of Directors,” where instructions for contacting these persons are available. All directors have access to correspondence received through this mechanism. Additionally, stakeholders can use this mechanism to direct questions or concerns to members of the Company’s management on topics such as the Company’s business operations, business conduct, business relationships and conduct of Company personnel.

We use the staff of our Corporate Secretary to review correspondence received in this manner and will filter advertisements, solicitations, spam, and other such items. Concerns received that are related to accounting, internal controls or auditing matters are required to be

Corporate Governance • 2024 Proxy Statement | Humana	25

brought immediately to the attention of our Chief Legal Officer and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters. Other concerns may be escalated to our Executive Resolution team for review and that team will work with members of management to address the issue with the stakeholder.

Member complaints, appeals and/or grievances related to Medicare Advantage, Medicaid or prescription drug coverage provided by our Company should not be directed through the above mechanism. Instead, members are encouraged to call the Customer Care number located on their Humana ID card or submit an online request for appeal, grievance or exception. Instructions for online submissions are located on our website at www.humana.com then click on “Complaints & Appeals.”

26	Humana | 2024 Proxy Statement • Corporate Governance

Humana’s Impact

Board Oversight of Environmental, Social and Governance Matters

The Nominating, Governance & Sustainability Committee has responsibility for Board-level oversight of the Company’s environmental, social and governance (ESG) strategy, practices and reporting. The Nominating, Governance & Sustainability Committee receives formal ESG reports from management at least twice annually regarding the Company’s ESG initiatives, metrics and progress on established goals, as well as ad hoc ESG communications as necessary. The full Board is invited to attend and participate during these meetings and receives access to all ESG reporting. In addition, we have an internal ESG Steering Committee, overseen by our Chief Administrative Officer and Chief Legal Officer, to guide the integration of our ESG efforts with our long-term business strategy. This ESG governance structure complements the long-standing responsibility of our Board and each of our Board committees in overseeing various aspects of the Company’s ESG-related risks and practices, as illustrated below:

BOARD OF DIRECTORS

Nominating, Governance & Sustainability Committee

Audit Committee	Organization & Compensation Committee	Technology Committee	Investment Committee	Clinical Quality Committee

• Risk Management • Cybersecurity	• Human Capital Management • Inclusion & Diversity Practices • Company Compensation Plans & Policies	• Privacy & Data Protection • Information Security	• Investment Portfolio • Investment Guidelines	• Member and Patient Experience • Clinical Management • Healthcare Quality

Chief Administrative Officer and Chief Legal Officer (In collaboration with members of the executive management team)

ESG Steering Committee

	Oversight	Management	Implementation

Strategic Focus on ESG

We realize that the future of our business is linked with the well-being of our associates, members and patients, the communities we serve, the healthcare system, and the environment. It’s with our stakeholders in mind that we’ve established five key measure categories (the “Categories”) of our ESG program that align to our strategic business goals, supporting our commitments to sustainable business and improving health outcomes. These Categories are the driving force behind our impact platform and guide our ESG program.

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We’ve developed quantitative and/or qualitative factors within each Category to track, monitor, measure and report our performance. Transparent disclosures are a top priority, as such, we’ve mapped our ESG disclosures to frameworks established by the Sustainability Accounting Standards Board (SASB) Managed Care Standard, the Task Force on Climate-Related Financial Disclosures (TCFD), and the Global Reporting Initiative (GRI).

Our Impact Platform

We’ve set our intentions to have a positive well-being impact among all of our stakeholder groups and have developed a platform where we believe we can make the most difference. Our impact platform sets the direction for how we will advance health equity, address needs in our communities and drive sustainable change with shared value. The Categories may connect to one or more areas within the impact platform, reinforcing the interconnectedness of our holistic approach to ESG. We’ve highlighted below key elements of our ESG strategy along with noteworthy factors within certain Categories.

For each person, we make it simpler for people to reach their best health.	For each community, we work to advance health equity and population health.	For the healthcare system, we help build more equitable business, governance and healthcare practices.	For the environment, we invest in the health and sustainability of our environment.
We are all on a unique journey to our own best health, so through empathy and a personalized approach, we not only address medical needs, but meet people where they are by helping our customers, associates – everyone – address human needs, too.	Where people live, work and play are inextricable from their health outcomes, so we’re passionate about taking on the social determinants of health that impact their communities on a local level.	The future of health depends on the health of the collective system, so alongside our partners, we’re striving to create a more equitable health ecosystem that incorporates sustainable business practices, to better serve all of us, and the next generation.	The health of individuals is deeply tied to the health of their environments, so we do our part to invest in, protect and care for the places and planet all people depend on.

For Each Person

Human Capital Management

For each person starts with each of our associates, approximately 67,600 as of December 31, 2023, and our approach to human capital management. Not only are our associates intrinsically connected under each dimension of ESG, they’re also essential to our Company’s success in delivering on our core strategy, creating positive healthcare experiences, demonstrating our health first purpose and providing human care for our members. We are committed to recruiting, developing, and retaining strong, diverse teams, and actively promoting a culture of inclusion and diversity within our workforce.

These efforts are overseen by our Board of Directors through the Organization & Compensation Committee, whose functions include oversight of the Company’s human capital management and inclusion and diversity policies and practices, which are implemented under the direction of our Chief Administrative Officer.

28	Humana | 2024 Proxy Statement • Humana’s Impact

Our Culture, Engagement and Approach to Work

We believe that our members’ experience is linked to our associates’ experience—engaged, productive associates are the key to building a healthy company and caring environment where our associates go above and beyond for our members and patients, driving innovation, and offering fulfilling experiences that incentivizes them to stay with us over the long-term. We provide opportunities for our associates to add to their personal well-being experiences that go beyond health to enhance their individual need for purpose, belonging and security. On average, our associates spend 7 years at our Company—a tenure testament to our commitment to their growth, well-being, and our culture. A culture that is further reinforced by our voluntary turnover rate (VTR), which we believe is an important indicator of workforce satisfaction as our associates continue to choose us over other opportunities. During 2023, our VTR was 13.4%, representing a decrease from 17% in 2022. We measure VTR using data generated via Workday and include any full or part-time, regular associates who left voluntarily during each year; contractors and variable staffing pool (VSP) are excluded, as are associates resulting from 2023 acquisitions not yet transitioned to Humana’s Workday system at yearend.

82% Of associates would recommend Humana as a great place to work.	89% Of associates believe their leader really cares about their well-being.	84% Of associates believe they have the flexibility they need to manage their work and personal needs.

We regularly measure our success and seek opportunities to advance engagement, through an Associate Experience Survey (AES) and continuous listening campaigns. Continuous listening involves our proactive solicitation, analysis and response to associate feedback throughout the year using pulse surveys. By regularly surveying samples of our workforce, we’re able to continuously assess our effectiveness and act when needed, which in turn helps to strengthen our culture and support associate engagement. We aim to conduct our confidential, third-party administered AES on an annual basis and encourage all of our associates to participate. The AES is an in-depth survey covering eighteen dimensions that align to the Company’s strategy and associate engagement. We aggregate survey results, provide them to our entire associate population and encourage leaders to use the information to create open, honest action plans with their teams to build upon our collective engagement.

We conducted the AES in 2023 and saw high participation, with 74% of associates completing the survey. While we would have liked to see our overall engagement score increase, we landed at 85% favorable this year, down from 91% favorable in 2021, when we last conducted the survey. In assessing these results it’s important to recognize that since 2021 we experienced dramatic scale and pace of change within our organization—notably the addition of CenterWell Home Health associates and others who joined our workforce following acquisitions. Given these events, along with the significant amount of transformation our Company experienced leading up to our survey, it is understandable that these changes measurably impacted our associate experience. It is also consistent with the feedback we’ve received from associates. Despite these results, there were some encouraging insights that make us optimistic about the future as we believe there’s opportunity for us to make adjustments that lead to better outcomes in the next survey.

We believe strong Company culture starts with leadership at the top. Our CEO inspires Company culture by sending a weekly Company-wide email where he engages with associates on a variety of topics including business matters, current events, health and well-being, family and personal interests. A survey link is included within these communications encouraging associates to speak up and share their own experiences directly with our CEO, with assurance that their opinions will be held confidential and treated with respect.

Our culture is further strengthened by optimizing the well-being and effectiveness of our workforce. Through alternative work styles—home, hybrid home, office, hybrid office, and field—we help associates work more productively, communicate more effectively, and collaborate more freely. We encourage collaboration between leaders and their associates to identify and leverage the appropriate work style that both supports the achievement of business goals and personal work preferences. Alternate work styles enable associates to work from a job-appropriate location of their choice for all or some portion of their work schedule—helping them to manage life’s competing demands. We view these workstyle offerings as a valuable benefit to our associates as well as a recruitment lever to attract top talent. It’s also clear that when managed effectively, alternate work styles can enhance a company’s employment brand, foster the development and effective delivery of innovative and diverse business solutions, right-size a company’s energy-consumption footprint, and increase associate engagement and well-being.

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Diversity, Equity and Inclusion

The Company’s Office of Diversity, Equity & Inclusion (our “DEI Office”) efforts are led by our Chief Diversity, Equity & Inclusion Officer, who reports directly to the Chief Administrative Officer. The DEI Office connects to business groups across the enterprise to cultivate a diverse and inclusive culture that is representative of the communities we serve. By prioritizing DEI across our business, we enable associates to bring their whole selves to work, while also driving the innovation and insights needed to better serve our diverse members and communities. Together with key partners like our Chief Health Equity Officer, our Executive Diversity, Equity & Inclusion Council (the “Council”), our Network Resource Groups (NRGs), and Culture & Engagement professionals we strive to expand our culture of inclusion to build deep relationships and create simple, personalized experiences for all of our stakeholders.

Our Council exists to help integrate inclusion, diversity and equity into the fabric of the organization from the top down—connecting activities to a broader business-driven, results oriented strategy, and leverages leadership to advance DEI into the fabric of Humana’s culture. The Council reflects the diversity of our associates and communities we serve. Chaired by Humana’s

89% Of associates believe that people in their department/team demonstrate cultural awareness and respect for individual differences.

25% Of associates participated in at least 1 of our 10 associate-led NRGs during 2023. With nearly 9,700 members, the Women’s NRG is the largest.

CEO, the Council sets DEI objectives that complement our Talent & Diversity Measure Category and ensures transparency and accountability as they work towards them. Further, the Council has rotating service terms to ensure we empower the associate voice and increase diverse points of view from all levels of the organization.

At our Company, we are committed to having diversity represented at all levels and have developed a pathway for diverse talent within our recruiting initiatives. To support our hiring initiatives, we recruit professionals from organizations across the country that share our commitment to diversity, including national partnerships with Historically Black Colleges and Universities (HBCUs), the Divine Nine historically Black fraternities and sororities, Hispanic-Serving Institutions (HSIs) and professional associations supporting people from diverse backgrounds. In addition, through our Disability Hiring Program, Mature Workers Initiative, and Veterans Hiring Initiative, we connect with a wide array of recruitment sources to create pathways for these groups of professionals to join Humana. We’re proud to be recognized as a Military Friendly employer, and under our Veterans Hiring Initiative, we partner with dozens of organizations for recruitment and have hired thousands of veterans and military spouses.

We’ve also incorporated balanced interview panels into our interview process, through which we strategically engage a broad spectrum of interviewers that bring greater diversity and perspective. This proven best practice strengthens the candidate experience and hiring of diverse talent, ensuring we get the right talent for any given role, and minimizes the potential for personal blind spots when evaluating candidates. While we have resources available to all hiring leaders to leverage, our initial focus is to implement balanced interview panels for director, director equivalent, and above requisitions across the enterprise.

Our inclusion and diversity objectives also aim to build an awareness of biases and beliefs, identify differences and similarities of our multi-generational workforce and enable associates to leverage differences to drive innovation and create value. We are committed to growing our associates’ inclusion skills and diversity knowledge and provide a variety of associate training programs and workshop opportunities that utilize content developed in-house and through a third-party learning channel. It is also our fundamental belief that every person has the right to a safe workplace. This includes having freedom of gender identity and expression, which we have included within our non-discrimination and anti-harassment policies.	85% Of associates believe that in their organization, everyone has an equal chance to be successful regardless of individual differences (age, gender, ethnicity/race, religion, etc.).

Building balanced diversity within our workforce is a priority that’s demonstrated in our leadership goals—hiring and promotion of diverse talent, inclusion, mentoring and leaders participating in inclusive leader training—with shared accountability focused on driving inclusion and diversity throughout the enterprise. We encourage our associates to self-identify so that we have a more complete picture of our diverse workforce, understand their experience and can care for their unique needs. This creates a culture where all associates can feel seen, respected, and valued.

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We leverage our Workday system to obtain voluntary self-disclosed demographic information of our associates, allowing us to provide transparent disclosures. The charts below represent our workforce demographics as of December 31, 2023, and use the acronym “BIPOC” to collectively include associates who identify as Black, Indigenous, and/or a Person of Color.

Associate Demographics

DEI isn’t a program, a leadership initiative, or even a business imperative. It is simply the way we work, each and every day to deliver on our health first purpose, it’s who we are as an organization, and it’s how we sustain human care. Our associates’ vast experiences and perceptions—their unique characteristics, backgrounds and beliefs—drive the groundbreaking, strategic thinking that gives our Company its competitive edge in a diverse marketplace. Our approach fosters innovative thinking and creativity, expands insights and generates better business outcomes.

Talent & Diversity Measure Category

Workforce Representation in Leadership

We’re working to achieve greater BIPOC representation at leadership levels of Director equivalent and above to represent the diversity of our associate population more closely.

2023 BIPOC Director Equivalent +: 22% h 2%

Talent & Diversity Measure Category

Equitable Exits Within Leadership Representation

We’re working to ensure equitable exits among BIPOC in leadership levels of Director equivalent and above, as well as Associate Director/Lead positions and have set a goal of ≤ 0% difference within each level.

2023 BIPOC Director Equivalent +: 1.8% (positive retention)

2023 BIPOC Assoc. Director/Lead: 0.5% (positive retention)

Talent & Diversity Measure Category

Leadership Representation in Hiring and Promotions

We’re working to ensure the percent of requisition-based hires and internal promotions reflect representation among BIPOC in leadership levels of Director equivalent and above, as well as Associate Director/Lead positions.

2023 BIPOC Director Equivalent +:  26% h 2% since 2022

2023 BIPOC Assoc. Director/Lead:  35% h 1% since 2022

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Pay and Benefits Philosophy, Compensation and Financial Security

We believe all of our associates have the right to receive a competitive wage and we are committed to maintaining a pay and benefits philosophy that is market-based and recognizes an associate’s contributions so that we can attract and retain an engaged, talented team. Further, we believe in fostering a fair and inclusive work environment—one where all associates receive equitable pay for their contributions. Each year, we conduct a comprehensive pay equity/gap analysis to identify and address potential pay disparities between associates performing similar work in similar capacities. Our Company’s pay and benefits structure is designed to motivate, incentivize and reward our associates—at all levels of the organization—for their skill development, demonstration of our values and performance. While our programs vary by location, associate type and business, they generally include:

Financial

•  Competitive base pay, with additional incentive, supplemental, and/or recognition pay

•  401(k) retirement savings plans with Company match program

•  Health savings account (HSA) and flexible savings account (FSA) contributions

•  Life Insurance

•  Short – and long-term disability insurance

•  Tuition assistance program

•  Paid internships

•  Comprehensive financial well-being programs and support, including an employer-sponsored personal emergency savings account with matching funds from the Company

•  Charitable gift matching program

Health

•  Medical, dental and vision benefits

•  Supplemental health benefits

•  Long-term care insurance

•  Whole-person well-being and rewards programs and platform

•  Incentives for engaging in well-being programs

•  Weekly paid well-being time

•  On-site health and fitness centers

•  On-site health screenings and vaccinations

•  On-demand fitness classes, nutritional education through teaching kitchens, and digital coaching apps

Life

•  Paid time off, paid holidays, paid volunteer time off, and jury duty pay

•  Adoption assistance

•  Paid parental leave program (6 weeks)

•  Paid caregiver time off program (2 weeks)

•  Nursing moms program with on-site lactation rooms

• Mental health support, including our robust Employee Assistance Program and Work-Life Services • Employee discount programs and services • Helping Hands program • Transit services

Learning & Development	• Diversity, equity, and inclusion training • Internal and external learning events • Access to degree and certification programs with tuition assistance

Talent Development and Growth Opportunities

We champion the individual goals and development of our associates and provide many programs and resources to support their efforts. The Humana Learning Center gives our associates the opportunity to earn professional certifications through continued education programs and to participate in instructor-led and online courses designed to strengthen soft and hard-skills and enhance leadership development. Our Career Cultivation team sponsors workshops and events to promote associate accountability within their personal and professional growth as part of overall career development. In 2023, our associates averaged approximately 49 hours per active full-time associate in learning and development activities. In addition, people leaders collectively spent nearly 143,000 total hours in learning and development; of which, over 17,400 hours (12%) were related to content specific to leadership development. As a result, our Company spent approximately $193 per active full-time associate (or equivalent) toward our associates’ continued learning and development in 2023.

Our associates are also encouraged to participate in mentoring programs with people of various backgrounds and cultures. We view mentoring as an essential development tool for sharing skills and knowledge so we can all succeed. Our commitment to mentoring feeds the successful future of our Company and through our efforts over 5,800 associates engaged in active mentoring relationships during 2023. We also utilize development programs to enhance talent within our business segments through targeted internal initiatives, where we aim to upskill and reskill existing associates for opportunities in new career pathways.

We’re pleased that these initiatives are being embraced by our associates and that 83% of our associates reported that they believe their job makes good use of their talents, skills, and abilities.

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78% Of associates believe Humana provides them with opportunity for growth and development.	281,132 Volunteer hours tracked by 20,996 of our associates in 2023.	$2.4 Million Total associate matching gift dollars made by The Humana Foundation in 2023 to 8,655 unique organizations.

A Workplace With Purpose

Having a purpose and a connection to a community improves well-being. That’s why we strive to make it easy for our associates to give back, either as individuals or a team, to causes that ignite their passion and sense of purpose. Volunteerism is a tangible way to impact the health and well-being of the communities we serve and enrich our workplace.

We’ve created programs and practices to make volunteering easier and more vibrant for associates.

•	Our full-time associates annually receive eight hours of paid Volunteer Time Off (VTO) and last year 123,809 VTO hours were used by 16,702 of our associates.

•	We help associates discover and track volunteer opportunities through our Humana Together volunteer portal.

•	We integrate volunteerism in our leadership development and team building.

•	We offer a matching charitable gift program through The Humana Foundation.

•	We feature associates sharing their volunteerism stories on our Intranet and social media sites to inspire others.

•	We help our associates by reducing barriers in taking time away from work to get vaccinated, which in turn supports healthy communities.

Addressing the Needs of Our Members and Patients

Helping each of our members and patients achieve their optimal whole-person health has long been a strategic imperative for Humana. Whether it’s by focusing on preventive and primary care, managing health conditions, setting and achieving health-related goals, or finding the right care in the right place – at home, in the community, or through telehealth – we help make the journey toward health simpler for our members.

We’re also continuously working to ensure that our health plan products and services are as affordable as possible, while also creating pathways for access to healthcare, addressing social determinants of health (SDoH) and health-related social needs of our members and patients. Our work in these areas is essential to advancing health equity, improving health outcomes, and delivering necessary care. Thanks to processes such as integrated care delivery and using health screenings that consider SDoH and health literacy, we have a clearer view of each member’s very personal barriers to their best health. Please refer to our Value-Based Care Report for more information on these efforts.

Access to Healthcare Measure Category

Value-Based Primary Care

Expand Geographic Presence

We’re working to grow and expand our geographic presence in value-based primary care to provide more access and high-quality care to patients, including those in underserved areas. We ended 2023 with 296 primary care centers, representing a 26% increase over the prior year.

Access to Healthcare Measure Category

State Medicaid

Increase Medicaid Footprint

We’re working to expand the number of our state-based Medicaid contracts to deliver care to more individuals of this vulnerable population. As of January 1, 2024 we have Medicaid contracts in nine states: FL, IL, IN, KY, LA, OH, OK, SC, and WI.

For Each Community

We engage and partner with city-, state-, and nationwide organizations that are making a daily impact in the communities we serve. Through volunteering, monetary investment and strategic collaboration, we’re able to multiply the impact of those on the ground and transform care through our commitment to reducing health disparities and advancing health equity for our members, patients and communities.

$10 Million Invested by Humana Healthy Horizons™ in 2023 to support communities across Humana’s entire Medicaid footprint.	Our Health Equity & Social Impact team is working to address social needs and reduce health disparities to improve health outcomes for our members and communities. As part of their mission to establish health equity as a key business and culture driver, they offer insights to embed healthy living opportunities in our products and services, train associates and providers to help them offer more meaningful care and enable new insights through data-driven innovations. Their work centers on creating an equitable healthcare ecosystem so that every person has a fair, just and dignified opportunity to reach their full health potential. By focusing on health equity, we work to bridge the gaps that have historically hindered access to and quality of care, while enabling our members and patients to receive the care they need, when and where they need it.

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The Humana Foundation, the philanthropic arm of Humana Inc., launched a new strategy during 2023 that is focused on health equity, and fostering evidence-based collaborations and investments that support seniors, Veterans, underrepresented populations and school-aged children so that they may experience connected, healthy lives. The new approach also focuses on eliminating the social and structural barriers to good health and healthcare through evidence-based interventions and solutions. By partnering with local communities and trusted community organizations in Florida, Louisiana, Louisville, Kentucky, and Texas, The Humana Foundation works to create a network of support for people confronting life’s challenges, regardless of their age, race, ethnicity or gender identity.

$5.32 Million

Donated in 2023 by The Humana Foundation to create healthy emotional connections for seniors, school-aged kids and veterans through partnerships and initiatives to address loneliness and prevent suicide such as reducing veteran suicide among diverse, underserved populations with the launch of the Face the Fight™ initiative.

$1.35 Million

Awarded in 2023 by The Humana Foundation through its Health Equity Innovation Fund to identify and scale innovative solutions to disparities in mental health and nutrition, including awarding $250,000 to the Home of the Innocents in Louisville, Kentucky.

For the Healthcare System

Throughout our operations, we are dedicated to ensuring that every business decision we make reflects our commitment to improving the health and well-being of our members and patients, our associates, the communities we serve, and our environment. Our holistic, integrated approach to care and longstanding commitment to caring for vulnerable populations also afford us a unique opportunity to promote health equity and address the effects of health disparities in the U.S. healthcare system. We have established policies and programs that illustrate our commitment to responsible business practices that lead to a more efficient, equitable and sustainable healthcare system.

Supplier Diversity

Diversity, Equity, and Inclusion is integral to how we practice, deliver and sustain human care to the communities we proudly serve, which is why we incorporate ESG principles into our procurement strategy—ensuring a fair and equitable approach to procurement. We understand that partnering with diverse suppliers and small businesses, and engaging with them to support common ESG goals, can lead to future sustainability and a reduction in environmental costs. We also understand that inclusive procurement practices deliver broad societal benefits by creating economic opportunities for traditionally underserved or underrepresented groups. That’s why we’ve made it a priority and strive to attract qualified, certified suppliers who reflect our members, patients, associates and the communities we serve. Leveraging these suppliers now and in the future is a win-win for everyone.

Our Supplier Diversity Program promotes an inclusive approach to procurement that ensures we invest our dollars with a balance of partnerships with historically underutilized businesses. We also support the growth of small and diverse-owned businesses by being a resource partner for them, through initiatives like our Supplier Diversity Mentor-Protégé program. The program has a 12-month term with half-day, onsite seminars that feature leadership from across our organization exploring topics impacting business growth and operations of small and diverse businesses. The program is designed to identify and overcome barriers that typically inhibit or restrict the success of small and diverse businesses and better position them for growth, sustainability and inclusion.

We also survey suppliers annually through a sustainability scorecard that addresses sustainability, diversity practices and supplier performance. The scorecard is distributed to our Prime Suppliers (top spend suppliers) and we typically receive a 25-30% overall spend response rate. We also hold our suppliers accountable for complying with our Company’s Standard of Excellence and Ethics Every Day policy – to the same degree as our associates.

Governance and Accountability

Throughout our operations, we are dedicated to ensuring that every business decision we make reflects our Standards of Excellence, commitment to accountability, health equity and improving health and well-being. Our governance practices and policies reflect strong controls that provide a solid foundation for our continued success.

Product Quality and Safety Assurance. We are committed to supporting the delivery of consistent high-quality care, promoting efficient outcomes in the healthcare system and ensuring that healthcare remains affordable for all members and patients. As a services-focused healthcare company, we understand that our members and patients expect us to design high-quality service offerings with careful attention to safety measures. We believe that the quality of our services and health plan offerings are not only a factor in a person’s decision to both obtain and retain our services, but also set us apart as a leader in the industry. We have well-established and rigorous quality reviews and assessment processes for all our insurance and CenterWell offerings, and we’re proud that our efforts have been consistently proven with our CMS Star Ratings and other prominent accreditations.

34	Humana | 2024 Proxy Statement • Humana’s Impact

Further, in a healthcare industry increasingly driven by quality, we have a corporate Quality Improvement (QI) program – with practicing network physicians as members of various quality subcommittees – to monitor, evaluate and facilitate improvement in the quality of health care services provided to our members. The QI program is overseen by our Corporate Quality Improvement Committee (CQIC), which among other things, promotes alignment to the third dimension of quality (experience and outcomes) through collaboration with stakeholders, personal accountability and speaking up when quality does not meet our standards.

Ethics and Compliance. Our associates are integral to responsibly running our company and key to our ethics and compliance practices. Through our comprehensive ethics and compliance training programs, we empower our associates to navigate the landscape of healthcare and corporate governance with a clear understanding of their roles and responsibilities, including our standard of conduct. That’s why we require Humana’s

99.72% Of associates completed the 2023 ethics and compliance training by the annual due date.*

independent directors, executive officers and all other associates, and contractors to complete an annual ethics and compliance training course, which includes detailed training in cybersecurity, whistleblowers, conflicts of interest and more. Associates on an approved leave of absence are not required to complete the training until they return to work.* In addition to required annual training, our Enterprise Compliance team regularly communicates and engages with associates on ethics and compliance topics throughout the year.

We also enforce a public Ethics Every Day policy as our standards of conduct, have an established Corporate Compliance Program, and adhere to a public set of Standards of Excellence. Additionally, we enforce Humana’s standards of conduct and compliance policies specifically designed for our contracted healthcare providers and third parties to deter fraud, waste and abuse. We require our contracted healthcare providers and third parties to uphold a similar commitment to ethical conduct and assure that they, their employees and downstream entities who support our Company comply with the guiding principles outlined in the compliance policy.

Responsible Data Use and Data Privacy. As we evolve to deliver more services and goods through digital operations, we recognize our responsibility to protect member data and patient privacy, as well as use enterprise-level analytics to continue to equitably innovate for those we serve. Integrating digital capabilities across the organization will further accelerate our Company’s move toward differentiated experiences for our customers at the intersection of healthcare and lifestyle, tailored especially to the needs of seniors. We recognize that our emphasis on technology comes with great responsibility as our customers trust us with keeping their information safe. To that end, we are proud to be an industry leader in the adoption of principles and governance to guide our implementation of emerging technologies through interdisciplinary committees that establish governance over the deployment and quality of Artificial and Augmented Intelligence models. We have also signed the EqualAI pledge committing to ensuring our Artificial and Augmented Intelligence tools do not incorporate unintentional bias, and we require all of our Artificial or Augmented Intelligence models that inform decisions about individuals to be reviewed to detect inadvertent bias. We further ask our vendors who utilize Artificial and Augmented Intelligence tools to sign the EqualAI pledge or another similar pledge.

Cybersecurity. Trust is the foundation of healthcare relationships, and we take our responsibility to protect sensitive information seriously. We adhere rigorously to the Health Insurance Portability and Accountability Act (HIPAA), a federal law designed to ensure the privacy of personal and health information. We are also committed to continuously enhancing and strengthening our technology infrastructure and security protocols to protect against security breaches. Further, we have established formal data governance, which includes accountability, oversight, processes and controls to ensure our data usage transparency and nonrepudiation, and we refresh our data privacy and security policies at least annually. We employ best-practice precautions to safeguard information and protect our members’ data by deploying defensive practices against the ever-evolving cyber threat landscape. Examples of these practices include:

•	Employing a qualified Chief Information Security Officer

•	Maintaining tools to identify malicious cyber activity

•	Monitoring risks posed by threat actors, including through partnerships with industry groups and government agencies.

•	Providing annual cybersecurity training to our associates

•	Testing our associates’ knowledge through internal phishing simulations

•

Hosting a multi-day learning event annually during National Cyber Security Awareness Month, an opportunity for all of our associates and contractors to learn more about cybersecurity awareness, hear from industry and cyber-crime experts, and collaborate with colleagues

•

Reporting data breaches, as required by law, to the U.S. Department of Health and Human Services (HHS), Office for Civil Rights (OCR), and various state agencies; our reports are publicly available, free of charge, and can be obtained through the OCR Portal at https://ocrportal.hhs.gov/ocr/breach

•	Maintaining a program to identify cybersecurity risks associated with certain third-party vendors, which is one component of an overall vendor risk management capability

To further reinforce our accountability in this area and verify compliance with state laws and regulations, we engage independent third-party firms to perform annual audits of the Service Organizational Controls 2 (SOC 2) of enterprise claims platforms within the following Trust Services Criteria: availability, confidentiality, security and processing integrity.

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Additionally, our IT infrastructure and information security management systems are both internally and externally audited. These audits have resulted in us receiving industry-recognized certifications from organizations such as the Health Information Trust Alliance (HITRUST certification), derived from the ISO/IEC 27000 family of standards; National Institute of Standards and Technology (NIST) compliance; and Payment Card Industry Data Security Standards (PCI-DSS) certification. These objective certifications and compliance standards provide transparency and substantiate the efficacy of our world-class security program.

Associate Physical Safety and Security. Health and safety are at the very core of our organization’s values and underscore our belief that health is holistic. Our commitment to health and safety extends beyond our patients and members and to our associates, where it is also our duty to ensure their safety and well-being at work. Our governance, policies and procedures—guided by Occupational Safety and Health Administration (OSHA)

0.47 2023 OSHA Total Recordable Incident Rate for all Humana lines of business regulations—help protect the health and safety of our associates, contractors, members and visitors, providing each with a safe and secure work environment. We are dedicated to protecting people and safeguarding key assets, properties and information, understanding that a safe workplace is essential to fostering a culture of well-being and belonging.

We have an established occupational health and safety management system documented through our Environmental Health and Safety (EH&S) Manual. Created to reduce risk and loss associated with fire, disaster, workplace accidents, work-related illnesses and other occupational hazards, the EH&S Manual is owned and maintained by our Humana Safety and Security team, whose activities are overseen by Humana’s Senior Vice President of Enterprise Associate & Business Solutions, with ultimate accountability to Humana’s Chief Administrative Officer. Our Enterprise Safety and Security Policy applies to our associates, facilities (owned or leased) and anyone requesting facility admittance. All associates, contractors and vendors are expected to support our efforts in maintaining safe and secure facilities.

Talent & Diversity Measure Category

Diverse Supplier Spend

Increase Supplier Diversity

We’re working to increase our diverse supplier base through an inclusive and equitable approach to procurement and set yearly goals to increase total diverse supplier spend among our Prime Suppliers.

Our 2023 target increase was 9%.

2023 Total Diverse Spend: $357 million, or 6.5% of total supplier spend, representing a 2.4% decrease since 2022

Product Quality & Safety Measure Category

Star Ratings

Continue Leadership of Members in MA Plans with 4+ Star Rating

Our commitment to quality of care, patient-centered clinical outcomes and customer service is reflected in the consistent strength of our MA plan’s Star Ratings.

Membership in MA plans with 4+ Star Rating***:

Nearly 5.5 million, or 94%, of members are enrolled in plans rated 4 stars and above for 2024

For the Environment

We know that transforming healthcare requires transforming the way we address environmental risks to health. Our commitment to the health of our planet is stronger than ever. We recognize there is an undeniable link between our physical and emotional well-being and the health of the environment. To that end, we are continuing to invest our time and resources where it matters most—not just because it’s good business practice, but because we believe in a bright future.

We also understand that health is local, so we are engaged at a state and community level to address the health-related social needs of our members and communities, especially communities that have been historically underserved. Those same communities are often disproportionately affected by climate change, as evidenced in health outcomes and disaster recovery data, so we know our focus on these areas can have a significant impact.

As a services company, our direct environmental impacts are concentrated within our internal operations. As such, our focus is on areas where we feel we can make the most impact: reducing our greenhouse gas emissions (GHG) and waste from our operations; deploying water conservation efforts; and adopting renewable energy solutions. We understand that climate change impacts pose risks and opportunities for our business and seek to manage such impacts in several ways, including: continuous strengthening of our already robust business continuity program, investing in energy management and efficiency projects and applying financial incentives to support efforts toward reducing our environmental footprint. We also set challenging environmental targets, as shown below, that promote collaboration with vendors and associates to achieve them. These efforts mitigate risks and demonstrate our commitment by validating the intrinsic link between environment and health.

Our Workplace Solutions (WPS) Environmental Sustainability team, overseen by our Chief Administrative Officer, aims to support Humana’s lifelong well-being strategy by ensuring that we are doing our part to take on climate change, pollution and other environmental factors that impact our health. This team is responsible for day-to-day planning, coordination and implementation of the Company’s operational environmental sustainability policies, including those around energy management and climate-change mitigation/adaptation.

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We provide a full report of our GHG emissions, energy consumption and water usage within our Impact Report, available on our website at www.humana.com, then click “Humana’s Impact,” and refer to the “Environmental Year-over-year Data Inventory Table.” We also align our environmental reporting to the framework established by the Task Force on Climate-Related Financial Disclosures (TCFD). We encourage you to review our Environmental Sustainability Policy Statement and our CDP Report to learn more about our sustainability efforts and areas of concentration.

Reducing Emissions Through Science-based Targets

In 2021, we announced our intention to create a more robust next generation environmental goal to address climate change that would align with criteria established by the Science Based Targets initiative (SBTi). In 2022, we presented our science-based targets (SBT) proposal to SBTi for official validation. In 2023, SBTi officially accepted and validated our SBT, recognizing that our submitted science-based greenhouse gas emissions reductions target(s) conform with the SBTi Criteria and Recommendations (Criteria version 5.0), and SBTi has classified our Company’s Scope 1 and Scope 2 target ambition as in-line with a 1.5°C trajectory.

Our near-term SBT expands on our efforts to reduce emissions and waste through Scope 1 and Scope 2 initiatives and is designed to spur innovation and efficiency, boost investor confidence and align with national benchmarking. Among other strategies, our efforts to reduce Scopes 1 and 2 greenhouse gas emissions include continued investment in and improvements to energy efficiencies and optimization of our portfolio. We are also maintaining focus on reducing the amount of waste generated.

We understand that a path forward to net zero emissions is important to our collective future and we’re analyzing tactics, appropriate to our business, that allow us to utilize our SBT to contribute to future net zero goals.

Our commitments to the environment encompass a comprehensive approach that not only addresses our direct impacts, but also our broader energy consumption. While we continue to refine the strategies and undertakings necessary for us to fully achieve our SBT, we have identified the groundwork initiatives below within each scope.

Scope 1 and Scope 2 Groundwork Initiatives	Scope 3 Groundwork Initiatives

•  Increase energy efficiency and optimization within our infrastructure:

–  Maintain progress with ENERGY STAR® certifications

–  Application of short- and long-term renewable energy procurement sources, beginning with the purchase of renewable energy credits (RECs) in deregulated markets in-line with our energy procurement strategy

•  Fleet transition from traditional to hybrid vehicles

•  Aviation emissions reduction targets associated with National Business Aviation Association (NBAA) Sustainable Flight Department Accreditation Program

•  Engage and partner with our suppliers to encourage sustainability goals within our supply chain and connect them to resources to establish science-based targets for their organizations

•  Promote sustainable transportation choices and alternative workstyle opportunities available to our associates

•  Review and monitoring of investment portfolio to identify and reduce finance emissions

Renewable Energy

Much of our renewable energy effort has gone toward making Humana’s buildings more efficient, including making repairs and replacing equipment, resulting in a better associate experience and more energy-efficient buildings. Our headquarters in downtown Louisville, Kentucky has been retrofitted with solar panels on the rooftop, and we’re in the process of evaluating the best sites to install renewable energy. As part of our efficiency work, we use certifications to benchmark how well our buildings are performing, including ENERGY STAR certification.

We’re continuing to replace all lights in all of our owned and leased facilities with LEDs and pursuing the goal of reaching ENERGY STAR certification in all eligible Humana locations. ENERGY STAR certified sites on average use 35% less energy than comparable sites, and Humana will continue to leverage ENERGY STAR as a key measure to help achieve our science-based target.

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Fleet and Aviation

We’re also working toward energy efficiencies within our mobile vehicles and aircrafts. Our fleet inventory expanded due to the number of vehicles needed to accommodate the CenterWell Home Health business, especially clinicians visiting patients in their homes. These vehicles are essential as our clinicians deliver care to patients in their homes—as a means to expand access to care and for our patients’ convenience—and are necessary as part of our home health business model. We know that vehicle emissions have a negative effect on the environment, so we are making an effort to reduce our emissions footprint by transitioning our traditional vehicle fleet to hybrid vehicles. Our clinicians can continue using vehicles to meet with and deliver care to patients at their place of residence with peace of mind knowing that they are contributing to a positive impact on air quality around our patients’ homes and communities.

Our Aviation team applied for the National Business Aviation Association (NBAA) Sustainable Flight Department Accreditation Program and earned NBAA accreditation in Flight, Operations, Ground Support and Infrastructure. The team continues to work toward their goal of a 20% reduction in emissions over the 3-year certificate period. To contribute to this goal and identify practices that can be implemented to minimize the impact on the environment, the Aviation team has been exploring alternative jet fuel options, replacing diesel tugs (aircraft towing devices) with electric options, changing fluorescent bulbs with LEDs and using compostable containers, among other efforts.

Digital Adoption

Our dedication to reducing our environmental footprint includes the adoption of digital solutions and paperless communications. Core to this commitment is our drive to encourage email opt-ins and grow our digital marketing universe. By promoting electronic communication channels, we aim to minimize the need for print and postage, reducing waste and production costs associated with traditional mail. Our digital efforts also include investments in other online capabilities, providing members with faster and easier access to their benefits information, claims information, plan documents, ID cards and provider directories. These measures align to our broader sustainability goals and underscore our commitment to responsible, eco-conscious business practices.

Environmental Impact Measure Category

Paper Reduction

Print and Postage Savings

We’re working to reduce print and postage costs by making it easier to sign-up for and receive paperless communications in addition to transitioning more communications to digital channels. Our cumulative print and postage savings goal was $5 million by the end of 2023.

Cumulative Goal Achievement:

$21.8 million, representing a $16.8 million increase

over our initial $5 million goal

Environmental Impact Measure Category

Digital Adoption Rate

Increase Paperless Communications

We are working to increase the digital adoption rate (DAR) of among members who enroll in paperless communications, our focus remains on email opt-in preference for contact versus standard mail. Our goal is to increase the number of members who enroll for paperless communications by 15% (from 11% to 13%) by 2025.

2023 Goal Progress:

15.7%, or 119% of goal

Environmental Impact Measure Category

Digital Marketing

Grow Digital Marketing Universe

We’re working to grow our net digital marketing universe by 10% by the end of 2025 with an increase in the DAR among members who enroll in paperless communications and complete their MyHumana registration.

2023 Goal Progress:

14.2%, or 133% increase

38	Humana | 2024 Proxy Statement • Humana’s Impact

Additional ESG Resources

Humana Impact Report

https://www.humana.com/about/impact

Policy Statements

https://humana.gcs-web.com

-   Environmental Sustainability Policy & Standard

-   Supplier Diversity Statement

-   Statement of AI Principles

Ethics

https://humana.gcs-web.com/corporate-governance

-   Ethics Every Day

-   Anti-Corruption Statement

Supplier Diversity Program

https://www.humana.com/supplier-information/supplier-diversity

Value-Based Care Report

https://www.humana.com/provider/news/value-based-care

Health Equity

https://healthequity.humana.com

Data Privacy and Cybersecurity

https://www.humana.com/legal/privacy-policy

Standards of Excellence

https://www.humana.com/about/standards-of-excellence

Health Policy Center

https://policy.humana.com

Humana Healthcare Research

https://research.humana.com/

The Humana Foundation

https://www.humanafoundation.org

Fraud, Waste, and Abuse

https://www.humana.com/legal/fraud-waste-and-abuse

-  Ethics Every Day for Contracted Healthcare Providers & Third Parties

-  Compliance Policy for Contracted Healthcare Providers & Third Parties

Humana’s Impact • 2024 Proxy Statement | Humana	39

Awards and Recognition

We are pleased to have received national recognition for our ESG efforts and we appreciate the acknowledgement of our commitment to inspiring health and well-being. Highlighted below are just a few of our notable achievements, however a complete list of awards and recognition is available on our website at www.humana.com – from there click on “About Humana,” and then click on “Awards and Recognition.”

DiversityInc TOP 50 2023

Humana Ranks No. 10 Overall

2023 Specialty Lists

- No. 5 Philanthropy
- No. 6 Talent Acquisition for Women of Color
- No. 7 LGBTQ Employees
- No. 8 Black Executives
- No. 13 Veterans
- No. 14 Female Executives
- No. 15 Latino Executives
- No. 16 ESG
- No. 17 Mentoring
- No. 17 Native American/Pacific Islander Execs
- No. 18 Asian Executives

Human Rights Campaign Foundation — EQUALITY 100 — 2023 2024 — Leader in LGBTQ+ Workplace Inclusion

2023 NBIC BEST OF THE BEST — CORPORATIONS FOR INCLUSION

THE FOREFRONT 50 — TOP CORPORATIONS FOR MINORITY BUSINESSES

Military Friendly 2023 Gold — Top 10 Employer

Military Friendly 2024 Gold — Employer

Military Friendly 2023 — Spouse Employer

Military Friendly 2024 — Spouse Employer

BEST OF THE BEST 2023 — U.S. VETERANS MAGAZINE

DEI — BEST PLACE TO WORK FOR DISABILITY INCLUSION 2023 — 100 DISABILITY EQUALITY INDEX

TIME — WORLD'S BEST COMPANIES — statista — 2023

Great Place To Work. Certified — JUN 2023-JUN 2024 — USA

Humana Inc.
Health Care Providers & Services

Sustainability Yearbook Member

S&P Global Corporate Sustainability Assessment (CSA) Score 2023

S&P Global — Sustainable1

CX INDEX — FORRESTER — 2023 — #1 Leader Health Insurers (US)

BEST MEMBER EXPERIENCE — U.S. News — 2024 — MEDICARE ADVANTAGE INSURERS

BEST LOW PREMIUM PLAN AVAILABILITY — U.S. News — 2024 — MEDICARE ADVANTAGE INSURERS

CDP — DISCLOSURE INSIGHT ACTION

Humana's 2023 inaugural responses to the financial services questionnaire received a score of B- which is in the "Management" band, confirming we're taking coordinated action on climate issues.

CENTER FOR POLITICAL ACCOUNTABILITY

Humana's 2023 disclosures received "Trendsetter" designation from CPA-Zicklin for Corporate Political Disclosure and Accountability.

40	Humana | 2024 Proxy Statement • Humana’s Impact

Director Compensation

2023 Director Compensation Program

During 2023, our non-employee directors were compensated pursuant to the following schedule:

Annual Retainer (1)(4)	$120,000

Non-Employee Chairman of the Board Additional Annual Retainer	$240,000

Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $20,000 $15,000

Executive Committee Member fee per year	$12,000

Common Stock per year (1st Business Day of January)(2)(5)	$190,000 in common stock (variable # of shares)

Charitable Contributions Annual Match	up to $40,000

Group Life and Accidental Death Insurance — (except Chairman)(6)	$150,000 of coverage

Group Life and Accidental Death Insurance — Chairman(6)	$400,000 of coverage

Business Travel Accident Insurance	$250,000 of coverage

Restricted Stock Units Granted Initial Date of Election(3)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors

(1)

The annual cash retainer for each non-employee director is paid in equal amounts on a monthly basis during the service year. If a director ceases service on the Company’s Board of Directors during a year, the final cash retainer payment will be for the final month during any portion of which the director serves on the Company’s Board of Directors. A non-employee director will receive the full annual cash retainer amount for the initial year in which the director serves on the Company’s Board of Directors, regardless of the director’s initial date of election.

(2)

The annual common stock retainer is paid in the form of restricted stock units, vests at the end of the year of service related to the retainer and will be pro-rated for any service of less than the full year in respect of which the award is granted.

(3)

The initial award of restricted stock units is forfeited if the director serves less than one year on the Company’s Board of Directors. This initial award is in lieu of the annual common stock retainer for the year in which the director was first elected to the Board, but the director would receive the annual common stock retainer commencing in January of the year following election.

(4)

Pursuant to our revised Directors Stock Retention Policy, each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer. For additional information, please refer to “Corporate Governance — Corporate Governance Policies — Director Stock Ownership Guidelines” in this proxy statement.

(5)

Pursuant to the Company’s 2019 Amended and Restated Stock Incentive Plan, in no event shall any non-employee director of the Company be granted Awards that would result in total compensation for such director in connection with their service on the Company’s Board of Directors in excess of (a) with respect to a non-employee director, $1,000,000, and (b) with respect to a non-employee Chairman of the Board, $1,500,000, in each case, in any calendar year.

(6)	Coverage amount decreases 50% at age 70.

Director Compensation • 2024 Proxy Statement | Humana	41

2023 Compensation of Our Directors

The following table shows the compensation earned by our non-employee directors in connection with their service on our Board of Directors during all or a portion of the 2023 fiscal year:

Name(1)(2) (a)	Fees Earned or Paid in Cash ($)(3) (b)	Stock Awards ($)(3)(4)(5) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(7) (f)	All Other Compensation ($)(8) (g)	Total ($) (h)
Raquel C. Bono, M.D.	124,000	190,129	—	—	—	30,900	345,029
Frank A. D’Amelio	145,000	190,129	—	—	—	28,421	363,550
David T. Feinberg, M.D.	130,000	190,129	—	—	—	1,388	321,517
Wayne A. I. Frederick, M.D.	133,300	190,129	—	—	—	41,445	364,874
John W. Garratt	135,000	190,129	—	—	—	904	326,033
Kurt J. Hilzinger	368,000	190,129	—	—	—	43,171	601,300
David A. Jones, Jr.	49,000	63,543	—	—	224,175	45,379	382,097
Karen W. Katz	130,000	190,129	—	—	—	26,425	346,554
Marcy S. Klevorn	135,000	190,129	—	—	—	26,811	351,940
William J. McDonald	120,000	190,129	—	—	—	46,030	356,159
Jorge S. Mesquita	120,000	190,129	—	—	—	41,456	351,585
James J. O’Brien	46,700	63,543	—	—	—	41,221	151,464

Brad D. Smith	120,000	190,129	—	—	—	941	311,070

(1)

During 2023, Mr. Broussard served as President and Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Broussard’s compensation as our Chief Executive Officer is discussed under “Executive Compensation” in this proxy statement.

(2)

Messrs. Jones and O’Brien did not stand for re-election at the April 20, 2023 Annual Meeting of Stockholders. Compensation disclosed represents amounts earned for service during 2023 prior to their departures from our Board.

(3)

Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as Board members. For 2023, Mmes. Katz and Klevorn, Drs. Bono, Feinberg, and Frederick, and Messrs. D’Amelio, Garratt, Hilzinger, McDonald and Smith each deferred their stock compensation. Refer to footnote 1(c) to the section entitled “Stock Ownership Information — Security Ownership of Directors and Executive Officers” for a disclosure of the number of Shares of our common stock that have been deferred by each director. A director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services (other than the Humana Common Stock Fund) or can invest in stock units that have a value relative to that of our common stock. For 2023, Ms. Katz, Drs. Feinberg and Frederick, and Messrs. Hilzinger, McDonald and Smith each elected to defer a portion or all of their cash compensation under the Deferred Compensation Plan.

(4)

On January 3, 2023, when the fair market value of our common stock was $500.34, each director in office at that time, other than Mr. Broussard, was granted a restricted stock unit award of 380 Shares, representing the annual grant of approximately $190,000 in common stock. The amount shown in column (c) (“Stock Awards”) above is the grant-date fair market value times the number of Shares awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.

(5)

Vested restricted stock units with a payout deferral election made by the director accrue quarterly dividend equivalent rights that are reinvested into the director’s account as additional restricted stock units and will be included in the final restricted stock unit payment when the Shares are issued in accordance with the director’s payout election. This column does not include dividend equivalent units that have accrued through December 31, 2023 nor includes dividend equivalent rights paid on any such deferred Shares.

(6)

Pursuant to equity award agreements, unvested restricted stock units will be prorated upon vesting for any portion of the year that the director did not serve. Messrs. Jones and O’Brien each received a prorated number of restricted stock units upon vesting. The value represented above in column (c) is the prorated value of the number of Shares that vested on December 31, 2023, using the grant date fair market value of $500.34.

42	Humana | 2024 Proxy Statement • Director Compensation

(7)

Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. As he was first elected to the board in 1993, Mr. Jones is the only director that will have retirement benefits under this former retirement policy, including: (A) at the director’s election, either: (x) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (y) in lieu thereof, an actuarially equivalent joint and survivor annuity payment; and (B) an annual matching charitable contribution benefit of $19,000 for the life of the director.

(8)

We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors and members of their immediate family to and from such meetings or other Company business on Company aircraft. Directors may elect to participate in the medical and dental benefit programs offered to all of our associates at a rate comparable to the rate paid by associates. In 2023, Ms. Katz and Messrs. Garratt and McDonald elected to participate. Under the terms of our director compensation policy, each non-employee director who participates in medical and dental plans provided by the Company will, for two years following the date of completion of a change in control, be eligible to participate in medical and dental plans on substantially the same terms as immediately prior to the change in control, including the requirement to pay premiums at the same rates as our associates. We also reimburse directors for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we pay certain local occupational taxes and life and accidental death insurance premiums per outside director, in each case as disclosed below, and provide a matching charitable gift program. The “All Other Compensation” amount above includes the following amounts earned in connection with service on our Board of Directors:

Director	Matching Charitable Gift ($)	Occupational Tax ($)	Life Insurance ($)	Other ($)	Total – All Other Compensation ($)
Raquel C. Bono, M.D.	28,500	114	2,286	—	30,900
Frank A. D’Amelio	26,000	135	2,286	—	28,421
David T. Feinberg, M.D.	—	200	1,188	—	1,388
Wayne A. I. Frederick, M.D.	40,000	122	414	909	41,445
John W. Garratt	—	130	774	—	904
Kurt J. Hilzinger	40,000	3	3,168		43,171
David A. Jones, Jr.	40,000	3,645	762	972	45,379
Karen W. Katz	22,500	11	2,286	1,628	26,425
Marcy S. Klevorn	25,500	123	1,188	—	26,811
William J. McDonald	40,000	19	2,286	3,725	46,030
Jorge S. Mesquita	40,000	268	1,188	—	41,456
James J. O’Brien	40,000	459	762	—	41,221
Brad D. Smith	—	167	774	—	941

Director Compensation • 2024 Proxy Statement | Humana	43

Stock Ownership Information

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2023, based solely on a review of the reports furnished to the Company, or written representations by persons subject to Section 16(a), the Company believes that all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us.

Security Ownership of Certain Beneficial Owners of Company Common Stock

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding(1)

BlackRock, Inc. 50 Hudson Yards New York, New York 10001	11,248,135 Shares	9.2%(2)

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	11,171,000 Shares	9.1%(3)

(1)	The percentage of ownership is based on 122,224,220 Shares of our common stock outstanding as of December 31, 2023.
(2)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2023, BlackRock, Inc. reports that through various subsidiaries, it has sole power to vote 10,262,713 Shares and has sole dispositive power over 11,248,135 Shares.

(3)

Based upon a Schedule 13G filed with the SEC for the period ended December 29, 2023, The Vanguard Group reports that through various subsidiaries, it has shared power to vote 160,444 Shares, sole dispositive power over 10,643,005 Shares, and shared dispositive power over 527,995 Shares.

44	Humana | 2024 Proxy Statement • Stock Ownership Information

Security Ownership of Directors and Executive Officers

The following table shows stock ownership as of January 15, 2024, by (i) each of our director nominees; (ii) Bruce D. Broussard, our Chief Executive Officer; (iii) Susan M. Diamond, our Chief Financial Officer; (iv) each of our three other highest compensated executive officers serving as of December 31, 2023, (we collectively refer to these officers in this proxy statement as our Named Executive Officers, or NEOs); and (v) by all our director nominees and executive officers as a group, including those named above.

	Company Common Stock Beneficially Owned as of January 15, 2024 (1)(2)	Percent of Class as of December 31, 2023(3)

Raquel C. Bono, M.D.	397

Frank A. D’Amelio	20,634

David T. Feinberg, M.D.	441

Wayne A.I. Frederick, M.D.	440

John W. Garratt	1,255

Kurt J. Hilzinger	19,448

Karen W. Katz	590

Marcy S. Klevorn	436

Jorge S. Mesquita	1,653

Brad D. Smith	386

Bruce D. Broussard	160,822

Susan M. Diamond	18,630

Sanjay K. Shetty, M.D.	169

Joseph C. Ventura	20,812

George Renaudin II	4,084

All directors and executive officers as a group (21 in number, including those named above)	358,457	0.29%

(1)

Beneficial ownership of Shares, for purposes of this proxy statement, includes Shares as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual Shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)

Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of December 31, 2023, over which the employee participant has voting power and investment power. As of December 31, 2023, our Named Executive Officers held 2,886 of such Share equivalents in the Humana Retirement Savings Plan, while all of our executive officers as a group (10 in number, including our NEOs) held 3,006 of such Share equivalents.

(b)

Includes unvested restricted stock unit awards of our directors and executive officers which are scheduled to vest within 60 days after January 15, 2024, as follows (performance-based restricted stock units are shown at the maximum level):

Bruce D. Broussard	18,072

Susan M. Diamond	2,687

Joseph C. Ventura	2,731

George Renaudin II	884

All directors and executive officers as a group (21 in number, including our NEOs)	35,629

Stock Ownership Information • 2024 Proxy Statement | Humana	45

(c)

Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after January 15, 2024 under either the 2011 Stock Incentive Plan or the 2019 Amended and Restated Stock Incentive Plan. As of January 15, 2024, none of our non-employee directors held exercisable options. Exercisable options held by our NEOs and other executive officers as of January 15, 2024, or exercisable within 60 days thereof, were as follows:

Bruce D. Broussard	68,505

Susan M. Diamond	10,014

Joseph C. Ventura	13,262

George Renaudin II	1,387

All executive officers as a group (10 in number, including our NEOs)	156,550

(d)

Does not include stock awards to certain of our directors that have been deferred pursuant to our Deferred Compensation Plan for Non-Employee Directors. As of January 15, 2024, the Shares deferred were as follows (includes accrued dividend equivalent units on deferred Shares and deferred cash that was invested in the Humana Common Stock Fund):

Raquel C. Bono, M.D.	1,210

Frank A. D’Amelio	27,632

David T. Feinberg, M.D.	524

Wayne A.I. Frederick, M.D.	1,210

John W. Garratt	382

Kurt J. Hilzinger	37,825

Karen W. Katz	2,200

Marcy S. Klevorn	800

Brad D. Smith	645

(e)

Does not include the January 2, 2024 annual stock retainer of 430 restricted stock units granted to each of our directors (other than Mr. Broussard) pursuant to our 2023 director compensation program, which restricted stock units are expected to vest in full on December 31, 2024. The restricted stock units represent approximately $200,000 and were determined using the grant date fair market value of our common stock $464.85.

(2)	As of March 1, 2024, no Shares are pledged by any of our executive officers or directors in accordance with our policy prohibiting pledging or hedging transactions.
(3)	Based on 122,224,220 Shares outstanding as of December 31, 2023. Unless indicated, ownership is less than 1% of the class.

46	Humana | 2024 Proxy Statement • Stock Ownership Information

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) presents in detail our executive compensation policies and practices, describing each element of compensation and the decision-making process by our Organization & Compensation Committee (“Committee”) that supports it. We encourage you to read this CD&A in conjunction with the compensation tables that follow for additional context to the Committee’s decisions with respect to the 2023 compensation of our Named Executive Officers (“NEOs”), as listed below.

2023 Named Executive Officers	Bruce D. Broussard Chief Executive Officer
Susan M. Diamond Chief Financial Officer
Sanjay K. Shetty, M.D. President, CenterWell
Joseph C. Ventura Chief Legal Officer
George Renaudin II President, Medicare & Medicaid

CD&A Table of Contents

Compensation Discussion and Analysis • 2024 Proxy Statement | Humana	47

Executive Summary

We are a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

Our executive compensation program is designed to attract and retain highly qualified executives and focus, challenge and motivate these leaders by directly linking compensation to the achievement of our financial and strategic goals. The Organization & Compensation Committee believes that this is best accomplished when a significant portion of executive compensation is incentive based over the long-term, which aligns executive pay with stockholder interests, links pay to performance and the execution of enterprise-wide goals and incentivizes retention.

In evaluating 2023 compensation for our executive officers, the Organization & Compensation Committee considered the challenging environment facing the Company as the Medicare Advantage industry navigates a complex and dynamic period of change. The Company takes its commitments seriously, and the Committee was disappointed with our lower than anticipated financial results for 2023, and the expectation that higher medical cost trends will continue to impact our business in 2024. At the same time, the Company achieved strong growth in its Medicare Advantage membership and Medicaid and CenterWell businesses in 2023, continuing to advance its industry leading Medicare Advantage and senior focused value-based care platforms and positioning the Company for success over the long-term.

2023 Business and Financial Performance Results

•	Reported diluted earnings per common share (EPS) of $20.00 on a Generally Accepted Accounting Principles (GAAP) basis and Adjusted EPS of $26.09.*

•	Grew our individual Medicare Advantage membership by 843,300 members, representing 18.5% growth over fiscal year 2022, meaningfully higher than industry growth.

•

Remained the industry-leader in Star Ratings among our publicly traded peers for the sixth consecutive year, with 94% of our Medicare Advantage members enrolled in 4-star and above contracts,*** 61% of members in 4.5 and 5-star contracts, and four of our contracts receiving a 5-star rating.

•

Advanced the organic growth of our Medicaid business, successfully implementing contracts in Ohio and Louisiana early in 2023 and being recommended to serve beneficiaries in Indiana and Oklahoma as the year progressed, with expected implementation in 2024.

•

Added 61 net centers (26% growth) and 46,300 new patients (18.7% growth)—across 15 states, including new market entries in Indiana, Tennessee, Mississippi, and Virginia—to our CenterWell Primary Care platform through a combination of de novo builds and strategic M&A.

•	Increased the number of Humana Medicare Advantage members covered by a value-based home care model to 843,500, growth of 82,900 members (10.9% growth) year-over-year.

Returned to stockholders	Adjusted Return on Invested Capital (Adjusted ROIC) reflecting	Stock Total Return Performance
$2.0 Billion through dividends and stock repurchases**	15.35% average over the past 3-year period (2021, 2022 and 2023)
Delivered exceptional Star Ratings for our MA members with	Cumulative Total Stockholder Return (TSR) reflecting
94%	63.7%
of our Medicare Advantage members enrolled in 4-star and above contracts***	average over the past 5-year period (2019, 2020, 2021, 2022 and 2023)

48	Humana | 2024 Proxy Statement • Compensation Discussion and Analysis

Compensation Program Highlights

The Committee is dedicated to maintaining a robust, structured and balanced compensation program designed to motivate and reward the Company’s executives to drive Humana’s performance. Our maturing compensation program is a testament to the Committee’s thoughtful consideration and progressive approach to evolve and align with market best practices and stockholders’ interests. The chart below identifies certain elements of our compensation program.

PROGRAM SUMMARY

✓

Incentive Plans. Our executive compensation program includes both short-term incentive (STI) and long-term incentive (LTI) plans. These plans are designed with the goal of balancing short-term decisions with creating long-term stockholder value; we aim to drive focus on achieving key short-term enablers that will lead to successful outcomes on long-term strategic initiatives.

✓

Equity Awards. We offer our executive officers a combination of incentive stock options (ISO), non-qualified stock options (NQ) and restricted stock units (RSU) that are both time-based and performance-based (PSU), to align their interests with the creation of long-term stockholder value.

✓

Vesting Periods. We offer time-based equity awards that vest annually in one-third increments over a three-year period, and performance-based equity awards that vest on the third anniversary of the grant date based on the achieved performance results against preset performance targets.

✓

Performance Measures. For our executive officers, at least 50% of their LTI awards are performance-based. Performance is measured against the Company’s three-year aggregated return on invested capital (ROIC), and strategic performance measures, with a total shareholder return modifier (rTSR) that measures our performance relative to a PSU Comparator Group over the same period.

✓

Stock Ownership Guidelines. We require our CEO, executive officers and senior vice presidents to maintain minimum stock ownership levels (7x, 3x and 1x of base salary, respectively). These requirements illustrate our belief in aligning the interests of our executives with the interests of our stockholders.

✓	Market-based Compensation. We perform regular market compensation analysis to maintain competitiveness of our executive compensation program.

✓

Peer Group. We leverage a robust peer group comprised of companies in the managed care industry, health care services and facilities industry, and financial and other insurance-related industries to benchmark and assess our compensation programs and practices.

✓

Change in Control and Executive Severance Policies. We have a Severance Policy and Change in Control Policy, applicable to the CEO and other executive officers with restrictive covenants that align with the applicable severance period for any benefits.

✓

Clawback Policy. We maintain a clawback policy that both complies with recently adopted regulatory requirements and continues to apply to all incentive-based compensation in connection with improper conduct. Our current policy was adopted by the Board of Directors effective October 2, 2023 (replacing our prior policy in its entirety).

Compensation Discussion and Analysis • 2024 Proxy Statement | Humana	49

Compensation Framework

Compensation Program Design Principles

Our executive compensation program is designed to attract, retain, focus and motivate leaders to achieve strategic milestones and performance objectives that advance and grow our integrated care-delivery model. We design our executive compensation programs to challenge participants as well as reward them for superior performance for our Company and our stockholders. Our compensation program is predicated on three interconnected design principles:

Key Compensation Program Governance Components

Our robust and structured compensation program reflects the Committee’s belief that strong corporate governance is imperative for prudent compensation decision-making. Below are key governance elements of our compensation programs. We also identify certain common pay practices that we do not follow because they do not align with the strict standard of governance that we apply to our compensation programs.

WHAT WE DO		WHAT WE DON’T DO

✓	Design incentive plans with the majority of executive pay at risk	×	No stock option repricing without stockholder approval

✓	Maintain a Clawback Policy that both complies with recently adopted regulatory requirements and continues to apply to all incentive-based compensation in connection with improper conduct	×	No single trigger vesting of equity or cash severance payments upon change in control

✓	Include double-trigger provisions under our Change in Control Policy and equity agreements applicable to our executive officers	×	No hedging or pledging of Humana securities by associates (including executive officers and directors)

✓	Require minimum stock ownership levels for senior leadership	×	No tax gross-ups for our NEOs or other executive officers

✓	Maintain commitment to stockholder engagement	×	No excessive perquisites for senior leaders; all perquisites require specific business rationale

✓	Conduct an annual compensation risk assessment	×	No positive discretion for incentive-based awards

✓	Utilize an independent compensation consultant hired and overseen by the Committee	×	No dividends or dividend equivalents on unearned PSUs or RSUs

		×	No employment contracts with CEO, NEOs or other executive officers and senior leaders

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Overview of Compensation Elements

The material components of our executive compensation programs are: (i) base salary; (ii) short-term cash incentives; and (iii) long-term equity incentives. We believe that having a combination of pay elements motivates and challenges our executives to achieve positive results for our Company and our stockholders. Each element of compensation is summarized below.

Fixed Compensation	Base Salary	Cash	• Market competitive fixed compensation, reflecting executive’s scope of responsibility • Annually reviewed for market alignment, with adjustments as appropriate

At Risk Compensation	Short-Term Incentives	Cash

•  Cash-based incentive compensation to reward performance for achievement of short-term business objectives

•  Measures aim to optimize the level of year-over-year profitability in the short-term while contributing to the long-term success of the organization

	Long-Term Incentives	Humana Equity

•  Promotes retention of our executive talent

•  Motivates executives to optimize the long-term success of the organization

•  Mitigates excessive risk taking by encouraging executives to act in the long-term interest of the organization

Inputs Into Compensation Decisions

For 2023, the Committee received input from a number of sources and reference points to guide its design of the Company’s executive compensation programs and individual pay decisions. These various perspectives allow the Committee to have visibility into our peer companies’ practices, investor viewpoints, changes in external market practices and each executive’s individual performance, as part of its review of compensation. The Committee regularly reviews input and data received from its independent compensation consultant, our stockholders, external market practice surveys and individual performance assessments to make informed compensation decisions for our NEOs. In addition, the Committee regularly reviews tally sheet information that provides a comprehensive look at total compensation for each of our NEO’s. The figure below further describes the primary sources contributing to the Committee’s decision-making process.

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Independent Compensation Consultant

For 2023, the independent compensation consultant for the Committee was Farient Advisors, LLC (Farient). A representative of Farient attended all of the regularly scheduled Committee meetings in 2023, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, the independent compensation consultant.

The Committee considered certain factors to determine whether Farient’s service as a compensation consultant raised a conflict of interest, including, among other things:

•	Whether the firm provided other services to the Company;

•	The amount of fees received by the firm from the Company, as a percentage of such firm’s total revenue;

•	The firm’s policies and procedures that are designed to prevent conflicts of interest;

•	Whether the firm’s representatives providing services to the Committee have any business or personal relationship with a member of the Committee;

•	Whether the firm’s representatives providing services to the Committee own Company stock; and

•	Whether the firm’s representatives providing services to the Committee, or the firm itself, have any business or personal relationship with any of our executive officers.

After considering all of the above factors, the Committee determined that the service provided to the Committee as an independent compensation consultant by Farient in 2023 did not raise any conflict of interest.

Stockholder Engagement and Say-on-Pay

The Board, together with its committees and management team, routinely reviews and responds to the feedback received from our stockholders – through formal stockholder engagements, stockholder voting results and routine communication during the year – creating a feedback loop of transparency into our compensation and governance practices. The continuous dialog supplements the Board’s customary review of our governance and compensation programs, policies and/or practices as it considers areas for enhancement or improvement.

The Board views these engagements as an opportunity to gain insight and perspective on issues that matter most to our stockholders and believes that the most constructive way to achieve meaningful dialogue is to connect with them directly. Accordingly, the Company offers attendance by Board and executive management team members throughout the engagement process. Our Board respects the views voiced by our stockholders and understands the importance of regular engagement as priority issues evolve over time. Feedback received during dialogue with stockholders has, in some cases, led to the reaffirmation of, or enhancements to, certain of our corporate governance, ESG, and executive compensation practices.

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In addition to the above interactions, the Company routinely meets with stockholders, prospective investors, and analysts throughout the year during industry conferences and other events. The Company’s meeting schedule, presentations to investors and webcast replays are available via the Investor Relations section on our website. From www.humana.com, click on “More Humana” then click on “For Investors” and then click on the “Calendar of Events” tab. The illustration below further details our stockholder engagement and feedback consideration methods.

Fall 2023 Outreach

As we’ve done in the past, in the fall of 2023 we solicited engagements with thirty of our largest stockholders, representing approximately 63% of our outstanding Shares as of June 30, 2023, and invited them to set the agenda based on their areas of interest. Our stockholder discussions encompassed a variety of topics including: corporate governance, strategy, executive compensation, CEO succession, board refreshment, and environmental and social issues.

30 Invited Stockholders

Members of the Board and the executive management team made themselves available to attend all meetings upon request. Subsequently, Kurt J. Hilzinger, David T. Feinberg, M.D., Karen W. Katz, and Brad D. Smith each participated during these meetings at the request of certain of our stockholders.

63% Outstanding Stock Represented

Twelve engagements were held in response to our outreach, representing approximately 40% of our outstanding Shares as of June 30, 2023. As a result of these engagements, we received valuable feedback regarding the Company’s current practices. The feedback was overwhelmingly positive regarding our programs and governance, as described in greater detail below. These engagements affirmed our belief that stockholders are satisfied with our current programs, practices, and ongoing communications throughout the year on matters concerning the Company generally and the Board’s oversight.

12 Engagements Held

The Board believes that having ongoing communication with the Company’s stockholders provides valuable insight to ensure the Board is acting in the best interests of Humana and its stockholders.	40% Outstanding Stock Represented

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Stockholder Engagement Key Discussion Themes

Corporate Governance, Strategy and CEO Succession	Executive Compensation	Environmental & Social Issues

What We Heard During Our 2023 Stockholder Outreach

•  Stockholders appreciated our continued Board refreshment during 2023, and our disclosure of a formal director skills matrix, while also maintaining their interest in the Board’s overall composition, process for director refreshment, and representation of diversity and skills.

•  Stockholders were interested in our Board’s process for CEO succession planning and decision-making in connection with the Company’s CEO transition plan announced in October 2023. They also expressed interest in understanding the Board’s process for executive management team succession and retention strategies.

•  Stockholders inquired about certain governance processes including shareholder rights and oversight and controls related to cybersecurity. They also desired the Company’s perspective on regulatory scrutiny concerning Pharmacy Benefit Managers (PBMs), continued monitoring of potential impacts to the Company arising from the Inflation Reduction Act and CMS Risk Adjustment Data Validation (RADV) audits.

•  Stockholders expressed continued interest in understanding the process for compensation plan design, rigor placed on target setting, the Company’s contemplation of additional performance measures, and sought additional disclosure regarding LTI plan design.

•  Stockholders provided positive feedback on the Company’s integrated Impact Report connecting Environmental, Social and Governance (ESG) issues to the Company’s strategy, highlighting, highlighting key performance metrics and improved disclosure transparency.

•  Stockholders were overwhelming supportive of the Company’s development of an environmental science-based target (SBT) and expressed interest in the Company’s progress toward SBT validation and future discussion of underlying Scopes 1, 2 and 3 components.

•  Stockholders inquired about the Company’s associate population, noting the year-over-year decline in Black, Indigenous, and People of Color (BIPOC) representation, and the Company’s strategies to monitor and mitigate these trends over time.

How We Responded to What We Heard

Our Board is firmly committed to engagement with our stockholders and having candid dialogue. The Board welcomes feedback and believes these practices are in the best interest of our Company and our stockholders. Stockholders and other interested parties may contact our Board at any time, as instructed in the section titled “Communication with Directors” in this proxy statement. Our responses to certain stockholder feedback received during the 2023 engagement period are outlined below.

•  Upheld commitment to ongoing reviews performed by the Board in consideration of composition, diversity, skills and refreshment. Incorporated certain demographic information of each director within their biographies to enhance transparency.

•  Described the Board’s role in the CEO succession planning, search, and decision-making processes. Explained the Board’s involvement in succession planning for the executive management team and the process for executive compensation decisions.

•  Incorporated and disclosed certain of the Investor Day targets within the 2023 LTI compensation plan design as previously committed, reinforced our commitment to continued evaluation of potential metrics that are most appropriate for the program, and enhanced disclosure of strategic measures associated with our PSUs.

•  Issued a press release announcing validation of our SBT and confirmed that the Company’s 2023 Impact Report will contain discussion of our path toward achievement and overall will maintain robust narrative of material topics, with corresponding metrics, that connect to our Company’s enterprise business strategy.

•  Continued to address certain mechanisms of comprehensive oversight by the Board, as a whole and through its Committees, of material risks facing the Company, and confirmed that the approach includes attention to associate engagement and ESG matters.

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Say-on-Pay Support

Our 2023 say-on-pay proposal maintained strong approval with 91% of our stockholders voting in favor of the Company’s compensation strategy. We believe that the result of our 2023 say-on-pay proposal indicates that stockholders are generally supportive of our executive compensation program, and therefore the Committee made no material changes to the executive compensation program as a result of this vote. Stockholder voting trend for the past three years is illustrated below.

Peer Group

Our peer group is used as a reference point in making compensation decisions, such as developing base salary ranges, developing short-term and long-term incentive award ranges, determining competitiveness of the total compensation package for our NEO’s and comparing our performance in order to validate if our compensation programs are informed by market practices.

The Committee uses the framework below, in consultation with its independent compensation consultant (Farient), to filter and select a broad group of potential peers. This framework yields multiple perspectives that enrich our understanding of competitive executive pay practices while also ensuring that our peer group is comprised of companies with whom we may compete for talent and whose revenues, market capitalization, and business focus are similar to our own.

The peer group is reviewed at least annually and includes an assessment of current peers as well as potential peers in the context of industry and business model criteria, revenue size reflective of our revenue growth, and M&A activity that could impact the size of business mx of our current peers. In consideration of internal analysis and discussions with Farient regarding the Company’s business strategy, size and talent pool, the Committee determined to modify the peer group by (i) removing The Travelers Companies, Inc. and (ii) adding Molina Healthcare, and approved the following peer group (the “Peer Group”) for 2023 compensation decisions:

Managed Care Peers	Healthcare Services & Facilities Peers	Financial & Insurance Peers

☐ Centene Corporation	☐ Cencora	☐ Aflac, Inc.

☐ CVS Health Corp	☐ Cardinal Health, Inc.	☐ Allstate Corporation

☐ Elevance Health, Inc.	☐ DaVita Inc.	☐ MetLife, Inc.

☐ Molina Healthcare	☐ HCA Healthcare, Inc.	☐ Progressive Corporation

☐ The Cigna Group	☐ Laboratory Corporation of America Holdings, Inc.	☐ Prudential Financial, Inc.

☐ UnitedHealth Group Inc.	☐ McKesson Corp

☐ Walgreens Boots Alliance, Inc.

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Humana’s 2024 Peer Group Financial Comparison

Plan Design and Award Decisions

Base Salary

On an annual basis, the Committee, in consultation with its independent compensation consultant, reviews the market data and current base salaries for our executives, considering adjustments as deemed appropriate. Salary increases, if any, must receive advance approval from the Committee. During its review, the Committee determined that base salary increases were necessary for certain of our executives in 2023 in order to maintain competitive market pay levels. In addition to market pay analysis, the 2023 determinations considered demonstration of enterprise value along with certain expansions of responsibilities. The table below represents base salaries for our CEO and other NEOs as of March 1, 2023, compared to July 1, 2022.

Named Executive Officer	2023 Base Salary	2022 Base Salary

Bruce D. Broussard	$1,500,000	$1,349,500

Susan M. Diamond	$800,000	$750,000

Sanjay K. Shetty, M.D.[1]	$675,000	—

Joseph C. Ventura	$690,000	$630,000

George Renaudin II [2]	$675,000	—

(1)	Dr. Shetty joined the Company in March 2023.
(2)	Mr. Renaudin joined the Company’s management team in February 2023.

Short-Term Incentives

Our enterprise short-term incentive (STI) is administered through the Associate Incentive Plan (AIP), a discretionary, annual cash-based incentive plan. The goal of our plan is to recognize and reward participating associates, including our executive officers, for their contributions to the Company’s overall performance, while also uniting associates around a common purpose for the year.

Associate Incentive Plan

The AIP plan year is effective January 1 through December 31 of each fiscal year. Associates who participate in other Company incentive plans, such as Sales Incentive/Commission Plans and Targeted Incentive Plans, are not dually eligible to participate in the AIP. Associates may not participate in more than one incentive plan. For our executive officers, the AIP is administered through the Executive Incentive Compensation Plan, as filed with the SEC on annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and can be accessed on our website. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “SEC Filings and Financial Reports,” and then click on “SEC Filings.”

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AIP payout is calculated based on Annual Base Salary (or Annualized Base Salary for hourly associates) during the AIP Performance Period, as defined under the AIP Plan Document. Annual Base Salary under AIP excludes any unpaid leave or overtime and is pro-rated for the number of days eligible during the plan year. Further, in the event of a pay change during the plan year, the Annual Base Salary is pro-rated for the number of days at each base salary, which will result in a blended base salary. Refer to section entitled “2023 AIP Performance Results” for discussion of AIP payout of our Named Executive Officers.

On an annual basis the Committee, in consultation with its independent compensation consultant, reviews and approves the AIP as illustrated below:

Annual Committee AIP Approval Process

Approve Performance Measures	Approve Individual Targets	Approve Performance Results

•  Performance measures and goals are set by the Committee during the first quarter of the performance year, aligning to the Company’s overall business strategy, segment operations and established financial targets.

	• The Committee reviews and approves individual targets, compared to market, based on the executive’s scope of operations.	• The Committee certifies the Company’s performance results during the first quarter following the performance period. • Results are evaluated against the approved measures and goals.

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The Committee selected the following performance and strategic measures for the 2023 AIP, aligning our executives to the key financial and operational objectives of our overall strategy:

Adjusted Earnings Per Share (EPS)	50% Weighting	• Bottom-line measure of our organization’s profitability and is a common measure tracked by our stockholders. • The 2023 target represents an 14% year-over-year target increase. (Adjusted EPS)

Net Promotor Score (NPSr)	15% Weighting

•   Aligned to our integrated care delivery strategy and focuses on being a consumer-centric organization that strives for continuous member experience improvement.

•   Reviewed and approved by the Company’s Internal Audit Consulting Group and results are independently validated and certified by a third-party.

•   Data collected from member surveys, using automated interactive voice response (IVR) technology after an interaction with our call center support team.

•   Cumulative customer experience measure across multiple touchpoints, reflecting a more comprehensive measure of the Customer Experience than any single NPSt measure.

•   NPSr target represents a 6.9% improvement over the 2022 baseline.

Individual Medicare Advantage Membership Growth	20% Weighting

•   Measures individual Medicare Advantage (MA) net membership growth during the year.

•   Key element of our enterprise earnings growth framework, in-line with our goal to grow at or above market rate over time.

•   The target is set prior to the beginning of the Annual Election Period (AEP).

Strategic Measures	15% Weighting

•   Set of strategic initiatives that, if achieved, will improve relationships with our providers, improve member health and position the organization for long-term sustainable growth.

•   Continued focus on transformation efforts specific to key short-term enablers that support long-term strategic outcomes: Advance our integrated health strategy, sustain leading Stars results reflecting the high quality of care provided to members and patients and focusing on enterprise operating leverage to drive productivity gains.

•   Refer to “AIP Strategic Measures” below for additional details.

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In addition to the above performance and strategic measures, the Committee also established a funding gate for our management team, whereby no AIP would be paid unless the Company achieves threshold Adjusted EPS performance. Further, the terms of the plan provide that the performance measures determined by the Committee shall automatically adjust to reflect the impact of certain non-recurring events, including the impacts of merger, acquisition and disposition activity, changes in accounting standards, litigation or regulatory investigations outside of the ordinary course of business, restructuring activity outside of the ordinary course of business, business exit or disposal activities, and any extraordinary, natural disaster, unusual or infrequent event. However, the Committee retains the ability to exercise negative (but not positive) judgment with respect to the payout results regardless of the impact of any automatic adjustments.

Under our AIP, individual performance and contributions are taken into consideration when determining each associate’s final payout. For the 2023 AIP period, the Committee determined that contributions to the advancement of the Company’s inclusion and diversity efforts would continue to be included in the assessment of the individual performance of our executive officers, with the potential for an individual’s payout to be decreased (but not increased) in connection with the individual’s contributions to these efforts.

AIP Strategic Measures

The Company has a set of strategic initiatives that, if achieved, will improve member health, improve relationships with our providers and position us for long-term sustainable growth. The Committee believes that having strategic measures embedded within the AIP targets is critical to help drive organizational focus and prioritization in advancing our long-term strategy, while also incentivizing our associates to achieve milestones in the short-term. As illustrated below, the 2023 strategic measures directly align to our integrated care approach. We saw encouraging progress in 2023 related to each strategic measure which has a positive, direct impact on our members.

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2023 AIP Performance Results

In determining performance for our NEOs under the 2023 AIP, the Committee began by reviewing the Company’s overall financial and operating results, evaluating them against the AIP performance measures developed by the Committee in February 2023, and noting that the metrics were not subject to any automatic adjustments under the terms of the Plan and management was not recommending any exceptions or other positive adjustments to performance under the Plan targets. During this review, the Committee considered that while Company had experienced strong individual Medicare Advantage membership growth and maintained its NPSr performance, Adjusted EPS results had finished below the threshold set forth in the AIP as a result of the significant and unanticipated increase in medical costs trends in the Medicare Advantage industry during 2023 which accelerated further late in the year.

Performance Measure	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)(2)	Results
Adjusted EPS	50%	$27.00	$28.00	$29.00	$26.09
Net Promoter Score (NPSr)(1)	15%	1.1% below 2022 performance (YoY)	1.7% - 12.1% above 2022 performance	14.9% above 2022 performance	Flat to 2022 performance
Membership Growth	20%	350,000	400,000 - 425,000	475,000	843,300

(1)	Target NPSr represents the Company’s NPSr goal for the year. The spread between minimum/target and target/maximum is +/- 7.5% of the target goal.

(2)	Under the terms of the AIP, in the event that the financial measure (Adjusted EPS) results are at or below target, the non- financial measures are capped at target.

The Committee then reviewed the Company’s performance in advancing the strategic measures discussed above in the section entitled “AIP Strategic Measures,” noting the Company’s strong Star Ratings performance, success in developing an enterprise plan to create continuous improvement in operating leverage, and progress in executing on its strategy to reduce costs and improve health outcomes by increasing the number of members who utilize two or more CenterWell services.

Following this review, the Committee determined that no AIP payment would be made to the Company’s management team (including its NEOs) because the Company had failed to achieve threshold Adjusted EPS performance, the funding gate for the Company’s management team as established by the Committee.

Named Executive Officer	2023 Annual Base Salary[1]	2023 Target Opportunity	Funding Rate	Actual Payout

Bruce D. Broussard[2]	$1,469,893	193.84%		$0

Susan M. Diamond	$790,000	100%		$0

Sanjay K. Shetty, M.D.[3]	$493,269	100%	0%	$0

Joseph C. Ventura	$678,000	100%		$0

George Renaudin II	$655,000	100%		$0

(1)	Pay increases occurred during the AIP Performance Period with respect to certain of our Named Executive Officers resulting in a blended base salary.

(2)	Effective March 1, 2023, Mr. Broussard’s target opportunity increased from 175% to 200%, resulting in a blended percentage.

(3)	The amount indicated for Dr. Shetty represents nine-months of service during 2023.

Long-Term Incentives

Our long-term incentives (LTI) provide a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our NEOs. The Committee, in consultation with its independent compensation consultant, annually determines the aggregate amounts and terms of long-term incentive compensation awards for our executive officers using (i) compensation programs and competitive pay practices of peer companies and (ii) the outstanding equity information for each executive officer using tally sheets to examine the value of prior compensation decisions.

The Committee believes that a mix of long-term incentives, combined with performance measures and a rTSR modifier:

•	Aligns executives with the interests of our stockholders;

•	Allows executives to focus on measures they have the ability to influence while also satisfying stockholder expectations of using a relative measure;

•	Ensures that our long-term incentive compensation program is not overly dependent upon rTSR as an independent measure; and

•	Adjusts to general economic conditions that would impact all companies in our Peer Group.

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Design of Long-Term Incentives Granted in 2023

For long-term incentives granted in February 2023, the Committee (i) updated the design of our performance stock units to incorporate commitments made during our 2022 Investor Day and align the performance measures in our short- and long-term incentive programs to the mid-term goals of the Company, including our 2025 mid-term adjusted EPS target announced at our 2022 Investor Day, and (ii) approved a mix of long-term incentive awards granted in 2023 to our NEOs with adjusted weighting, as follows:

Performance-Based Stock Units	Restricted Stock Units	Stock Options

50%	25%	25%

•  Reinforces our pay-for-performance culture and aligns to our external commitments

•  Focuses on our 2025 mid-term adjusted EPS target

•  Includes commitment to drive ongoing operating efficiencies

•  Includes a relative Total Shareholder Return (rTSR) modifier that can adjust final award payouts up/down based on Company performance relative to the approved 2023 PSU Comparator Group (+/- 20%)

•  Measures performance against key strategic initiatives to create sustainable customer value and drive long-term strategic performance, outlined in illustration below

•  Promotes retention of our executive talent

•  Aligns executive officers’ interests with that of our stockholders

•  Allows executive officers to build stock ownership positions

•  Provides value regardless of stock price volatility

•  Offers long-term financial opportunities to our executives beyond salary

•  Aligns the interest of executive officers with stockholders by placing emphasis on long-term value creation through promoting growth in our stock price

•  Promotes connectedness with the Company and its long-term strategy, reinforcing the financial success of the organization

•  Offers long-term financial opportunities to our executives beyond salary

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The Committee approved the following 2023 stock-based compensation for the CEO and other NEOs:

Named Executive Officer	PSUs 50%(1)	RSUs 25%	Options 25%	Total 2023 LTI Award

Bruce D. Broussard	$7,000,000	$3,500,000	$3,500,000	$14,000,000

Susan M. Diamond	$1,800,000	$900,000	$900,000	$3,600,000

Sanjay K. Shetty, M.D.	$900,000	$450,000	$450,000	$1,800,000

Joseph C. Ventura	$1,100,000	$550,000	$550,000	$2,200,000

George Renaudin II	$1,100,000	$550,000	$550,000	$2,200,000

(1)	Performance-based restricted stock units are shown at target value.

Results of Our Performance-Based Restricted Stock Units Granted in 2021

Design Framework

In 2021, the Committee granted performance-based stock unit awards to our then-serving NEOs, with performance criteria for these awards based on both the Company’s average adjusted return on invested capital (Adjusted ROIC)(1) and certain long-term strategic measures, in each case measured against an established set of targets over the three-year period beginning January 1, 2021 and ending December 31, 2023, referred to herein as our “2021-2023 PSU Awards.” The 2021-2023 PSU Awards also included a rTSR modifier that could adjust final payout results up or down based on the Company’s TSR ranking against an approved Comparator Group.

The following discloses the three-year cumulative goals included in the 2021-2023 PSU Awards, which provide for incremental payout between steps:

2021-2023 PSU Awards

	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)

Financial Measure: Adjusted ROIC	70%	13.05%	14.35% - 14.65%	15.95%

✓ 3-Year Average ROIC target of 14.5%, with a target corridor of +/- 0.15%

✓ Spread between minimum/target and target/maximum of +/- 10%

✓ Incremental payout using linear interpolation if performance is within the ranges noted above

Strategic Measures	30%

rTSR Modifier	+ /-20%

rTSR Modifier (2021 Peer Group as Comparator Group)

  Ranked on a percentile basis against peers; +/- 20% is determined after ROIC performance is measured, and is applied as follows (with maximum
  payout capped at 200% of target opportunity and incremental modification using linear interpolation if performance is within the ranges noted below):

< 25th Percentile:	- 20%

45th – 55th Percentile:	No Modifier Applied

> 75th Percentile:	+ 20%

(1)

For purposes of the 2021-2023 PSU Awards, we define Adjusted ROIC, which is a non-GAAP performance measure, as adjusted net operating profit after tax (Adjusted NOPAT) divided by average invested capital (AIC). Adjusted NOPAT, which is a non-GAAP financial measure, is defined as GAAP net operating income as adjusted for non-GAAP items consistent with those reported in our public earnings release plus tax effected interest expense. AIC is defined as average shareholder’s equity plus average debt minus parent company cash (excluding $500 million for required reserves). The terms of the 2021-2023 PSU Awards further provide that for purposes of determining results under the awards for any individual fiscal year within the performance period, the applicable elements of Adjusted ROIC shall automatically adjust to reflect the impact of certain non-recurring events, including the impacts of merger, acquisition and disposition activity, changes in accounting standards, litigation or regulatory investigations outside of the ordinary course of business, restructuring activity outside of the ordinary course of business, business exit or disposal activities, and any extraordinary, natural disaster, unusual or infrequent event. However, the Committee retains the ability to exercise negative (but not positive) judgment with respect to any award, regardless of the impact of any automatic adjustments.

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Alignment of Strategic Measures

Beginning in 2021, the Committee considered additional approaches to drive management focus on the Company’s long-term transformation to become an integrated healthcare company by improving the quality of care delivered to the Company’s members, significantly advanced its healthcare services platform through the expansion of its senior-focused, value-based primary care organization, and the continued integration of its home health organization. Following this review, the Committee decided to add long-term strategic measures as an element of the 2021-2023 PSU Awards to compliment the continued long-term focus on delivering returns on invested capital through a focus on Adjusted ROIC. The strategic measures included in the 2021-2023 PSU Awards directly align to these long-term strategic priorities, as summarized below.

Performance Achievement Results

When determining the vesting value of the 2021-2023 PSU Awards, the Committee reviewed final Company results showing a three-year average Adjusted ROIC of 15.35% as determined under the terms of the 2021-2023 PSU Awards, including certain automatic adjustments due to the impacts of acquisition activity and the extraordinary unusual and infrequent impacts experienced by the Company as a result of the COVID-19 pandemic during certain portions of the performance period, achievement against the strategic measures noted above between their target and maximum range, and a rTSR ranking in the 15.1st percentile of the comparator group. As part of this review, the Committee also noted that Adjusted ROIC and rTSR performance are a by-product of both the financial and operational performance of the Company over the three-year period. As such, the Committee took into account strong earnings, revenue and membership growth over the majority of performance period, while noting TSR over the performance period that resulted in a 20% reduction to the performance metrics achieved under the 2021-2023 PSUs. The Committee further considered performance on the strategic measures included in the 2021-2023 PSU Awards, and their impact on improving the quality of care delivered to the Company’s members, advancing its healthcare services platform through the expansion of its senior-focused, value-based primary care organization, and integrating the Company’s home health organization.

During its February 2024 meeting, based on the review described above, the Committee approved an award payout at 124.9% of target amounts, as determined under the terms of the 2021-2023 PSU Awards, with no discretionary exceptions or adjustments, as shown below.

	Final Result	Funding Rate	Weighting	Modifier	Final Payout Results

Adjusted ROIC	15.35%	154.0%	70%		107.8%

Strategic Measures	Target - Max	161.3%	30%		48.4%

2021-2023 PSU Metric Performance					156.2%

rTSR Modifier	15.1st Percentile			-20.0%

Final Payout					124.9%

The Committee determined the above results were appropriate given the substantial progress made on long-term initiatives and the strong financial performance achieved during the 3-year performance period.

Compensation Discussion and Analysis • 2024 Proxy Statement | Humana	63

Other Benefits and Perquisites

We operate in a highly competitive, complex and consolidating industry and offer certain benefits that we believe are critical to attract and retain talent. In general, our NEO’s are eligible for the same benefits as our associate population. We offer a limited number of perquisites to attract and retain our executives but we do not provide any tax reimbursements or “gross-ups” for these benefits.

Health and Retirement Benefits

• Our executive officers participate in the broad-based associate health and retirement programs under the same terms and conditions as all other eligible associates.

•  Such benefits include: medical, dental, vision, disability, wellness, life and accidental death and dismemberment (AD&D) insurance, as well as 401(k) retirement plan, supplemental 401(k) plan and the option to participate in our Nonqualified Deferred Compensation Plan.

Perquisites

• We provide limited perquisites to our executive officers, which are aligned with market practices and are reviewed on a regular basis.

•  Perquisites may include limited personal use of the Company aircraft, personal security, personal executive support services, an annual physical, a matching charitable gift program, a supplemental life insurance benefit, financial planning assistance, and, if applicable, relocation assistance.

Executive Severance and Change in Control

•  The Severance Policy provides for benefits in the event employment is terminated without cause, for a defined severance period during which certain restrictive covenants would apply (e.g., non-compete, non-solicit and non-disparagement covenants):

-  CEO: 24 months base salary and target bonus, with two-year restrictive covenants

-  Other NEOs: 18 months base salary only, with 18-month restrictive covenants

•  The Change in Control Policy (CIC Policy) provides for benefits in the event that employment is terminated under certain circumstances in connection with a Change in Control transaction, with restrictive covenants binding the executive during the applicable severance period:

-  CEO: lump sum payment of 30 months base salary and target bonus, with 30-month restrictive covenants

-  Other NEOs: lump sum payment of 24 months base salary and target bonus, with 24-month restrictive covenants

64	Humana | 2024 Proxy Statement • Compensation Discussion and Analysis

Compensation Risk Management, Policies and Practices

We review our compensation programs to ensure appropriate governance and risk management practices. We believe that our policies and practices align with evolving best practices, while ensuring appropriate balance of risk and reward. Certain key risk management policies that pertain to executive compensation are as follows:

Clawback Policy

•  We have adopted a Compensation Recoupment Policy (“Recoupment Policy”) that covers each of our executive officers and is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual with respect to the mandatory recovery of certain specified financial-based incentive compensation in connection with specified accounting restatements, without regard to the fault of an executive officer. In addition, our Recoupment Policy also incorporates our long-standing recoupment policies in the event that an executive officer engages in certain specified improper conduct that in the discretion of the Committee is likely to cause or has caused material financial, operational or reputational harm to the Company. A potential recoupment in connection with improper conduct applies to all forms of incentive compensation. A copy of our Recoupment Policy is filed with the SEC as an exhibit to our 2023 Form 10-K.

Hedging and Pledging Policy

•  All of our associates and Board Directors are prohibited from engaging in short-term, speculative transactions in Company securities and therefore prohibits any hedging or pledging of Company securities, including puts, calls or other derivative securities.

Stock Ownership Guidelines

• Our stock ownership guidelines link a significant amount of our executives’ current and potential net worth to the Company’s success in alignment with the interests of our stockholders.

•  Ownership guidelines are expressed as a multiple of base salary and must be held until the relevant multiple is reached and maintained thereafter, as follows:

-  Chief Executive Officer: 7x base salary

-  CEO Direct Reports (including all NEOs): 3x base salary

-  Senior Vice Presidents: 1x base salary

Insider Trading Policy

• All of our associates and Board Directors (and their respective immediate family and household members) are prohibited from “tipping” or trading on inside information.

•  The policy expressly prohibits purchasing or selling any securities of the Company (including, without limitation, a gift, loan, pledge or hedge, contribution to a trust, or any other sale or transfer, regardless of how the securities are held), while aware of material, non-public information concerning the Company.

Compensation Discussion and Analysis • 2024 Proxy Statement | Humana	65

Organization & Compensation Committee Report

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2023 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this proxy statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

Wayne A. I. Frederick, M.D., Chair

Karen W. Katz

Brad D. Smith

*

Please refer to Annex III to this proxy statement for a reconciliation of non-GAAP to GAAP financial measures. We encourage each stockholder to read our full financial statements for the year ended December 31, 2023 contained in our Annual Report on Form 10-K, filed with the SEC on February 15, 2024.

**	Stock repurchases includes $73 million in connection with employee stock plans.
***	Membership totals in MA plans with 4+ Star Rating reflect membership as of October 2023 when Star Ratings were released by the Centers for Medicare & Medicaid Services (CMS).

66	Humana | 2024 Proxy Statement • Organization & Compensation Committee Report

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned for the time period served as a named executive officer during the last three fiscal years by (i) Bruce D. Broussard, our Chief Executive Officer; (ii) Susan M. Diamond, our Chief Financial Officer; and (iii) each of our three other highest compensated executive officers serving at December 31, 2023 (we collectively refer to these officers in this proxy statement as our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Bruce D. Broussard, Chief Executive Officer	2023	1,469,893	—	10,898,833	3,492,874	—	—	465,784	16,327,384
	2022	1,349,465	—	9,638,547	2,785,410	3,072,394	—	353,028	17,198,844
	2021	1,349,465	—	9,828,769	2,779,774	2,125,407	—	444,621	16,528,036

Susan M. Diamond, Chief Financial Officer	2023	790,000	—	2,802,776	898,145	—	—	239,812	4,730,733
	2022	750,000	—	2,258,317	652,754	975,750	—	174,177	4,810,998
	2021	640,962	—	1,861,200	813,976	576,866	—	168,477	4,061,481

Sanjay K. Shetty, M.D., President, CenterWell	2023	493,269	1,400,000	1,401,072	449,844	—	—	837,756	4,581,941

Joseph C. Ventura, Chief Legal Officer	2023	678,000	—	1,712,892	548,910	—	—	162,359	3,102,161
	2022	600,596	—	1,596,932	461,458	784,147	—	155,664	3,598,797

George Renaudin II, President, Medicare & Medicaid	2023	655,000	—	1,712,892	548,910	—	—	135,676	3,052,478

(1)

The amounts listed under the column “Stock Awards” in the Summary Compensation Table above disclose the aggregate grant date fair value of equity awards granted in fiscal years 2021, 2022 and 2023, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Note 14 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2023, describes the assumptions used to determine the grant date fair value for overall Company equity awards. Performance-based units are disclosed at target value — for a presentation of the ranges of potential values of these performance-based awards at vesting dependent upon the achievement of performance measures, please refer to the table entitled, “Grants of Plan-Based Awards” in this proxy statement.

The aggregate grant date fair value of each 2023 performance-based restricted stock unit award assuming that the highest level of performance conditions will be achieved is as follows:

Named Executive Officer	Grant Date Fair Value

Bruce D. Broussard	$14,000,034

Susan M. Diamond	$ 3,600,271

Sanjay K. Shetty, M.D.	$ 1,800,000

Joseph C. Ventura	$ 2,200,166

George Renaudin II	$ 2,200,166

(3)

The amounts listed under the “Option Awards” column in the Summary Compensation Table above disclose the aggregate grant date fair value of stock option awards granted in fiscal years 2021, 2022 and 2023, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Note 14 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2023, describes the assumptions used to determine the grant date fair value for overall Company stock options.

Executive Compensation • 2024 Proxy Statement | Humana	67

The assumptions used for valuing the Named Executive Officers’ stock options as a group, applying the Black-Scholes methodology, were as follows:

	2023	2022	2021

Weighted Average Fair Value at Grant Date	$130.74	$113.35	$92.21

Expected Option Life (Years)	3.0	3.6	3.7

Expected Volatility	31.6%	36.1%	33.8%

Risk Free Interest Rate	4.5%	1.8%	0.4%

Dividend Yield	0.7%	0.7%	0.7%

(3)

For a discussion of the potential ranges that could have been earned in 2023 under our short-term incentive compensation plan, refer to the table entitled, “Grants of Plan-Based Awards,” and for a discussion of the actual amounts awarded to our Named Executive Officers in light of the Company’s performance, see the section entitled, “Compensation, Discussion and Analysis — Plan Design and Award Decisions — Short-Term Incentives — 2023 AIP Performance Results” in this proxy statement.

(4)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan and the Humana Retirement Savings Plan; personal use of Company aircraft; a matching charitable gift program; financial planning assistance; emergency savings matching contributions; relocation assistance; personal security; basic life insurance premiums; wellness incentives; and physicals, as further described in the table below. This table does not include earnings on the Company’s deferred compensation plans—see the section entitled “Nonqualified Deferred Compensation” below for a discussion of earnings under such plans.

	Company Contributions to Humana Retirement Equalization Plan ($)(a)	Company Contributions to Humana Retirement Savings Plan ($)	Personal Use of Company Aircraft ($)(b)	Matching Charitable Contributions ($)	Financial Planning ($)	Other ($)(c)(d)
Bruce D. Broussard	315,922	24,750	54,840	40,000	18,340	11,932
Susan M. Diamond	107,681	24,750	53,775	30,000	18,970	4,636
Sanjay K. Shetty, M.D.	0	0	0	30,000	12,109	795,647
Joseph C. Ventura	84,911	24,750	0	30,000	18,970	3,728
George Renaudin II	59,559	24,750	0	30,000	15,074	6,293

(a)	This amount is also listed in the Nonqualified Deferred Compensation table.
(b)	The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.
(c)	Includes basic life insurance premiums, personal security, wellness incentives, physicals, and emergency savings matching contributions.
(d)	Includes relocation assistance in connection with Dr. Shetty’s employment in March 2023.

Grants of Plan-Based Awards

The following table provides information about equity awards granted in 2023 under our Amended and Restated Stock Incentive Plan, which we refer to as the Stock Plan, and the range of potential payments earned in 2023 under our short-term incentive compensation plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/Sh)(5) (k-1)	Closing Market Price on Grant Date ($/Sh) (k-2)	Grant Date Fair Value of Stock and Option Awards ($)(6) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Bruce D. Broussard	03/01/2023	1,500,000	3,000,000	6,000,000

	02/24/2023				5,487	13,719	27,438				507.42

	02/24/2023							6,859			507.42

	02/24/2023								195	510.2425	507.42	25,718

	02/24/2023								26,289	510.2425	507.42	3,467,156

Susan M. Diamond	03/01/2023	400,000	800,000	1,600,000

	02/24/2023				1,411	3,528	7,056				507.42

	02/24/2023							1,764			507.42

	02/24/2023								195	510.2425	507.42	25,718

	02/24/2023								6,615	510.2425	507.42	872,427

68	Humana | 2024 Proxy Statement • Executive Compensation

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/Sh)(5) (k-1)	Closing Market Price on Grant Date ($/Sh) (k-2)	Grant Date Fair Value of Stock and Option Awards ($)(6) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Sanjay K. Shetty, M.D.	04/01/2023	337,500	675,000	1,350,000

	04/01/2023				738	1,847	3,694				485.46

	04/01/2023							924			485.46

	04/01/2023								615	487.1602	485.46	69,792

	04/01/2023								3,349	487.1602	485.46	380,053

Joseph C. Ventura	03/01/2023	345,000	690,000	1,380,000

	02/24/2023				862	2,156	4,312				507.42

	02/24/2023							1,078			507.42

	02/24/2023								195	510.2425	507.42	25,718

	02/24/2023								3,967	510.2425	507.42	523,193

George Renaudin II	03/01/2023	337,500	675,000	1,350,000

	02/24/2023				862	2,156	4,312				507.42

	02/24/2023							1,078			507.42

	02/24/2023								585	510.2425	507.42	77,153

	02/24/2023								3,577	510.2425	507.42	471,757

(1)

Amounts calculated based upon annualized base salary, rather than actual amounts paid, for 2023. The actual payment of incentive compensation is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table under “Executive Compensation” in this proxy statement. In 2023, for our CEO, the threshold, target and maximum opportunity, as a percentage of base salary, were 100%, 200% and 400%, respectively, and for our other Named Executive Officers, were 50%, 100% and 200%. As further explained in the section entitled, “Compensation, Discussion and Analysis — Plan Design and Award Decisions — Short-Term Incentives — 2023 AIP Performance Results” in this proxy statement, for 2023, the actual payment of non-equity incentive compensation for our Named Executive Officers was $0.

(2)

In 2023, our Named Executive Officers were awarded 50% of their equity awards in the form of performance-based restricted stock units, with performance criteria based upon three-year cumulative goals with a financial measure of adjusted earnings per share (EPS) and modifier based on three-year relative total shareholder return (rTSR) of the Company relative to the TSR of the Company’s peer group over the same period. The performance-based units generally vest three years from the date of grant to the extent that the underlying performance targets have been met and the Named Executive Officer continues to be employed through the applicable vesting date.

(3)

In 2023, our Named Executive Officers were awarded 25% of their equity grants in the form of time-based restricted stock units. The restricted stock units generally vest in equal annual one-third installments beginning in the year of grant, to the extent the Named Executive Officer continues to be employed through the applicable vesting date.

(4)

In 2023, our Named Executive Officers were awarded 25% of their equity grants in the form of stock options. Stock options awarded to our Named Executive Officers are incentive stock options to the extent allowed by regulation and the balance are treated as nonqualified stock options. Stock options granted to our Named Executive Officers vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. The exercise price may be paid in cash or, at the discretion of the Committee, in Shares of our common stock valued at the fair market value on the date of exercise or any combination thereof. Under our Stock Plan, the Board may not reduce the exercise price for options or stock appreciation rights by re-pricing or replacing any option award.

(5)

Options under our Stock Plan cannot be granted at less than the Fair Market Value, defined in our Stock Plan as the average of the highest and lowest reported sales prices of our common stock in transactions reported on the composite tape by the NYSE on the grant date. Our Stock Plan was approved by our Board of Directors and by our stockholders.

(6)

Discloses the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in the fiscal year, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Performance-based restricted stock unit awards are disclosed at target value, based upon the probable outcome of the performance conditions.

Executive Compensation • 2024 Proxy Statement | Humana	69

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option, restricted stock units and performance-based restricted stock unit holdings of our Named Executive Officers as of December 31, 2023.

		Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)

Bruce D. Broussard	13,430	0		350.7875	02/24/2027	(1)

	20,283	10,142		376.6100	02/22/2028	(2)

	7,911	15,823		425.0550	02/21/2029	(4)

	0	26,484		510.2425	02/24/2030	(5)

							2,184	(8)	999,857

							4,573	(11)	2,093,565

										36,144	(13)	16,547,085

										16,013	(14)	7,330,912

										5,487	(15)	2,512,004

Susan M. Diamond	0	1,508		376.6100	02/22/2028	(2)

	2,528	1,265		428.6767	08/01/2028	(3)

	1,854	3,708		425.0550	02/21/2029	(4)

	0	6,810		510.2425	02/24/2030	(5)

							311	(7)	142,379

							512	(9)	234,399

							1,176	(11)	538,385

										5,374	(13)	2,460,271

										3,752	(14)	1,717,703

										1,411	(15)	645,970

Sanjay K. Shetty, M.D.	0	3,964		487.1602	04/01/2030	(6)

							616	(12)	282,011

										738	(16)	337,864

Joseph C. Ventura	4,656	0		350.7875	02/24/2027	(1)

	3,065	1,533		376.6100	02/22/2028	(2)

	1,310	2,622		425.0550	02/21/2029	(4)

	0	4,162		510.2425	02/24/2030	(5)

							362	(9)	165,727

							719	(11)	329,165

										5,462	(13)	2, 500,559

										2,653	(14)	1,214,570

										862	(15)	394,633

70	Humana | 2024 Proxy Statement • Executive Compensation

		Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)

George Renaudin II	0	4,162		510.2425	02/24/2030	(5)

							1,241	(8)	568,142

							230	(9)	105,296

							609	(10)	278,806

							719	(11)	329,165

										1,768	(13)	809,409

										841	(14)	385,018

										862	(15)	394,633

(1)	Options granted on February 24, 2020, vesting ratably over three years with full vesting on February 24, 2023.
(2)	Options granted on February 22, 2021, vesting ratably over three years with full vesting on February 22, 2024.
(3)	Options granted on August 1, 2021, vesting ratably over three years with full vesting on August 1, 2024.
(4)	Options granted on February 21, 2022, vesting ratably over three years with full vesting on February 21, 2025.
(5)	Options granted on February 24, 2023, vesting ratably over three years with full vesting on February 24, 2026.
(6)	Options granted on April 1, 2023, vesting ratably over three years with full vesting on April 1, 2026.
(7)	Restricted stock units awarded on August 1, 2021, vesting ratably over three years with an initial tranche vesting on August 1, 2022, and full vesting on August 1, 2024.
(8)	Restricted stock units awarded on September 1, 2021, vesting fully three years from the date of grant.
(9)	Restricted stock units awarded on February 21, 2022, vesting ratably over three years with an initial tranche vested on December 15, 2022, and full vesting on December 15, 2024.
(10)	Restricted stock units awarded on October 1, 2022, vesting fully three years from the date of grant.
(11)	Restricted stock units awarded on February 24, 2023, vesting ratably over three years with an initial tranche vested on December 15, 2023, and full vesting on December 15, 2025.
(12)	Restricted stock units awarded on April 1, 2023, vesting ratably over three years with an initial tranche vested on December 15, 2023, and full vesting on December 15, 2025.
(13)

Performance-based restricted stock units awarded on February 22, 2021, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of maximum performance goals.

(14)

Performance-based restricted stock units awarded on February 21, 2022, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of target performance goals.

(15)

Performance-based restricted stock units awarded on February 24, 2023, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of threshold performance goals.

(16)

Performance-based restricted stock units awarded on April 1, 2023, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of threshold performance goals.

(17)	Based on the closing stock price on December 29, 2023 of $457.81.

Executive Compensation • 2024 Proxy Statement | Humana	71

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by, and Shares acquired upon the vesting of restricted stock units held by, our Named Executive Officers in 2023. Options exercised or vested restricted stock units may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply the actual receipt of monies.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)

Bruce D. Broussard	—	—	35,429	17,753,777

Susan M. Diamond	3,369	555,292	4,817	2,373,179

Sanjay K. Shetty, M.D.	—	—	308	142,783

Joseph C. Ventura	—	—	4,387	2,187,385

George Renaudin II	—	—	2,222	1,095,076

(1)

The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the NYSE composite tape and the exercise price of the options on the date of exercise.

(2)	The Value Realized on Vesting is based on the Fair Market Value of our common stock as reported on the composite tape by the NYSE on the date of vesting.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on contributions and earnings for the Humana Retirement Equalization Plan and the Humana Deferred Compensation Plan for the Named Executive Officers in 2023.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Bruce D. Broussard	—	315,922	478,404	—	3,792,047

Susan M. Diamond	—	107,681	25,440	—	532,795

Sanjay K. Shetty, M.D.	—	—	—	—	—

Joseph C. Ventura	—	84,911	43,394	—	370,028

George Renaudin II	—	59,559	116,568	—	999,517

(1)

The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

We have a 401(k) plan, the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2023, once an individual is paid $330,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2023. The Company matches 125% of the first 6% of employee salary deferrals. Effective January 1, 2023, an employee must complete a year of service before being eligible for the Company’s match. Accruals under the Humana Retirement Equalization Plan, which is

72	Humana | 2024 Proxy Statement • Executive Compensation

unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a change in control of the Company. Distribution of benefits may take the form of a lump sum payment or periodic installments not to exceed twenty (20) years — if the Humana Retirement Equalization Plan balance exceeds $100,000. All of the Named Executive Officers, except Mr. Broussard (who elected installments for 10 years following termination) and Mr. Renaudin (who elected installments for 2 years following termination), eligible for a contribution under the Humana Retirement Equalization Plan in 2023 will receive a lump sum payment upon termination.

We also maintain a Humana Deferred Compensation Plan, which is designed to provide certain key employees of the Company and its subsidiaries with the opportunity to defer receipt of a portion of certain incentive compensation to which they may become entitled while the plan is in effect. The Humana Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that is maintained for the purpose of allowing deferred compensation to certain highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, whose annual rate of base compensation exceeds the limitation provided in IRS Code Section 401(a)(17) for the plan year. For 2023, participants may elect to have the payment of up to 80% of his or her incentive compensation for a plan year deferred pursuant to the Humana Deferred Compensation Plan; provided, that such amount must be equal to or greater than $25,000. If a participant’s deferral election results in a deferral amount of less than $25,000, then the deferral amount shall be zero. Deferral elections under the Humana Deferred Compensation Plan are made annually and are irrevocable. The deferral account accrues interest using the established two-year U.S. Treasury note rate. Distributions from the Humana Deferred Compensation Plan are distributable upon the payment commencement date, as determined upon the participant’s deferral election, which may be (i) the date that is six months following the date of the participant’s separation from the Company; (ii) a date specified by the participant in his or her deferral election; or (iii) the earlier of either the date that is six months following the date of (i) or (ii). Distributions may take the form of a lump sum payment or periodic installments (quarterly or annually) not to exceed ten (10) years — if the deferral balance is less than $100,000, then payment will be made in lump sum regardless of the participant’s election. During 2023, none of our Named Executive Officers participated in the Humana Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control of the Company

In accordance with our past disclosure practice, the table below discloses amounts payable to our Named Executive Officers under various scenarios had such occurred as of December 31, 2023. The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a change in control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a change in control. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination $ (a)	Involuntary Termination without Cause(1) $ (b)	Involuntary Termination for Cause $ (c)	Retirement(5) $ (d)	Death or Disability(2) $ (e)	Change in Control(3) $ (f)

Bruce D. Broussard

• Severance	0	9,000,000	0	0	0	11,250,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	57,385

• Stock Options (accelerated)(2)	0	0	0	0	1,318,444	1,318,444

• Restricted Stock Units (accelerated)(2)	0	0	0	0	24,972,490	24,972,490

• Subtotal: Termination Related Payments	0	9,000,000	0	0	26,290,934	37,598,319

• Stock Options (vested)(2)	3,305,955	3,305,955	0	3,305,955	3,305,955	3,305,955

• Supplemental Retirement Plan(4)	3,792,047	3,792,047	3,792,047	3,792,047	3,792,047	3,792,047

Subtotal: Currently Vested Amounts	7,098,002	7,098,002	3,792,047	7,098,002	7,098,002	7,098,002

• Mr. Broussard’s Totals	7,098,002	16,098,002	3,792,047	7,098,002	33,388,936	44,696,321

Executive Compensation • 2024 Proxy Statement | Humana	73

Name and Form of Payment	Voluntary Termination $ (a)	Involuntary Termination without Cause(1) $ (b)	Involuntary Termination for Cause $ (c)	Retirement(5) $ (d)	Death or Disability(2) $ (e)	Change in Control(3) $ (f)

Susan M. Diamond

• Severance	0	1,200,000	0	0	0	3,200,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	38,335

• Stock Options (accelerated)(2)	0	0	0	0	274,926	274,926

• Restricted Stock Units (accelerated)(2)	0	0	0	0	7,650,333	7,650,333

• Subtotal: Termination Related Payments	0	1,200,000	0	0	7,925,259	11,163,594

• Stock Options (vested)(2)	130,433	130,433	0	130,433	130,433	130,433

• Supplemental Retirement Plan(4)	532,795	532,795	532,795	532,795	532,795	532,795

Subtotal: Currently Vested Amounts	663,228	663,228	532,795	663,228	663,228	663,228

• Ms. Diamond’s Totals	663,228	1,863,228	532,795	663,228	8,588,487	11,826,822

Sanjay K. Shetty, M.D.

• Severance	0	1,012,500	0	0	0	2,700,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	9,340

• Stock Options (accelerated)(2)	0	0	0	0	0	0

• Restricted Stock Units (accelerated)(2)	0	0	0	0	1,127,032	1,127,032

• Subtotal: Termination Related Payments	0	1,012,500	0	0	1,127,032	3,836,372

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(4)	0	0	0	0	0	0

Subtotal: Currently Vested Amounts	0	0	0	0	0	0

• Dr. Shetty’s Totals	0	1,012,500	0	0	1,127,032	3,836,372

Joseph C. Ventura

• Severance	0	1,035,000	0	0	0	2,760,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	53,879

• Stock Options (accelerated)(2)	0	0	0	0	206,624	206,624

• Restricted Stock Units (accelerated)(2)	0	0	0	0	3,945,807	3,945,807

• Subtotal: Termination Related Payments	0	1,035,000	0	0	4,152,431	6,966,310

• Stock Options (vested)(2)	781,956	781,956	0	781,956	781,956	781,956

• Supplemental Retirement Plan(4)	370,028	370,028	370,028	370,028	370,028	370,028

Subtotal: Currently Vested Amounts	1,151,984	1,151,984	370,028	1,151,984	1,151,984	1,151,984

• Mr. Ventura’s Totals	1,151,984	1,886,640	370,028	1,151,984	5,304,415	8,118,294

George Renaudin II

• Severance	0	1,012,500	0	0	0	2,700,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	53,969

• Stock Options (accelerated)(2)	0	0	0	0	0	0

• Restricted Stock Units (accelerated)(2)	0	0	0	0	3,055,652	3,055,652

• Subtotal: Termination Related Payments	0	1,012,500	0	0	3,055,652	5,809,621

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(4)	999,517	999,517	999,517	999,517	999,517	999,517

Subtotal: Currently Vested Amounts	999,517	999,517	999,517	999,517	999,517	999,517

• Mr. Renaudin’s Totals	999,517	1,886,640	999,517	999,517	4,055,169	6,809,138

74	Humana | 2024 Proxy Statement • Executive Compensation

(1) Severance Policy

We have a Severance Policy that covers all of our Named Executive Officers, or NEOs. Under the Severance Policy our NEOs, if involuntarily terminated for reasons not meeting the definition of Cause, would receive salary continuation during the Severance Period (24 months for the CEO; eighteen (18) months for other NEOs) following the termination date at their respective Severance Rate. The Severance Rate for all NEOs is equal to their then current Annual Base Salary, with the CEO’s Severance Rate also including the target annual incentive compensation calculated as if goals had been met during the Company’s then-current fiscal year, pursuant to the relevant incentive compensation plan. All other terminated Named Executive Officers would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. The calculations in the table assume a December 31, 2023 termination and the prior payment in full of incentive compensation earned in the year of termination, such that the incentive compensation payment in connection with an involuntary termination without cause is $0.

Under the terms of the Severance Policy, each Named Executive Officer is required to enter into a written agreement containing certain restrictive covenants, including, non-compete and non-solicitation provisions as well as provisions relating to non-disparagement and cooperation, in each case for the duration of the applicable Severance Period.

(2) Stock Option and Restricted Stock Unit Agreements

At December 31, 2023, the NEOs have stock options and restricted stock units (with both time-based and performance-based vesting) outstanding under our Stock Plan. The treatment of these equity awards will vary depending upon the nature of the termination. The amounts disclosed in the table assume treatment of stock options and restricted stock units based on the December 29, 2023 fair market value of $456.9132.

Voluntary Termination. Under the Stock Plan, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each NEO would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options held by our NEOs would be forfeited. Any unvested restricted stock units held by our NEOs would also be forfeited upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested restricted stock units shall immediately lapse upon such termination.

Involuntary Termination Without Cause. Under the Stock Plan, upon an involuntary termination by the Company for reasons other than Cause, each NEO would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options held by our NEOs would be forfeited. Any unvested restricted stock units held by our NEOs would also be forfeited. In addition, our equity grant agreements contain non-compete and non-solicit provisions that only remain in full force and effect following an involuntary termination by the Company for reasons other than Cause if we pay an amount at least equal to the NEO’s then current annual base salary. Any such amounts that could be paid post-termination to enforce non-compete and non-solicit provisions are not included in the table above.

Involuntary Termination for Cause. Under the Stock Plan, in the event of termination for Cause, all options and unvested restricted stock units are forfeited for all NEOs, regardless of whether the options are vested. Under the Stock Plan, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

Retirement. Under the Stock Plan, an eligible Retirement means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. In the event of an eligible Retirement by a NEO, any outstanding options and restricted stock units will vest pro rata on the next scheduled vesting date, and any remaining outstanding options or restricted stock units would then be forfeited.

Death or Disability. Under the Stock Plan, in the event of death or Disability of a NEO, all outstanding options shall become immediately exercisable in full and the NEO, or his estate or representative shall have two years to exercise the options regardless of the expiration date. Under the Stock Plan, in the event of death or Disability of a NEO, any unvested restricted stock units shall immediately vest, and any unvested Shares of performance-based restricted stock units will vest at the target level.

Change in Control. Under the Stock Plan, in the event of a termination other than for Cause or resignation for Good Reason within two years following a Change in Control, (x) all outstanding options shall become immediately exercisable in full and the NEO shall have two years to exercise the options, but in no event beyond the expiration date, and (y) any unvested restricted stock units shall immediately vest, and any unvested Shares of performance-based restricted stock units will vest at the target level.

Executive Compensation • 2024 Proxy Statement | Humana	75

(3) Change in Control Policy and Benefits

We have a Change in Control Policy (CIC Policy), as adopted by the Organization & Compensation Committee. For the period ended December 31, 2023, all of our NEOs, including the CEO were eligible under the CIC Policy. The CIC Policy provides certain benefits in the event an eligible employee’s employment is terminated by the Company without Cause or by the employee with Good Reason within twenty-four months following a Change in Control, or by the Company without Cause under certain circumstances prior to a Change in Control. The table assumes treatment of each NEO under the CIC Policy.

Under the CIC Policy for the period ended December 31, 2023, NEOs would be entitled to receive a Cash Severance equal to twice the sum of each individual’s Annual Base Salary, excluding the CEO whose Cash Severance is equal to two and one-half times Annual Base Salary, as well as the target incentive compensation payable to him or her. Assuming a Change in Control and subsequent termination event had occurred at December 31, 2023, the payments set forth in the table above would have been made within fifteen business days of the termination event (or such later date as may be required by Section 409A) by the surviving company in the Change in Control. See the discussion herein under Note 3 regarding Change in Control treatment of equity compensation.

Further, under the CIC Policy, each NEO is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the NEO and/or the NEO’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue for 18 months following termination. These benefits are valued at the amounts listed in the table above for the applicable period.

Pursuant to our long-standing Company policy, the CIC Policy does not include an excise tax gross-up provision with respect to payments contingent upon a change in control.

(4) Pension and Retirement Plans

In the event of termination, each NEO would receive their account balance under the Humana Retirement Equalization Plan and the Humana Deferred Compensation Plan, as disclosed in the Nonqualified Deferred Compensation table, together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates.

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary.

At December 31, 2023, the account balances under the Humana Retirement Savings Plan—which include both the individual’s contribution and the Company’s contributions—for the NEOs are as follows (which amounts are not included in the table above):

Bruce D. Broussard	$956,162

Susan M. Diamond	$1,198,182

Sanjay K. Shetty, M.D.	$20,990

Joseph C. Ventura	$1,080,450

George Renaudin II	$2,720,908

(5) Retirement

As noted above, under the Stock Plan, the definition of retirement eligibility means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. For additional information on the stock options and restricted stock units held by each of our NEOs, please refer to the table entitled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement. The table above does not include amounts that would be realized from continued vesting of stock option and restricted stock unit awards.

76	Humana | 2024 Proxy Statement • Executive Compensation

(6) Life, Health and Other Benefits

Upon termination (other than a termination in connection with a Change in Control as described above), all officers elected by our Board of Directors, including our NEOs, are eligible for continuation of health and dental coverage pursuant to COBRA. Such coverage is not included in the table above (except for a Change in Control, where a two-year expense for health benefits is included, assuming a 10% increase in premiums year over year).

In the event of death, the estate of each NEO is entitled to receive a life insurance benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million), reduced by 50% when the age of 70 has been attained. As of December 31, 2023, the amount payable under such death benefit, which is not included in the table above, is as follows for our NEOs:

Bruce D. Broussard	$3,000,000

Susan M. Diamond	$2,400,000

Sanjay K. Shetty, M.D.	$2,025,000

Joseph C. Ventura	$2,070,000

George Renaudin II	$2,025,000

CEO Pay Ratio

2023 CEO Pay Ratio 192:1	As detailed further within the “Human Capital Management” section of this proxy statement, our associates’ total compensation may include base pay, incentive pay, overtime and other supplemental pay. We regularly review associate compensation and conduct benchmarking of our pay to the external market where we compete for talent, along with internal reviews of associate pay compared to those doing similar work in similar capacities across the Company – all to ensure we are competitive and aligned with industry standards. With respect to our CEO and other Named Executive Officers, as discussed further within the “Compensation Discussion and Analysis” section of this proxy statement, the Organization & Compensation Committee believes that current levels of compensation are appropriate based on the Committee’s multifaceted review.

Our 2023 CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Outlined below is the process that was applied for identifying our median associate for our comparative compensation analysis of the median associate to our CEO.

•

We identified the median associate using 63,941 global full-time, part-time, temporary and seasonal associates employed as of December 31, 2023, which excludes approximately 2,906 associates who joined us during 2023 as a result of acquisitions and business combinations, as well as 726 associates from the Dominican Republic (representing less than 5% of our associate base) in accordance with SEC rules;

•	We consistently applied 2023 W-2 earnings as the compensation measure for identifying our median associate;

•

During 2023, our median associate participated in the AIP, as discussed further in this proxy statement under the section titled “Compensation Discussion and Analysis—Plan Design and Award Decisions—Associate Incentive Plan.” The 2023 AIP compensation was not included within the 2023 W-2 earnings, as this cash compensation, although earned for 2023, is payable during 2024. Therefore, to determine the median associate compensation, we applied the final AIP payout of 30% of the target opportunity (based on overall Company performance, as discussed in the above referenced section) to our median associate’s total W-2 compensation. This payout as a percentage of target was consistent across our population of eligible associates, except our CEO and other NEOs, before any adjustments for individual contributions;

•	We then calculated our median associate’s compensation in the same manner as the Named Executive Officers in the Summary Compensation Table;

•	Applying this methodology, our median associate’s total compensation was $85,122, which includes a 2023 AIP payment of $1,746; and

•	Our Chief Executive Officer’s total compensation was $16,327,384.

Executive Compensation • 2024 Proxy Statement | Humana	77

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K
(the “PvP Rules”), we are providing the following: (1) tabular compensation and performance disclosure for 2020, 2021, 2022, and 2023; (2) an unranked list of three performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs for 2023 to Company performance; and (3) additional disclosure relative to the relationship between the “Compensation Actually Paid” (“CAP”) set forth in the Pay versus Performance Table and each of the performance metrics set forth in the Pay versus Performance Table and between the Company’s and the Peer Group TSR, in each case over 2020-2023.
For further information concerning Humana’s variable
pay-for-performance
philosophy and how Humana aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis.”
Pay Versus Performance Table
Pursuant to the PvP Rules, the Pay versus Performance Table (set forth below) is required to include for each year the CAP to the CEO and the average CAP for non-CEO
named executive officers. CAP represents a new calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, as well as from the way in which the Organization and Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. For example, the CAP calculation for a given year includes the change in fair value of multiple years of equity grants that are outstanding and unvested during the year, whereas the Summary Compensation Table calculation includes only the grant date fair value of equity awards that are granted during the year. These differences result in a CAP calculation that may be higher or lower than the corresponding Summary Compensation Table calculation, and that also may be more significantly impacted by changes in stock price. It is also important to note that outstanding equity awards may be represented in more than one year of the Pay versus Performance Table.
Equity grants (performance-based restricted stock units, restricted stock units and stock options) constitute a meaningful portion of compensation for the CEO and other NEOs. The value of equity grants will not be realized before applicable restriction periods and/or conditions lapse (including, with respect to the performance-based restricted stock units, the achievement of pre-determined
performance goals) and the ultimate value of such awards is subject to changes in stock price. While each participant was awarded a target number of performance-based restricted stock units, the actual number of performance-based restricted stock units earned could vary from zero (0) up to two (2) times target, if performance objectives are meaningfully exceeded, and no participant will receive any portion of performance-based restricted stock units if the threshold performance objectives are not met.

Year (a)	Summary Compensation Table Total for PEO ($) (1) (b)	Compensation Actually Paid to PEO ($) (2) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4) (e)	Value of Initial Fixed $100 investment Based On:		Net Income ($mm) (7) (h)	Adjusted EPS ($) (8) (i)
					Total Shareholder Return ($) (5) (f)	Peer Total Shareholder Return ($) (6) (g)

2023	16,327,384	(37,708)	3,866,828	1,654,500	128	136	2,484	26.09

2022	17,198,844	30,353,498	4,154,126	6,537,728	143	137	2,802	25.24

2021	16,528,036	25,833,960	4,111,051	5,872,201	128	147	2,934	20.64

2020	16,489,639	28,417,233	4,102,566	6,516,350	113	118	3,367	18.75

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Broussard (our Director and Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table” in the proxy statement.

(2)
The dollar amounts reported in column (c) represent the amount of CAP to Mr. Broussard, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Broussard during the applicable year. In accordance with the requirements of PvP Rules, the following adjustments were made to Mr. Broussard’s total compensation for the most recent fiscal year to determine the Mr. Broussard’s CAP:

Year	Summary Compensation Table Total ($)	Equity Deductions from SCT Total (a) ($)	Equity Additions to SCT Total (b) ($)	Pension Additions to SCT Total ($)	Compensation Actually Paid ($)

2023 (2)	16,327,384	(14,391,707)	(1,973,385)	N/A	(37,708)

78	Humana | 2024 Proxy Statement • Executive Compensation

(a)
The amounts in this column represent the grant date fair value of equity-based awards granted during each year. Pursuant to the requirements of Item 402(c)(2)(v) and (vi) of Regulation
S-K,
the Summary Compensation Table is required to include only those equity awards granted during
the particular year. These equity awards are generally made in the first quarter of the year.

(b)
The equity award adjustments for the most recent fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the most recent fiscal year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the most recent fiscal year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the most recent fiscal year; (iii) for awards that are granted and vest in the most recent fiscal year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the most recent fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the most recent fiscal year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the most recent fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the most recent fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2023	5,845,684	(8,536,144)	(623,402)	1,059,744	0	280,733	(1,973,385)

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Broussard, who has served as our CEO since 2013) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Broussard) included for purposes of calculating the average amounts in each applicable year are (a) for 2023, Susan M. Diamond, Sanjay K. Shetty, Joseph C. Ventura, and George Renaudin II; (b) for 2022, Susan M. Diamond, T. Alan Wheatley, Timothy S. Huval, and Joseph C. Ventura; (c) for 2021, Susan M. Diamond, Brian A. Kane, T. Alan Wheatley, Timothy S. Huval, and William K. Fleming; and (d) for 2020, Brian A. Kane, T. Alan Wheatley, Timothy S. Huval, and William K. Fleming.

(4)
The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding Mr. Broussard), as computed in accordance with the PvP Rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Broussard) during the applicable year. In accordance with the requirements of the PvP Rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Broussard) for the most recent fiscal year to determine the CAP, using the same methodology described above in Note 2:

Year	Summary Compensation Table Total ($)	Equity Deductions from SCT Total ($)	Equity Additions to SCT Total ($)	Pension Additions to SCT Total ($)	Compensation Actually Paid ($)

2023 (3)	3,866,828	(2,518,860)	306,532	N/A	1,654,500

Executive Compensation • 2024 Proxy Statement | Humana	79

The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2023	1,047,241	(863,823)	(85,465)	187,055	0	21,525	306,532

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Dow Jones U.S. Select Health Care Providers Total Return Index.

(7)
The dollar amounts reported represent the amount of Net Income reflected in the Company’s audited financial statements for the applicable year. While the Company does not use net income as a performance measure in its executive compensation program, the measure of net income is correlated with the measure Adjusted ROIC, which the company does use when setting goals in the Company’s long-term incentive compensation program.

(8)
Adjusted EPS is defined at page A-III-1 of this proxy statement, under “Annex III - Reconciliation of Non-GAAP Financial Measure.” While the Company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EPS is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link CAP to the company’s NEOs, for the most recently completed fiscal year, to company performance.

Pay Versus Performance Table
As described in greater detail in the Compensation Discussion and Analysis set forth in this proxy statement, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders.
The three performance measures listed below represent an unranked list of the “most important” performance measures that Humana used to align CAP to the NEOs for 2023 and company performance. While these financial measures are the most important measures the company used to align CAP to the NEOs for 2023 and company performance, additional financial and other measures were also used to align pay and performance, as further described in the Compensation Discussion and Analysis section of this proxy statement.
The most important performance measures are:

•	Adjusted Earnings Per Share

•	Adjusted Return on Invested Capital

•	Relative Total Shareholder Return
These financial quantitative measures generally reflect those used internally to measure our performance and externally to report to investors, and we believe that, taken together, they provide a holistic measure of Company growth, shareholder value and overall financial performance. As noted above, we have deemed Adjusted EPS as the “most important” financial measure used to link our NEO’s compensation with performance and, as previously disclosed, it is being used as our Company Selected Measure. For more detail on these measures and why we believe that they are important in structuring our incentive compensation programs and linking pay with performance, please see the discussion under “Plan Design and Performance Measures” in this proxy statement.

80	Humana | 2024 Proxy Statement • Executive Compensation

Analysis of the Information Presented in the Pay Versus Performance Table
While Humana uses several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance Table set forth herein. Moreover, Humana generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with PvP Rules) for a particular year. In accordance with the PvP Rules, Humana is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.
Compensation Actually Paid and Adjusted EPS
The following graphs depict the relationship between EPS and CAP to Humana’s CEO and the NEOs, respectively.

Compensation Actually Paid and Net Income
The following graphs depict the relationship between Net Income and CAP to Humana’s CEO and the NEOs, respectively.

Compensation Actually Paid and Relative TSR
The following graphs depict the relationship between TSR and CAP to Humana’s CEO and the NEOs, respectively.

Executive Compensation • 2024 Proxy Statement | Humana	81

Certain Transactions with Management and Others

The Board of Directors has determined that there are no material transactions involving a current director or director nominee of the Company. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has reviewed the following transaction involving a greater than 5% stockholder:

•

During 2023, the Company had an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2023. Under this agreement, BlackRock provided fixed income investment management services to the Company, for which the Company paid approximately $5.43 million in fees for the year ended December 31, 2023. The fees were determined solely on the amount of assets under management, and, to our knowledge, were comparable to those of non-affiliated customers.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance,” and then click on the link entitled “Policy Regarding Related Person Transactions.” Pursuant to that policy, our Board of Directors has approved the continuation for 2024 of the above-described relationships.

82	Humana | 2024 Proxy Statement • Certain Transactions with Management and Others

Audit Committee Report

Our Audit Committee currently is comprised of five directors. All members are independent and are financially literate as defined in the NYSE listing standards. The Board of Directors has determined that Messrs. D’Amelio and Garratt and Dr. Bono each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

As set forth in its Charter, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attestation services. The Audit Committee has retained PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for fiscal year 2024. PwC has been retained as the Company’s independent registered public accounting firm continuously since 1968.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2023, with Humana’s management and its independent registered public accounting firm, PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has discussed with PwC its independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

During 2023, the Audit Committee met independently with our Chief Audit Officer, our Chief Risk Officer, our Chief Compliance Officer, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC, reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the NYSE regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31

	2023	2022

Audit Fees	$7,703,000	$8,058,000

Audit Related Fees	$1,461,500	$1,378,500

Tax Fees	$170,566	$97,931

All Other Fees	$600,900	$364,747

TOTAL	$9,935,966	$9,899,178

•

Audit Fees include activities relating to the audit of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate Company audits, work performed in connection with registration statements, and consultations related to miscellaneous SEC and financial reporting matters.

•

Audit Related Fees include other assurance and related services including the audits of our employee benefit plans, Service Organization Controls (SOC) reports and other mandated regulatory and compliance attestation services. No amounts were paid for financial systems design and implementation.

•	Tax Fees include activities relating to tax compliance, consultation and support services.

•	All Other Fees include activities related to advisory services and the annual renewal of software licenses.

Audit Committee Report • 2024 Proxy Statement | Humana	83

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present, and, in fact, met with the internal auditors and with PwC with and without management present in connection with each regularly scheduled Board of Directors meeting in 2023.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	related assurance and attestation services;

•	risk and control services;

•	transaction services; and

•	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2023.

All members of the Audit Committee of the Company whose names follow submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chair

Raquel C. Bono, M.D.

John W. Garratt

Marcy S. Klevorn

William J. McDonald

84	Humana | 2024 Proxy Statement • Audit Committee Report

Proposal Two

Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Board of Directors, in accordance with the recommendation of its Audit Committee, believes that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders, and therefore has appointed PwC to audit the consolidated financial statements of the Company for the year ending December 31, 2024. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives.

We are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2025. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on this the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions and Shares not present at the meeting have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers and other NYSE member organizations have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal Two • 2024 Proxy Statement | Humana	85

Proposal Three

Non-Binding Advisory Vote with Respect to the Compensation of the Company’s Named Executive Officers

Background

The Dodd-Frank Act requires that we include in our proxy statement a non-binding advisory stockholder vote with respect to the frequency of future advisory votes regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”).

At our 2023 Annual Meeting, held on April 20, 2023, our stockholders recommended an annual Say-on-Pay vote, and our Board of Directors subsequently adopted that recommendation. In 2024, we are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay for performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal Three is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders and intend to consider any stockholder concerns evidenced by this vote. We will continue to evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of the Board of Directors

This proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on this proposal for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Abstentions, Shares not present at the meeting and broker non-votes have no effect on the approval of this non-binding advisory vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

86	Humana | 2024 Proxy Statement • Proposal Three

Proposal Four

Approval of Amendment to the Company’s Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company as Permitted by Delaware Law

Background

This proposal seeks to amend our Restated Certificate of Incorporation (our “Charter”) in light of a recent amendment to Delaware law permitting corporations to limit the personal liability of certain senior executive officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) has long permitted a Delaware corporation such as the Company to include in its certificate of incorporation a provision eliminating the personal liability of directors for breaches of fiduciary duties, subject to various exceptions; accordingly, Article Tenth of our Charter has long included such a provision protecting directors.

Because such provisions did not extend to officers, stockholder plaintiffs have employed a tactic of bringing certain claims that would be dismissed if brought against directors, against individual officers to avoid dismissal of such claims. To address the inconsistent treatment between directors and officers and rising litigation and insurance costs, Section 102(b)(7) was amended, effective August 1, 2022, to permit a Delaware corporation to include in its certificates of incorporation a provision eliminating personal liability of certain officers of the corporation for breaches of fiduciary duties, subject to various exceptions (the “Section 102(b)(7) Amendment”). The officers covered by the Section 102(b)(7) Amendment include the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer and chief accounting officer and any officer identified in the corporation’s filings with the SEC as one of the corporation’s most highly compensated executive officers.

After deliberation, our Board unanimously determined that it is in the best interest of the Company and its stockholders to amend our Charter to include a provision of the type authorized by the Section 102(b)(7) Amendment to allow us to (i) continue to attract and retain talented executive officers in light of the fact that many of our peers and other companies with which we complete for talent have adopted, or are likely to adopt, such a provision, and (ii) potentially decrease litigation costs and the cost of directors’ and officers’ insurance in the future.

Proposed Changes

In light of the foregoing, our Board unanimously adopted and declared advisable the amendments to our Charter set forth in Annex I, which would add a new provision to Article Tenth eliminating the personal liability of the officers of the Company for breaches of fiduciary duties as permitted by the Section 102(b)(7) Amendment. As is currently the case with directors under Article Tenth, the new provision would not limit the personal liability of any officer:

•	for breach of the duty of loyalty;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

•	for any transaction in which the officer derived an improper personal benefit.

In addition, the Section 102(b)(7) Amendment would not limit the personal liability for any officer in an action brought by or in the right of the Company, such as a derivative action.

The foregoing summary of the proposed amendments to our Charter is qualified in its entirety by reference to the amendments set forth in Annex I, which shows the proposed addition to Article Tenth of our Charter by bold underlined text.

Proposal Four • 2024 Proxy Statement | Humana	87

Impact of the Proposal; Vote Required; Recommendation of the Board of Directors

If Proposal Four is approved by our stockholders, the amendments to our Charter subject to this Proposal Four would become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which the Company intends to do promptly following the Annual Meeting. If Proposal Four is not approved by our stockholders, Article Tenth of our Charter will remain unchanged.

This proposal requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Abstentions, Shares not present at the meeting and broker non-votes will have the same effect as a vote against this proposal. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR CHARTER TO LIMIT THE LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY DELAWARE LAW.

88	Humana | 2024 Proxy Statement • Proposal Four

Proposal Five

Approval of Amendment to the Company’s Restated Certificate of Incorporation to Eliminate Supermajority Voting Requirement in Connection with Certain Transactions

Background

This proposal seeks to eliminate Article Eleventh of our Charter.

Under Article Eleventh, we are required to obtain a vote of stockholders holding three-fourths of our outstanding shares to (i) adopt an agreement providing for the merger or consolidation of Humana with a “related company”, (ii) authorize the sale or lease of all or substantially all of our assets to a related company, or (iii) authorize the sale or lease to us of any assets of a related company in exchange for our equity securities. Article Eleventh defines a “related company” as any person or entity that by itself or together with its affiliates and “associates” beneficially owns 5% or more of any class of our equity securities and defines an “associate” of a related company to include any beneficial owner of 5% or more of any class of the related company’s equity securities.

The consequence of Article Eleventh is that we could be required to obtain a supermajority vote of its stockholders to complete a merger or other major transaction with any other company that has even one greater than 5% stockholder in common with the us. As indicated under “Stock Ownership Information” beginning on page 44, BlackRock, Inc. and The Vanguard Group each beneficially owns more than 5% of the Company’s outstanding shares. Each of those investment firms also beneficially owns 5% or more the shares of many other companies both in our industry and across the market. Accordingly, due to the provisions of Article Eleventh, a merger or other major transaction with any such other company that is supported by holders of a majority of our outstanding shares could only be completed if approved by holders of at least three-fourths of our outstanding shares. The Board believes that this is an unduly restrictive provision, particularly given the possibility of not securing a quorum to be able to reach this level of support.

As part of our continuous evaluation of our corporate governance practices, our Board regularly reviews our governing documents and considers potential enhancements. In evaluating whether to recommend the elimination of Article Eleventh, our Board considered multiple factors, including the advantages and disadvantages of supermajority voting provisions in general and in light of our overall corporate governance structure, and the fact that many investors and other stakeholders view supermajority voting provisions as inconsistent with principles of good corporate governance on the basis that the requirement of a supermajority vote can limit the ability of stockholders to effect change by essentially providing a veto to a large minority stockholder or group of stockholders. During this process, our Board considered any potential risks associated with eliminating our supermajority voting requirements, specifically in the context of potential future transactions. For example, in the context of a major transaction with a company that has significant overlapping stockholders with us, some of those overlapping stockholders could choose to vote their Humana shares in favor of the transaction because they believe it would benefit them as stockholders of the other company (even though the transaction may not benefit them in their capacity as stockholders of Humana), and the supermajority voting requirements of Article Eleventh could be viewed as protective of Humana by requiring broad stockholder support for such a major transaction. However, our Board believes that this risk is more than outweighed by the risk that a transaction considered desirable by a majority of our stockholders is not approved because of the existing supermajority threshold. The Board continues to uphold its fiduciary responsibility in thoroughly evaluating all potential avenues for stockholder value creation, including potential mergers or major acquisitions.

Proposal Five • 2024 Proxy Statement | Humana	89

In addition, our Board took into account that none of the companies in our Peer Group (identified under “Peer Group” beginning on page 55) maintains a similar supermajority provision in its charter or bylaws. Given these circumstances, our Board believes that maintaining such a provision in our Charter could potentially impede Humana’s ability to execute transactions with peer companies in the future. For example, a potential transaction counterparty with even one greater than 5% stockholder in common with Humana may seek to bypass the burdensome supermajority voting requirement and instead transact with a different company that does not maintain the provision, thereby depriving Humana and its stockholders of a transaction opportunity that might otherwise have been available to them.

The Board also considered that a stockholder submitted to the Company a proposal seeking the elimination of supermajority voting provisions and that similar proposals had been supported by stockholders at many other companies. Considering the foregoing, our Board has determined that it is in the best interests of the Company and its stockholders to recommend that our stockholders adopt an amendment to eliminate Article Eleventh from our Charter.

Aside from Article Eleventh, there are no supermajority voting requirements in our Charter or Bylaws, except that Article Ninth of our Charter requires the unanimous vote of our stockholders in order to amend our Bylaws to provide for cumulative voting for the election of members of our Board or the introduction of a classified board structure. Our Board believes that it is in the best interest of stockholders, and consistent with corporate governance best practices, for each member or nominee to stand for re-election or election to our Board each year. In addition, cumulative voting is uncommon and not permitted under Delaware law to be implemented by means of a bylaw amendment. Therefore, our Board is not recommending at this time any amendments to Article Ninth of our Charter.

Proposed Changes

The Board unanimously adopted and declared advisable the amendments to our Charter set forth in Annex II, which would remove Article Eleventh from our Charter in its entirety.

The foregoing summary of the proposed amendments to the Charter described above is qualified in its entirety by reference to the amendments in full as set forth in Annex II, which shows the proposed deletions by strikethrough text.

Impact of the Proposal; Vote Required; Recommendation of the Board of Directors

If Proposal Five is approved by the Company’s stockholders, the amendments to our Charter subject to this Proposal Five would become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which the Company intends to do promptly following the Annual Meeting.

If Proposal Five is not approved by the Company’s stockholders, Article Eleventh of our Charter will remain unchanged and in effect.

This proposal requires the affirmative vote of the holders of at least three-fourths (75%) of the outstanding shares entitled to vote thereon. Abstentions, Shares not present at the meeting and broker non-votes will have the same effect as a vote against this proposal. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” AMENDMENT TO OUR CHARTER TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENT IN CONNECTION WITH CERTAIN TRANSACTIONS.

90	Humana | 2024 Proxy Statement • Proposal Five

Proposal Six

Stockholder Proposal on Simple Majority Vote

Background

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, holder of 10 shares of the Company’s common stock, has notified the Company of his intent to present a proposal at the Annual Meeting. In accordance with SEC rules, the Company has set forth below the proposal, along with the supporting statement of the stockholder proponent, for which the Company and the Board accept no responsibility. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting. As explained below, the Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

The proponent’s proposal is as follows:

Simple Majority Vote — Proposal 6

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).

Please vote yes:

Simple Majority Vote — Proposal 6

Proposal Six • 2024 Proxy Statement | Humana	91

HUMANA OPPOSING STATEMENT

This Proposal Six requests a simple majority standard in connection with each voting requirement in the Charter and Bylaws. The Board has considered the stockholder proposal relative to the Company’s specific circumstances and concluded that its adoption is unnecessary and would not be in the best interests of the Company or its stockholders. As detailed in Proposal Five, eliminating Article Eleventh of our Charter instead would benefit the Company and its stockholders.

Therefore, the Board recommends that the Company’s stockholders oppose this proposal and instead vote “FOR” Proposal Five.

This proposal does not specify that most of our Charter and Bylaw voting requirements are for a majority vote of our stockholders. In fact, if Proposal Five is adopted, the only other provision requiring greater than a majority vote of the Company’s stockholders would be in Article Ninth of our Charter which the Board believes should have a higher threshold due to the nature of the provision. This provision prohibits our Board and stockholders from amending the Company’s Bylaws to provide for cumulative voting for the election of members of our Board or the introduction of a classified board structure without the unanimous approval of the Company’s stockholders. Because cumulative voting is uncommon and not permitted under Delaware law to be implemented by means of a bylaw amendment, and the Board does not support a classified board structure (which is opposed by most governance experts and many of our investors), the Board does not believe an amendment to this provision of Article Ninth is appropriate or necessary.

Moreover, our Board believes that matters voted on by our stockholders should generally be approved or disapproved by a majority of the votes cast for or against the applicable proposal, except where a different standard is required by applicable law or is consistent with standard market practice for a particular matter. Specifically, under our Charter and Bylaws, only three matters require approval by a majority of all outstanding shares (rather than a majority of the votes cast): (a) an amendment to our Charter; (b) the removal of directors; and (c) an amendment of our Bylaws. The first two are mandated by Delaware law, and the third is consistent with standard market practice for stockholder bylaws amendments.

Accordingly, the Board believes that this advisory and non-binding stockholder Proposal Six is inappropriate and unnecessary. For the foregoing reasons, the Board unanimously recommends that you vote “AGAINST” Proposal Six and instead vote “FOR” Proposal Five.

Vote Required and Recommendation of the Board of Directors

This proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on this proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company. Abstentions, Shares not present at the meeting and broker non-votes have no effect on the approval of this proposal. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted AGAINST this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL SIX.

92	Humana | 2024 Proxy Statement • Proposal Six

Frequently Asked Questions

Why am I receiving this proxy statement?

You are receiving a proxy statement because you owned Humana Inc. common stock, which we refer to as Shares, as of Thursday, February 29, 2024, which we refer to as the Record Date, and that entitles you to vote at the Annual Meeting. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2024 Annual Meeting of Stockholders. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose when we solicit your proxy.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 18, 2024, at 1:00 p.m., Eastern Time, via live audio webcast and will be accessible at www.virtualshareholdermeeting.com/HUM2024.

Who is entitled to vote?

Anyone who owns Shares, as of the close of business on February 29, 2024, the Record Date, is entitled to vote at the Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason. As of the Record Date, 120,548,748 Shares were outstanding and entitled to vote. Each Share is entitled to one vote on each of the matters to be considered at the Annual Meeting.

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What will I be voting on?

•	Election of the eleven (11) director nominees named in this proxy statement to serve on the Board of Directors of the Company;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024;

•	A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement;

•	Approval of the amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law;

•	Approval of the amendment to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirement in connection with certain transactions; and

•	the stockholder proposal set forth in this proxy statement, if properly presented at the meeting.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

How does the Board recommend I vote on each proposal?

The Board recommends that you vote your Shares as follows:

•	FOR the election of each of the eleven (11) director nominees named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024;

•	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement;

•	FOR the approval of the amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law;

•	FOR the approval of the amendment to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirement in connection with certain transactions; and

•	AGAINST the stockholder proposal set forth in this proxy statement, if properly presented at the meeting.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

How do I participate in the Annual Meeting?

This year’s Annual Meeting will be held in a virtual format through a live audio webcast. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. Stockholders who attend virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Accordingly, as stockholders, you will be able to listen, submit your questions and vote your shares online regardless of location. The Company will provide Rules of Conduct which can be obtained at www.proxyvote.com after logging in with your unique 16-digit control number provided on your Notice of Internet Availability of Proxy Materials, your proxy card or your voting instruction form that accompanied your proxy materials (your “Control Number”). The Rules of Conduct will be strictly adhered to during the Annual Meeting.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/HUM2024, you must enter your Control Number. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your Control Number. Non-stockholders are welcome to attend the Annual Meeting through the guest log-in at www.virtualshareholdermeeting.com/HUM2024, however guests will not be allowed to participate during the Annual Meeting except as listeners.

A question-and-answer session will be available to stockholders during the Annual Meeting and will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HUM2024. The Company’s Corporate Secretary will review all questions to ensure that those presented for response are in accordance with the Rules of Conduct.

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We encourage you to access the Annual Meeting before it begins. Online check-in will begin approximately thirty minutes before the Annual Meeting. Technicians will be available to assist you during that time if you have difficulty accessing the Annual Meeting.

How do I vote?

There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)

By Internet. The website for voting is www.proxyvote.com. In order to vote on the Internet, you need the Control Number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 17, 2024, the day before the Annual Meeting. Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2)

By Telephone. If you are a registered holder in the United States or Canada, you may call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 17, 2024, the day before the Annual Meeting. In order to vote by telephone, you need the Control Number on your proxy card. Each stockholder has a unique Control Number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)

By Mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 12:00 p.m., Eastern Time, on Friday, April 12, 2024. If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m., Eastern Time, on Wednesday, April 17, 2024, the day before the Annual Meeting.

4)

By Virtual Webcast. Attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/HUM2024 and cast your vote using the webcast voting options. Be aware that you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to obtain your Control Number in order to vote.

How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, the persons acting under the proxies will vote your Shares as follows:

•	FOR the election of each of the eleven (11) director nominees named in this proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024; and

•	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement; and

•	FOR the approval of the amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law; and

•	FOR the approval of the amendment to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirement in connection with certain transactions; and

•	AGAINST the stockholder proposal set forth in this proxy statement, if properly presented at the meeting.

What if my Shares are not registered in my name?

If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice and voting instruction card from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form, by mail or electronically by e-mail, on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes and you may not vote your Shares at the Annual Meeting unless you receive a valid proxy from your brokerage, firm, bank, broker-dealer or other nominee holder.

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If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instruction form, your Shares may not be voted by the nominee with respect to certain proposals, including:

•	the election of directors;

•	the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement;

•	the approval of the amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law;

•	the approval of the amendment to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirement in connection with certain transactions;

•	the stockholder proposal set forth in this proxy statement.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote Shares for which their customers do not provide voting instructions only on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters for this purpose, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

How many votes are required to approve each proposal, what are the effects of abstentions and unmarked proxy cards, and is broker discretionary voting allowed?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed(2)	Unmarked/Signed Proxy Cards
Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee.(1)	No effect	No	Voted “For” All Directors
Ratification of the appointment of the independent registered public accounting firm	Majority of the votes cast affirmatively or negatively on the proposal	No effect	Yes	Voted “For”
Non-binding advisory vote to approve executive compensation	Majority of the votes cast affirmatively or negatively on the proposal	No effect	No	Voted “For”
Amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law	Majority of outstanding shares entitled to vote	Counted as “Against”	No	Voted “For”
Amendment to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirement in connection with certain transactions	Three-fourths (75%) of outstanding shares entitled to vote	Counted as “Against”	No	Voted “For”
Stockholder proposal as set forth in this proxy statement	Majority of the votes cast affirmatively or negatively on the proposal	No effect	No	Voted “Against”

(1)

Under the Company’s Majority Vote Policy, following a director’s initial election to our Board of Directors, the director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (a) the director not achieving the requisite

96	Humana | 2024 Proxy Statement • Frequently Asked Questions

stockholder vote at any future meeting at which he or she faces re-election, and (b) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.
(2)

If you are a beneficial owner whose Shares are held of record by a broker or other NYSE member organization, you must instruct the broker how to vote your Shares. If you do not provide voting instructions, your Shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A broker non-vote will not affect the outcome of the vote for the matters being presented for action at the Annual Meeting, because they are not considered to be votes cast.

What is a “broker non-vote”?

A broker non-vote occurs when a broker or other NYSE member organization holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares may not be voted with respect to certain proposals, including the proposals listed above that are not considered routine.

What is a “quorum”?

A “quorum” is a majority of the issued and outstanding Shares entitled to vote at the Annual Meeting. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan?

If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico Retirement Savings Plan, your voting rights are based on your interest, or the amount of money you and the Company have invested in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee for the applicable plan. If your voting instructions are received by 11:59 p.m., Eastern Time, on Wednesday, April 10, 2024, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them later than that time), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico Retirement Savings Plan, as applicable, are actually voted by the other participants in the applicable plan.

You must provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. Please note that you cannot vote during the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan, as applicable.

Who will count the votes?

Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

How do I change my vote or revoke my proxy?

You have the right to change your vote or revoke your proxy at any time before the Annual Meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

1)	Virtually — you may attend the virtual webcast of the Annual Meeting and submit your vote;

Frequently Asked Questions • 2024 Proxy Statement | Humana	97

2)	By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

3)	By Telephone — simply enter your Control Number and resubmit your vote — Broadridge will only count the last instructions; or

4)

By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717, submit another properly signed proxy with a more recent date. For written notices you must include the Control Number that is printed on the upper portion of your proxy card.

What is the due date for stockholder proposals for the Company’s 2025 Annual Meeting?

Stockholders may present proposals for consideration at future Annual Meetings of Stockholders in accordance with the specific provisions in our Bylaws. Stockholder proposals as permitted by SEC Rule 14a-8 for inclusion in our proxy materials relating to the 2025 Annual Meeting, must be submitted to the Corporate Secretary in writing no later than November 8, 2024.

For a stockholder proposal other than a proposal in accordance with SEC Rule 14a-8 to be properly submitted for consideration at our 2025 Annual Meeting, our Corporate Secretary must receive the stockholder’s written notice of intention to submit the proposal at our corporate headquarters between 9:00 a.m. local time on December 19, 2024, and 5:00 p.m., local time, on January 18, 2025. If the date of our 2025 Annual Meeting is earlier than March 19, 2025 or later than June 17, 2025, for a stockholder proposal notice to be properly submitted for consideration at our 2025 Annual Meeting, our Corporate Secretary must receive the stockholder’s written proposal notice after 9:00 a.m., local time, on the 120th day before the date of our 2025 Annual Meeting and before 5:00 p.m., local time, on the 90th day before the date of our 2025 Annual Meeting. However, if we first publicly announce the date of our 2025 Annual Meeting less than 100 days before to the date of our 2025 Annual Meeting, the deadline for the submission of a written stockholder proposal notice will be 5:00 p.m., local time, on the 10th day following the day on which we first publicly announce the date of our 2025 Annual Meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws.

All proposals must be submitted to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

What is the due date for stockholder nominees for director for the Company’s 2025 Annual Meeting?

Under our Bylaws, for a stockholder director nomination to be properly submitted for consideration at our 2025 Annual Meeting (other than through our proxy access procedures described below), our Corporate Secretary must receive the stockholder’s written notice of nomination at our corporate headquarters between 9:00 a.m. local time on December 19, 2024, and 5:00 p.m., local time, on January 18, 2025. If the date of our 2025 Annual Meeting is earlier than March 19, 2025 or later than June 17, 2025, for a stockholder nomination to be properly submitted for consideration at our 2025 Annual Meeting, our Corporate Secretary must receive the stockholder’s written notice of nomination after 9:00 a.m., local time, on the 120th day before the date of our 2025 Annual Meeting and before 5:00 p.m., local time, on the 90th day before the date of our 2025 Annual Meeting. However, if we first publicly announce the date of our 2025 Annual Meeting less than 100 days before to the date of our 2025 Annual Meeting, the deadline for the submission of a written notice of nomination will be 5:00 p.m., local time, on the 10th day following the day on which we first publicly announce the date of our 2025. For a stockholder’s written notice of nomination to be properly submitted, it must comply with our Bylaws and include all of the information required by our Bylaws, including the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this proxy statement, and must be sent to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

In addition, our Bylaws provide for proxy access. One or more stockholder may nominate candidates for election to our Board of Directors and include those nominees in our 2025 proxy materials so long as the stockholder(s) and the nominee(s) satisfy the terms, conditions and requirements for proxy access specified in our Bylaws. The key parameters are:

•	Minimum Ownership Threshold: the nominating stockholder(s) must own 3% or more of the outstanding Shares;

•	Ownership Duration: those Shares must have been held continuously for at least three years;

•	Nominating Group Size: the nominating stockholder group cannot consist of more than 20 stockholders; and

•	Number of Nominees: appropriate stockholders may nominate the greater of 20% of the number of directors serving on the Board of Directors or 2 nominees.

Under our Bylaws, for a proxy access stockholder nomination to be properly submitted for inclusion in our 2025 proxy materials and consideration at our 2025 Annual Meeting, our Corporate Secretary must receive a written notice of the proxy access nomination at our

98	Humana | 2024 Proxy Statement • Frequently Asked Questions

corporate headquarters between October 9, 2024, and November 8, 2024. For the written notice of proxy access nomination to be properly submitted, it must comply with our Bylaws and include all of the information required by our Bylaws for proxy access, and must be sent to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

May a stockholder present a proposal not included in our Proxy Statement at the April 18, 2024, Annual Meeting?

A stockholder may not present a proposal at the Annual Meeting (a so-called “floor resolution”).

How will Humana solicit votes and who pays for the solicitation?

We have engaged D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $15,000 plus expenses. We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $433,207 proxy and solicitation material to our stockholders.

How can I obtain additional information about the Company?

Included with this proxy statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all our other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From www.humana.com click on “More Humana,” then click on “For Investors,” then click on the “SEC Filings and Financial Reports,” then click on the “Annual Reports” subcategory.

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting. The Form 8-K will also be available on our website. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “SEC Filings and Financial Reports,” and then click on “SEC Filings” subcategory.

What is “householding”?

“Householding” occurs when a single copy of our Annual Report, proxy statement and Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

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Incorporation by Reference

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act of 1933, except to the extent that we specifically incorporate such information by reference into any of these future filings.

Additional Information

Our Annual Report on Form 10-K for the year ended December 31, 2023, excluding certain of its exhibits, is included with the transmittal of this proxy statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202.

Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” and then click on the report you wish to review under the “SEC Filings and Financial Reports” subcategory.

By Order of the Board of Directors,

Joseph M. Ruschell

Vice President, Associate General Counsel &

Corporate Secretary

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Annex I

TENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

An officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer except for liability (i) for any breach of the officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the corporation.

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Annex II

~~ELEVENTH: Except as otherwise set forth elsewhere in this Eleventh Article the affirmative vote of three-fourths of the outstanding shares entitled to vote thereon shall be required: (a) for the adoption of any agreement for the merger or consolidation of the corporation with or into a related company or an affiliate of a related company, (b) to authorize the sale or lease of all or substantially all of the assets of the corporation to a related company or affiliate of a related company, or (c) to authorize the sale or lease to the corporation or any subsidiary of any assets of a related company or an affiliate of a related company in exchange for equity securities of the corporation.~~

~~A determination of the Board of Directors of the corporation, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether a company, person or other entity is a related company, an affiliate or an associate and whether a related person or affiliate thereof beneficially owns more than 5% of any class of equity securities of the corporation.~~

~~The provisions of this Article Eleventh shall not be applicable to any (i) merger or consolidation of the corporation with or into a related person or an affiliate thereof, (ii) sale or lease of all or any substantial part of the assets of the corporation to a related person or affiliate thereof, or (iii) sale or lease of any assets of a related person or affiliate thereof to the corporation or any subsidiary in exchange for equity securities of the corporation, if the Board of Directors of the corporation shall have approved such a transaction with such related company or affiliate prior to the time that such related company or affiliate became a holder of more than 5% of any class of equity securities of the corporation.~~

~~The provisions of this Eleventh Article shall be in addition to the requirements of the Delaware Corporation Law and shall not be amended or repealed without the affirmative vote of three-fourths of the outstanding stock of the corporation entitled to vote thereon.~~

~~For purposes of this Eleventh Article a “related company” in respect of a given transaction is any company, person or other entity which by itself or together with its affiliates and associates is the beneficial owner, directly or indirectly, of more than 5% of any class of equity securities of the corporation as of the record date for the determination of stockholders entitled to vote on such transactions. An “affiliate” of a related company is any company, person or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the related company. An “associate” of a related company is any officer, director or beneficial owner, directly or indirectly, of 5% or more of any class of equity securities of such related company or any of its affiliates. “Equity security” is any stock or similar security, or any security, convertible, with or without consideration, into such a security, or carrying any warranty to subscribe to or purchase such a security, or any such warrant or right.~~

~~A related company shall be deemed to be the beneficial owner of any equity securities which it or its affiliates or associates has the right to acquire pursuant to any agreement or which are beneficially owned, directly or indirectly, by any other company, person or entity (or an affiliate or associate of such company, person or entity) with which it or its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any equity securities of the corporation.~~

A-II-1	Humana | 2024 Proxy Statement • Annex II

Annex III

Reconciliation of Non-GAAP Financial Measure

We have included an Adjusted EPS financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in our proxy statement as we believe that this measure, when presented in conjunction with the corresponding GAAP measure, provides a comprehensive perspective to more accurately compare and analyze our core operating performance over time. Consequently, management uses this non-GAAP (Adjusted) financial measure as a consistent and uniform indicator of the Company’s core business operations from period to period, as well as for planning and decision-making purposes and in determination of incentive compensation. The non-GAAP (Adjusted) financial measure should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. We encourage each stockholder to read the full financial analysis for year ended December 31, 2023 contained in our Annual Report on Form 10-K, filed with the SEC on February 15, 2024.

Diluted Earnings Per Common Share (EPS) (unaudited)	FY 2023	FY 2022

GAAP	$20.00	$22.08

Amortization associated with identifiable intangibles	0.54	0.64

Put/call valuation adjustments associated with company’s non-consolidating minority interest investments	2.57	0.53

Transaction and integration costs	(0.38)	0.83

Change in fair market value of publicly-traded equity securities	(0.01)	0.97

Impact of exit of employer group commercial medical products business	0.13	0.84

Accrued charge related to certain anticipated litigation expenses	0.84	—

Value creation initiatives	3.50	3.72

Impairment charges	0.73	—

Gain on the sale of Gentiva (formerly Kindred) Hospice	—	(1.86)

Cumulative net tax impact of non-GAAP adjustments	(1.83)	(1.87)

Adjusted (non-GAAP)	$26.09	$25.88

The following items are excluded from the Adjusted (non-GAAP) EPS disclosure as noted above:

•

Amortization associated with identifiable intangibles — Since amortization varies based on the size and timing of acquisition activity, management believes this exclusion provides a more consistent and uniform indicator of performance from period to period.

•

Put/call valuation adjustments associated with company’s non-consolidating minority interest investments — These amounts are the result of fair value measurements associated with the company’s Primary Care Organization strategic partnership and are unrelated to the company’s core business operations.

•

Transaction and integration costs — The transaction and integration costs primarily relate to the acquisition of Kindred at Home in 2021 and the subsequent divestiture of Gentiva (formerly Kindred) Hospice in 2022.

•	Change in fair value of publicly-traded equity securities — These gains and losses are a result of market and economic conditions that are unrelated to the company’s core business operations.

•

Impact of exit of employer group commercial medical products business — Prior period segment financial information has been recast to exclude the impact of the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023.

•	Accrued charge related to certain anticipated litigation expenses — This charge relates to certain anticipated expenses the company has accrued in connection with a legal matter.

•

Value creation initiatives — These charges relate to the company’s ongoing initiative to drive additional value for the enterprise through cost saving, productivity initiatives, and value creation from previous investments, and primarily consist of asset impairment and severance charges.

•

Impairment charges — The company recognized non-cash impairment charges in 4Q23 related to (1) certain indefinite-lived intangible assets based on the company’s estimate of future financial performance in certain state markets and (2) investments in certain joint ventures for which the company held minority ownership interests that were deemed to be unrecoverable based on recent market activity.

•	Gain on sale of Gentiva (formerly Kindred) Hospice — Reflects gain related to the sale of the company’s 60 percent ownership of Gentiva (formerly Kindred) Hospice.

•

Cumulative net tax impact of non-GAAP adjustments — This adjustment represents the cumulative net impact of the corresponding tax benefit or expense related to the aforementioned items excluded from the applicable GAAP measures.

Annex III • 2024 Proxy Statement | Humana	A-III-1

HUMANA INC. 500 WEST MAIN STREET 21ST FLOOR LOUISVILLE, KY 40202 ATTN: JOSEPH M. RUSCHELL

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 17, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HUM2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 17, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V30283-P02701	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends you vote FOR proposals 1, 2, 3, 4 and 5:
1. Election of Directors
Nominees:	For	Against	Abstain
1a) Raquel C.Bono, M.D.	☐	☐	☐		For	Against	Abstain

1b) Bruce D. Broussard	☐	☐	☐	2. The ratification of the appointment of Pricewater-houseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
1c) Frank A. D’Amelio	☐	☐	☐

1d) David T. Feinberg, M.D.	☐	☐	☐	3. Non-binding advisory vote for the approval of the compensation of the named executive officers as disclosed in the 2024 proxy statement.	☐	☐	☐
1e) Wayne A. I. Frederick, M.D.	☐	☐	☐

1f) John W. Garratt	☐	☐	☐	4. The approval of the amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law.	☐	☐	☐
1g) Kurt J. Hilzinger	☐	☐	☐

1h) Karen W. Katz	☐	☐	☐	5. The approval of the amendment to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting requirement in connection with certain transactions.	☐	☐	☐
1i) Marcy S. Klevorn	☐	☐	☐

1j) Jorge S. Mesquita	☐	☐	☐	The Board of Directors recommends you vote AGAINST on proposal 6:	For	Against	Abstain

1k) Brad D. Smith	☐	☐	☐	6. The stockholder proposal on simple majority vote, if properly presented at the meeting.	☐	☐	☐
For address changes and/or comments, please send via email to: CorporateSecretary@humana.com.				At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V30284-P02701

HUMANA INC.
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, APRIL 18, 2024 1:00 PM, EASTERN TIME

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Kurt J. Hilzinger and Bruce D. Broussard, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held on Thursday, the 18th day of April, 2024 at 1:00 p.m., Eastern Time, via live audio webcast at www.virtualshareholdermeeting.com/HUM2024, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT, FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY DELAWARE LAW, FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENT IN CONNECTION WITH CERTAIN TRANSACTIONS, AND AGAINST THE STOCKHOLDER PROPOSAL AS SET FORTH IN THE PROXY STATEMENT. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE ANNUAL MEETING.

(SEE REVERSE SIDE TO VOTE)